AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 3, 1999
                                                     REGISTRATION NO. 333-82793

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                                AMENDMENT NO. 1
                                       TO
                                   FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                             SMARTDISK CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              DELAWARE                          3577                    65-0733580
    (STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)  CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)


                                ---------------


                                                                                         MICHAEL S. BATTAGLIA
                                                                                PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            3506 MERCANTILE AVENUE                                      3506 MERCANTILE AVENUE
                             NAPLES, FLORIDA 34104                                      NAPLES, FLORIDA 34104
                             (941) 436-2500                                                 (941) 436-2500
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,         (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
  INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)           INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                                ---------------
                         COPIES OF COMMUNICATIONS TO:


                                                                          ALAN K. AUSTIN, ESQ.
BRUCE E. MACDONOUGH, ESQ.                                               TREVOR J. CHAPLICK, ESQ.
  MICHAEL G. TAYLOR, ESQ.          TIMOTHY TOMLINSON, ESQ.         WILSON SONSINI GOODRICH & ROSATI,
  GREENBERG TRAURIG, P.A.   TOMLINSON ZISKO MOROSOLI & MASER LLP        PROFESSIONAL CORPORATION
    1221 BRICKELL AVENUE             200 PAGE MILL ROAD                    650 PAGE MILL ROAD
    MIAMI, FLORIDA 33131         PALO ALTO, CALIFORNIA 94306          PALO ALTO, CALIFORNIA 94303
        (305) 579-0500                 (650) 325-8666                        (650) 493-9300


                                ---------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                                ---------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                 ---------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------


=============================================================================================================
                                                     PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS            AMOUNT TO       OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
 OF SECURITIES TO BE REGISTERED   BE REGISTERED(1)     PER SHARE(2)          PRICE(2)        REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value..     3,450,000           $ 12.00            $41,400,000        $  11,509(3)
=============================================================================================================

(1) Includes an aggregate of 450,000 shares that the Underwriters have the option to purchase from the Company to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.
(3) Includes $11,120 which was previously paid.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 1999

                                [SMARTDISK LOGO]

                                3,000,000 SHARES


                                 COMMON STOCK


     SmartDisk Corporation is offering 3,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We have filed an application for the common stock to be quoted on the Nasdaq National Market under the symbol "SMDK." We anticipate that the initial public offering price will be between $10.00 and $12.00 per share.

                             ---------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                             ---------------------


                                                     PER SHARE      TOTAL
                                                    -----------   ---------
Public Offering Price ...........................   $             $
Underwriting Discounts and Commissions ..........   $             $
Proceeds to SmartDisk ...........................   $             $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     We have granted the underwriters a 30-day option to purchase up to an additional 450,000 shares of common stock to cover over-allotments.


BANCBOSTON ROBERTSON STEPHENS

                                HAMBRECHT & QUIST

                                                     U.S. BANCORP PIPER JAFFRAY

                             ---------------------

             THE UNDERSIGNED IS FACILITATING INTERNET DISTRIBUTION

                               E*TRADE SECURITIES


                  The date of this prospectus is      , 1999.

                              [INSIDE FRONT COVER]


                            Current FlashPath Product

                                                FLASHPATH/trademark/
                                                is the easiest way to
                                                transfer data from
digital cameras                                 SmartMedia/trademark/ flash mem-
[picture of a digital                           ory cards to PCs. Flash memory
camera with arrows pointing                     cards are miniature digital
from camera to flash                            data storage devices
memory card to FlashPath                        that are designed to
to computer to Internet,                        work with a range
with computer user at                           of audio and video
a desk viewing digital                          product applications.
image on computer screen]                       Primarily used today with
                                                digital still cameras, FlashPath
                                                offers users greater
                                                portability, convenience,
                                                and ease of use than any
                                                other solution.

                      FlashPath Products Under Development

digital cameras   digital music players         SMARTDISK/TRADEMARK/
digital voice recorders                         is developing
digital phones    digital video cameras         FlashPath products
                                                that are designed to
[picture of each of                             support leading flash
above-listed appliances]                        memory cards. We
                                                expect to offer solutions
[picture of Memory Stick                        that keep pace with the
floppy disk                                     constantly changing
adapter]                                        landscape of digital
                                                appliances and competing
[pictures of two computer users                 flash memory technologies.
viewing digital images
on computer screens,
with "Internet"
superimposed between them]

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO "SMARTDISK," "WE," "OUR" AND "US" REFER TO SMARTDISK CORPORATION.

     UNTIL      , 1999, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             ---------------------
                               TABLE OF CONTENTS


                                                                                          PAGE
                                                                                         -----
Prospectus Summary ...................................................................     1
Risk Factors .........................................................................     4
Corporate History and Development ....................................................    16
Note Regarding Forward-Looking Statements ............................................    17
Use of Proceeds ......................................................................    17
Dividend Policy ......................................................................    17
Capitalization .......................................................................    18
Dilution .............................................................................    19
Selected Financial Data ..............................................................    20
Management's Discussion and Analysis of Financial Condition and Results of Operations     21
Business .............................................................................    29
Management ...........................................................................    41
Certain Transactions .................................................................    50
Principal Stockholders ...............................................................    53
Description of Capital Stock .........................................................    55
Shares Eligible for Future Sale ......................................................    58
Underwriting .........................................................................    60
Legal Matters ........................................................................    62
Experts ..............................................................................    62
Where You can Find Additional Information ............................................    62
Index to Financial Statements ........................................................    F-1


                             ---------------------

 We own or have rights to the product names, tradenames and trademarks that we use in conjunction with the sale of our products. This prospectus also contains product names, tradenames and trademarks of other companies.

                              PROSPECTUS SUMMARY


     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY.


                                 OUR BUSINESS


     SmartDisk is a market leader in the design and development of products that enable consumers to easily share digital data among advanced consumer electronic products, PCs and the Internet. Consumers are increasingly relying on the transfer of digital information between electronic devices as an important part of their daily lifestyles. We believe that our products provide an easy-to-use, cost-effective and versatile solution for the exchange of digital data. Our patented products, FlashPath and Smarty, allow consumers to use the familiar 3.5 inch floppy drive--found on most PCs worldwide--to simplify the exchange of images, music, voice and other digital data.

     We have derived substantially all of our revenues to date from the sale of our FlashPath product. FlashPath is a solid state electronic device in the shape of a 3.5 inch floppy diskette. Our current FlashPath product is used primarily to transfer images to PCs from consumer digital cameras using the Toshiba SmartMedia flash memory card, which is currently the only flash memory card commercially supported by our product. Flash memory cards are miniature digital data storage devices that are designed to work with a range of audio and video product applications. In digital cameras they serve as the camera's film. Once pictures have been taken, the flash memory card is removed from the camera and placed into FlashPath. FlashPath is then inserted into the PC's floppy disk drive and the images are easily and conveniently transferred to the PC, without the need to use connecting cables or PC peripheral ports. After transferring the images to a PC, the consumer is able to edit and transmit the pictures through the Internet using readily available software. SmartMedia cards are used in cameras made by a number of leading camera manufacturers, including Agfa, FujiFilm, Olympus, Polaroid, Ricoh, Sanyo, Sharp and Toshiba. During the 12-month period ended June 30, 1999, we sold over 700,000 FlashPaths. At June 30, 1999, our accumulated deficit was $24.9 million.

     We are currently developing, with Sony and SanDisk, additional FlashPath products to support their flash memory cards--the Memory Stick and the MultiMediaCard. These flash memory cards are expected to have applications in "smart" cellular phones, digital cameras and camcorders, digital audio players and video game devices. FlashPath is also capable of transferring digital music downloaded from the Internet to the Diamond Rio MP3 audio player.

     Our strategic relationships take a variety of forms. Sony reimburses us for a portion of our development expenses with respect to the Memory Stick and pays us additional fees during the course of development. Under our SanDisk arrangement, we fund most of the development costs and will receive revenues derived from the sale of our FlashPath for the MultiMediaCard. We will pay SanDisk a royalty based on the portion of those revenues derived from sales to parties other than SanDisk. We recently completed a limited production run of FlashPath for the Memory Stick, and we anticipate commencing volume production in time for commercial introduction of the product in the fourth quarter of 1999. We also expect to commercially introduce FlashPath for the MultiMediaCard in the first quarter of 2000. In addition to our product development efforts with Sony and SanDisk, we also have strategic relationships with a number of key electronics industry players, including Hitachi, NEC and Toshiba. They actively participate in the development of our products, provide us with access to leading-edge manufacturing capabilities, and market and distribute our products globally. We currently outsource our manufacturing and plan to continue this strategy for the foreseeable future.

     Our objective is to establish our FlashPath products as the industry-standard solution for the transfer of data between digital appliances and PCs by strengthening our position as a technological and market leader. Key elements of our business strategy include:

   /bullet/ Capitalizing on our technology expertise and technology platform to expand our product offerings;

   /bullet/ Expanding our customer and strategic industry relationships to take advantage of the significant marketing clout of our OEM customers and the new product insights that result from our cooperative development activities;


   /bullet/ Supporting different flash memory card standards, such as those from SanDisk, Sony and Toshiba, in order to address the data transfer needs of purchasers of emerging digital appliances that use different flash memory cards;

   /bullet/ Promoting market awareness of our products and the FlashPath and Smarty brand names; and

   /bullet/ Continuing our focus on easy-to-use products that do not require hardware installation, connecting cables or the use of PC peripheral ports, which are normally used to connect modems, printers and other peripherals to the PC.

     We were incorporated in Delaware on March 5, 1997 as "Fintos, Inc." and changed our name to "SmartDisk Corporation" on September 26, 1997. Our predecessor, SmartDisk Security Corporation, was incorporated on May 18, 1993. Our executive offices are located at 3506 Mercantile Avenue, Naples, Florida 34104, and our telephone number is (941) 436-2500.


                                 THE OFFERING


Common stock offered by SmartDisk .........    3,000,000 shares

Common stock to be outstanding
  after this offering .....................   15,523,511 shares

Use of proceeds ...........................   We intend to use the estimated $29.4 million net
                                              proceeds from this offering for working capital,
                                              potential acquisitions of technology or businesses and
                                              other general corporate purposes.

Proposed Nasdaq National Market symbol.....   SMDK


--------
     Except as otherwise indicated, information in this prospectus is based on the following assumptions:


   /bullet/ The number of shares of our common stock to be outstanding after the offering is based on shares outstanding as of July 31, 1999.

   /bullet/ All share information gives retroactive effect to a one-for-four reverse split of our common stock effected in August 1999.

                            SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                             SIX MONTHS
                                                                                                ENDED
                                                  YEAR ENDED DECEMBER 31,                     JUNE 30,
                                         -----------------------------------------   ---------------------------
                                             1996           1997          1998           1998           1999
                                         ------------   -----------   ------------   ------------   ------------
                                                                                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenues .......................    $     500      $    893       $ 15,323       $  3,972       $ 13,993
Cost of revenues .....................          367           301         12,600          3,252         10,271
                                          ---------      --------       --------       --------       --------
Gross profit (loss) ..................          133           592          2,723            720          3,722
Operating expenses:
 Research and development ............          720         1,412          1,608            685          2,454
 Sales and marketing .................            6            12          2,547            731          1,443
 General and administrative ..........        3,418         3,184          4,149          2,086          1,971
 Impairment loss .....................        7,807            --             --             --             --
                                          ---------      --------       --------       --------       --------
Total operating expenses .............       11,951         4,608          8,304          3,502          5,868
                                          ---------      --------       --------       --------       --------
Operating loss .......................      (11,818)       (4,016)        (5,581)        (2,782)        (2,146)
Net loss before income taxes .........      (11,818)       (4,009)        (5,605)        (2,767)        (2,088)
Income tax expense (benefit) .........       (2,348)          (45)          (102)           (38)            68
                                          ---------      --------       --------       --------       --------
Net loss .............................    $  (9,470)     $ (3,964)      $ (5,503)      $ (2,729)      $ (2,156)
                                          =========      ========       ========       ========       ========
Net loss per share(1) ................    $   (1.25)     $  (0.51)      $  (0.68)      $  (0.35)      $  (0.24)
Shares used in computing net loss
  per share(2) .......................        7,579         7,739          8,040          7,774          9,043

                                                            JUNE 30, 1999
                                                    -----------------------------
                                                       ACTUAL      AS ADJUSTED(3)
                                                    -----------   ---------------
BALANCE SHEET DATA:
Cash and cash equivalents .......................    $  1,335         $30,735
Working capital .................................       1,125          30,525
Total assets ....................................      15,439          44,839
Redeemable common stock(4) ......................       9,992              --
Total stockholders' equity (deficit)(4) .........      (6,133)         33,259

--------
(1) Basic and diluted net loss per share are the same for all periods presented.
(2) Shares used in computing net loss per share reflect the retroactive adjustment of outstanding shares related to the mergers of SmartDiskette Limited and SmartDisk Security Corporation into SmartDisk.
(3) Adjusted to give effect to our sale of the 3,000,000 shares of common stock at an assumed public offering price of $11.00 per share (after deduction of the estimated underwriting discount and offering expenses) and the receipt and application of the net proceeds. See "Use of Proceeds."
(4) Redeemable common stock will convert to nonredeemable common stock upon completion of the offering.

                                 RISK FACTORS


     BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE OF THE RISKS DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

WE HAVE INCURRED OPERATING LOSSES AND CANNOT GUARANTEE THAT WE WILL EVER BE PROFITABLE

     We have incurred operating losses on a quarterly basis since inception. We had operating losses of $5.6 million and $2.1 million during 1998 and the first six months of 1999, respectively. In addition, as of June 30, 1999, we had an accumulated deficit of $24.9 million. In light of our loss history, we cannot assure you when, if ever, SmartDisk will be able to achieve or sustain profitability on an annual or quarterly basis in the future.

WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO BASE AN INVESTMENT DECISION

     We were incorporated in March 1997, commenced operations in January 1998, and our predecessor corporation only conducted limited operations. Further, commercial sales of our primary product, FlashPath, only commenced in mid-1998. As a result of our limited operating history, we have limited financial data that can be used in evaluating our business and prospects and in projecting future operating results.

OUR MANAGEMENT TEAM HAS ONLY RECENTLY BEEN ASSEMBLED AND MAY NOT BE ABLE TO WORK TOGETHER AS A COHESIVE UNIT

     Our Chief Financial Officer, Senior Vice President, Research and Development, Vice President, Asian Operations, Vice President, Corporate Development and Legal Affairs, and Vice President, Audio/Video Products all joined SmartDisk during the last year. There is the possibility that our management team may not be able to work together as a cohesive unit.

WE WILL NOT BE ABLE TO SELL SUFFICIENT QUANTITIES OF OUR PRODUCTS TO SUSTAIN A VIABLE BUSINESS IF THE MARKET FOR FLASH MEMORY PRODUCTS DOES NOT DEVELOP OR IF A COMPETING TECHNOLOGY DISPLACES FLASH MEMORY PRODUCTS

     Our current and planned FlashPath products are designed to provide connectivity between personal computers and digital appliances that use flash memory cards. The flash memory market is in the early stage of development and is still evolving. Our current dependence on sales of FlashPath and lack of product diversification exposes us to a substantial risk of loss in the event that the flash memory market does not develop or if a competing technology replaces flash memory cards. If a competing memory storage device replaces or takes significant market share from the flash memory cards which our products support, we will not be able to sell our products in quantities sufficient to grow our business.

WE MAY NOT BE ABLE TO SELL SUFFICIENT QUANTITIES OF OUR PRODUCTS TO SUSTAIN A VIABLE BUSINESS IF A SINGLE STANDARD FOR FLASH MEMORY CARDS EMERGES

     We believe that demand for our flash memory connectivity products is driven, to a large extent, by the absence of a single standard for flash memory cards. There are currently four major flash memory cards, none of which has emerged as the industry standard. Should one of these cards or a new technology emerge as an industry standard, flash memory card readers could be built in to PCs, eliminating the need for our current flash memory connectivity products.

A REDUCTION IN THE USE OF THE 3.5 INCH FLOPPY DISK DRIVE BY CONSUMERS WOULD LEAD TO A REDUCTION IN DEMAND FOR OUR PRODUCTS

     Our current products only work in conjunction with the standard 3.5 inch floppy disk drive. While the 3.5 inch floppy disk drive is today found in most PCs, a number of newer PC models, such as the

Apple iMac and the Apple G3 desktop, do not have this device and new industry standards may emerge that render the 3.5 inch floppy disk drive obsolete. Advances in input devices such as CD-ROM and removable data storage disk drives, such as Zip drives, may reduce or eliminate the need for the 3.5 floppy diskette, which will lead to a corresponding reduction in demand for our products. We would then have to develop new products that use a different interface between personal computers and digital appliances. We may not be able to redesign our products to fit the new interface and demonstrate technological feasibility of those products on a timely basis, if at all, or in a cost effective manner.

OUR DEPENDENCE ON THE 3.5 INCH FLOPPY DISK DRIVE MAY INHIBIT OUR ABILITY TO DEVELOP PRODUCTS THAT QUICKLY TRANSFER DATA

     Consumer acceptance of our products will depend upon their ability to quickly transfer information from flash memory cards to PCs. However, the time needed to transfer information using a 3.5 inch disk drive increases as more data is transferred. As more memory is condensed on to flash memory cards, the time necessary to transfer all of the data from a single card will increase. As technological advances make it possible and feasible to produce higher density cards, our ability to create products which quickly transfer all of the stored information on a single card will be constrained by the inherent limitations of the 3.5 inch disk drive. In that case, our products would be less attractive to consumers and our sales would decline.

MOST OF OUR REVENUES ARE DERIVED FROM ONLY ONE PRODUCT AND OUR BUSINESS WILL BE SERIOUSLY HARMED IF DEMAND FOR THAT PRODUCT DECLINES

     To date, substantially all of our revenue has been derived from the sale of our FlashPath product that stores data on and retrieves data from only the SmartMedia flash memory card. While our long-term strategy is to derive revenue from multiple products, we anticipate that the sale of FlashPath for SmartMedia products will continue to represent the most substantial portion of our revenues through at least 2000. A decline in the price of or demand for FlashPath products as a result of competition, technological change, the introduction of new products by us or others, a failure to adequately manage product transitions, or for other reasons, would seriously harm our business. For the year ended December 31, 1998 and the six months ended June 30, 1999, we derived approximately 89.7% and 95.2%, respectively, of our product revenues from the sale of FlashPath.

WE MUST DEVELOP NEW PRODUCTS AND INTRODUCE THEM IN A TIMELY MANNER IN ORDER TO REMAIN COMPETITIVE

     We operate in an industry that is subject to evolving industry standards, rapid technological changes, rapid changes in consumer demands and the rapid introduction of new, higher performance products which shorten product life cycles. To be competitive in this demanding market, we must both continue to refine current products so that they remain competitive, and continually design, develop and introduce, in a timely manner, new data transfer products that meet the performance and price demands of OEMs and consumers. Any significant delay in releasing new products would adversely affect our reputation, provide a competitor a first-to-market opportunity or allow a competitor to achieve greater market share. The growth of our business will depend on the timely introduction and sale of our FlashPath products for the Sony Memory Stick and the SanDisk MultiMediaCard. We have not yet demonstrated that we will be able to develop these products on a timely basis and in a cost-effective manner, or at all with respect to the MultiMediaCard. Even if we are able to do so, we cannot guarantee that they will achieve market acceptance. Product development is inherently risky because it is difficult to foresee developments in technology, coordinate our technical personnel and strategic relationships, and identify and eliminate design flaws. If we are unable to develop and sell new products, we will not be able to continue our strategy of maintaining media neutrality, and our target market will be limited.

IF WE ARE UNABLE TO SELL A LARGE VOLUME OF OUR PRODUCTS, WE WILL NOT BE ABLE TO RECOUP RESEARCH AND DEVELOPMENT EXPENDITURES

     We may not be able to realize volume sales of our products in order to recoup research and development expenditures. We expect to spend a significant amount of time and resources to develop new products and refine existing products. In light of the long product development cycles present in our industry, these expenditures will be made well in advance of the prospect of deriving revenue from the sale of products. Our ability to commercially introduce and market new products is subject to a wide variety of challenges during this development cycle, including start-up bugs, design defects and other matters that could delay launch of the product. In addition, since our customers are not obligated by long-term contracts to purchase our products, our anticipated product orders may not materialize, or orders for products may be cancelled. In that event, we would be unable to sell our products in sufficient quantities to recoup our research and development expenses.

WE MAY NOT BE ABLE TO DEVELOP OR MAINTAIN THE STRATEGIC RELATIONSHIPS NECESSARY TO PROVIDE US WITH THE INSIGHT WE NEED TO DEVELOP COMMERCIALLY VIABLE PRODUCTS

     We may not be able to produce commercially viable products if we are unable to anticipate market trends and the price, performance and functionality requirements of flash memory manufacturers. We must continue to collaborate closely with our customers, flash memory manufacturers and our contract manufacturers to ensure that critical development projects proceed in a coordinated manner. This collaboration is also important because our ability to anticipate trends and plan our product development activities depends to a significant degree upon our continued access to information derived from the strategic relationships we currently have with flash memory card manufacturers and consumer product OEMs. However, collaboration is more difficult because many of these companies are located overseas. If any of our current relationships deteriorates or is terminated, or if we are unable to enter into future alliances that provide us with comparable insight into market trends, we will be hindered in our ability to produce commercially viable products.

OUR OPERATING RESULTS HAVE FLUCTUATED SIGNIFICANTLY AND MAY FLUCTUATE SIGNIFICANTLY IN THE FUTURE, WHICH COULD LEAD TO DECREASES IN OUR STOCK PRICE

     Our operating results have fluctuated significantly in the past and we expect that they will continue to fluctuate in the future. If our future operating results materially fluctuate or are below the expectations of stock market analysts, our stock price would likely decline. Future fluctuations may result from a variety of factors including the following:


   /bullet/ The timing and amount of orders we receive from our customers, which may be tied to seasonal demand for the consumer products manufactured and sold by these OEMs;

   /bullet/ Cancellations or delays of customer product orders, or the loss of a significant customer;

   /bullet/ Reductions in consumer demand for our customers' products generally or for our products in particular;


   /bullet/ The timing and amount of research and development expenditures;


   /bullet/ The availability of manufacturing capacity necessary to make our products;

   /bullet/ General business conditions in our markets, particularly Japan, as well as global economic uncertainty;

   /bullet/ Any new product introductions, or delays in product introductions, by us or our competitors;

   /bullet/ Increased costs charged by our suppliers or changes in the delivery of products to us;


   /bullet/ Increased competition or reductions in the average selling prices that we are able to charge;


   /bullet/ Fluctuations in the value of foreign currencies, particularly the Japanese yen, against the U.S. dollar; and

   /bullet/ Changes in our product mix as well as possible seasonal demand for our products.


     As a result of these and other factors, we believe that period-to-period comparisons of our historical results of operations are not a good predictor of our future performance.

WE MAY FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY AND, THEREFORE, LOSE OUR COMPETITIVE ADVANTAGE

     Our proprietary technology with respect to 3.5 inch floppy disk drive interfaces is critical to our future growth. We rely in part on patent, trade secret, trademark and copyright law to protect our intellectual property. However, the patents issued to us may not be adequate to protect our proprietary rights, to deter misappropriation or to prevent an unauthorized third party from copying our technology, designing around the patents we own or otherwise obtaining and using our products, designs or other information. Further, we may not receive trademark protection for our "SmartDisk" name. We have filed for trademark registration of the name "SmartDisk," but this has not yet been granted. We are aware of a trademark application for the name "SmartDisk" that was filed by another company. Our application could be denied and we could be prohibited from using the "SmartDisk" name. In that event, we would be required to incur costs to establish new name recognition.

     We also claim copyright protection for some proprietary software and documentation. We attempt to protect our trade secrets and other proprietary information through agreements with our customers, employees and consultants, and through other security measures. However, despite our efforts to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or obtain and use information and software that we regard as proprietary. Those parties may have substantially greater financial resources than us, and we may not have the resources available to challenge their use of our proprietary technology. If we fail to adequately protect our intellectual property, it will be easier for our competitors to sell competing products.

WE MAY FACE COMPETITION FROM INTEL IF IT DECIDES TO UTILIZE ITS COMPETING
PATENT

     Intel Corporation was issued a patent in 1997 disclosing and claiming technology substantially similar to that disclosed in one of our key patents. The Intel patent was filed four years after our effective filing date, and we do not believe that the Intel patent can be validly applied to any of the technology disclosed in our patent . However, given the substantial resources available to Intel, our financial condition could suffer if we engage in a dispute with Intel. Our business could also be harmed if Intel's patent is determined to be valid and Intel or any licensee of Intel decides to sue our customers or develop and commercialize products based on its patent.

INFRINGEMENT CLAIMS BY THIRD PARTIES COULD RESULT IN COSTLY LITIGATION AND OTHERWISE ADVERSELY IMPACT OUR BUSINESS

     From time to time we may receive communications from third parties asserting that our products infringe, or may infringe, the proprietary rights of these third parties. These claims of infringement may result in protracted and costly litigation which could require us to pay substantial damages or have sales of our products stopped by an injunction. Infringement claims could also cause product shipment delays, require us to redesign our products or require us to enter into royalty or licensing agreements, any of which could harm our business. For example, we received a letter from SanDisk stating that SanDisk held two patents which might apply to our products. Although we subsequently obtained a non-exclusive worldwide license for all of SanDisk's intellectual property rights in connection with multimedia floppy disk interfaces for a 10-year period, if the license terminates or expires, we could face a potential conflict with SanDisk regarding the scope of those patents. In another instance, we received correspondence alleging that our SafeBoot product violated a third party's intellectual property rights. We reviewed the patent and concluded that our products do not infringe upon the third party's patent rights. While neither claim has resulted in litigation, future claims may. In addition, we license a portion of the intellectual property included in our products from third parties, which may increase our exposure to infringement actions because we rely upon those third parties for information about the origin and ownership of the licensed intellectual property. We may also lose our license rights with respect to the intellectual property for which infringement is claimed. Further, if our customers are required to obtain a license on other than commercially reasonable terms, our business could be jeopardized.

WE MAY HAVE PARTICULAR DIFFICULTY PROTECTING OUR INTELLECTUAL PROPERTY RIGHTS OVERSEAS

     The laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States, and many U.S. companies have encountered substantial infringement problems in some foreign countries. Because most of our products are sold and most of our business is conducted overseas, our exposure to intellectual property risks may be higher.

BECAUSE MOST OF OUR SALES ARE TO A RELATIVELY SMALL NUMBER OF CUSTOMERS, PRIMARILY ORIGINAL EQUIPMENT MANUFACTURERS, THE LOSS OF ANY OF OUR KEY CUSTOMERS WOULD SERIOUSLY HARM OUR BUSINESS

     Our business will be seriously harmed if we lose any of our significant customers, particularly Olympus or FujiFilm, or suffer a substantial reduction in or cancellation of orders from these customers. Our current strategy is principally based on sales to OEMs, which results and will continue to result in sales to only a limited number of customers. Our products are sold as stand-alone products by OEMs and, to a lesser extent, are bundled together and sold with systems manufactured by third party OEMs. We currently sell to seven OEMs, sales to which collectively accounted for approximately 81.0% and 76.0% of our revenues for 1998 and the first six months of 1999, respectively. More specifically, Olympus and FujiFilm accounted for approximately 32.0% and 38.0% of our revenues in fiscal 1998 and our top five customers collectively accounted for approximately 92.8% of our revenues during that period. In the six months ended June 30, 1999, Olympus and FujiFilm accounted for approximately 36.0% and 29.0% of our revenues and our top five customers collectively accounted for approximately 86.0% of our revenues during that period. Furthermore, we expect to continue to depend on sales of our products to relatively few customers, which will continue to account for a significant portion of our net revenues, for the foreseeable future.

OUR CUSTOMERS COULD STOP PURCHASING OUR PRODUCTS AT ANY TIME BECAUSE WE DO NOT HAVE LONG-TERM PURCHASE CONTRACTS WITH THEM

     No OEM or other customer is contractually obligated to purchase products from us. As a result, our customers are free to cancel their orders or stop ordering our products at any time. In addition, even if we are able to demonstrate that our products are superior, OEMs may still choose not to bundle our products with theirs or market and distribute our products on a stand-alone basis. OEMs may also change their business strategies and manufacturing practices, which could cause them to purchase fewer of our products, find other sources for products we currently manufacture or manufacture these products internally.

OUR ABILITY TO SELL OUR PRODUCTS WILL BE LIMITED IF THE OEMS' PRODUCTS DO NOT ACHIEVE MARKET ACCEPTANCE OR IF THE OEMS DO NOT ADEQUATELY PROMOTE OUR PRODUCTS

     We depend upon our OEM customers to market our products and we do not have significant experience and resources devoted to independent marketing efforts. Failure of the OEMs' products to achieve market acceptance, the failure of the OEMs to bundle our products with theirs, or any other event causing a decline in our sales to the OEMs could seriously harm our business. Even if consumers buy OEMs' products, their ultimate decision to buy our products depends on OEM packaging, distribution and sales efforts, which may not be sufficient to maintain or increase sales of our products. If we cannot achieve or maintain a sufficient consumer acceptance rate of our products concurrent with their purchases of OEM products, our future sales to OEM customers will be adversely affected.

A NEW OR COMPETING DATA TRANSFER SOLUTION THAT ACHIEVES SIGNIFICANT MARKET SHARE OR RECEIVES SIGNIFICANT SUPPORT FROM FLASH CARD MANUFACTURERS WOULD JEOPARDIZE OUR BUSINESS

     Our products currently compete with a number of cable and non-cable interfaces between personal computers and digital appliances, including ports, USBs, PCMCIA slots and infrared interfaces, all of which are PC peripheral interfaces. It is possible that one of these competing data transfer solutions, or another existing or new technology, could achieve a significant market presence or become supported by a number of significant flash memory card or digital appliance manufacturers. Regardless of the relative benefits of our products, if a competing product gains significant market share or significant support of flash card manufacturers, this product would likely emerge as the industry standard and thereby achieve a dominant market position that would jeopardize our survival.

WE EXPECT THAT OEM DEMANDS WILL REDUCE OUR GROSS MARGINS IN THE FUTURE

     Our reliance on sales to a limited number of large customers exposes us to pressure for price concessions. Because of this reliance and because of our dependence on OEMs as our primary distribution channel, we expect that our OEM customers may seek price concessions from us, which would reduce our average selling prices and our gross margins. Since we do not manufacture our own products, we may be unable to reduce our manufacturing costs in response to declining average per unit selling prices.

WE EXPECT TO CONTINUE OUTSOURCING KEY OPERATIONAL FUNCTIONS AND OUR ABILITY TO DO SO WILL BE IMPAIRED IF WE ARE UNABLE TO MAINTAIN OUR STRATEGIC RELATIONSHIPS

     We have formed strategic relationships with a number of significant industry participants, including FujiFilm, Hitachi, Olympus, Rohm, SanDisk, Sony, Toshiba, Visa and Yamaichi. We depend upon these corporations to provide technical assistance and perform key manufacturing, marketing, distribution and other functions. For example, Yamaichi is currently one of two manufacturers of our FlashPath products, Toshiba provides technological assistance in the development of our products, and Olympus and FujiFilm market our products. We expect that these and similar types of relationships will be critical to our growth because our business model calls for the continued outsourcing of many key operational functions and we do not currently have the resources to perform these functions ourselves.

THE DIFFICULTY OF MAINTAINING STRATEGIC RELATIONSHIPS IS EXACERBATED BY GEOGRAPHIC AND CULTURAL DIFFERENCES

     There are inherent difficulties in developing and maintaining relationships with foreign entities. Language and cultural differences often impair relationships, and geographical distance, at times, is also an impediment. We must overcome these difficulties. If any of our current relationships is impaired, or if we are unable to develop additional strategic relationships in the future, our product development costs would significantly increase and our business would be materially and adversely affected.

OUR SALES AND EXPENSES ARE GEOGRAPHICALLY CONCENTRATED IN JAPAN, AND, THEREFORE, WE COULD SUFFER FROM EXCHANGE RATE FLUCTUATIONS AND ECONOMIC AND POLITICAL DIFFICULTIES

     Approximately 84.0% of our revenues for 1998 were attributable to sales to Japanese customers, and we expect that sales to Japanese customers will continue to account for a significant portion of our total revenues for the foreseeable future. All of our Japanese sales, as well as the related expenses, are denominated in yen. Fluctuations in exchange rates between the yen and the U.S. dollar, particularly with respect to Japanese transactions denominated in a currency other than the yen, could adversely impact our financial results. Some transactions and accounts of our Japanese subsidiary are U.S. dollar denominated. Since the Japanese subsidiary's accounting records are kept in yen, those U.S. dollar denominated transactions are accounted for in yen at the time of the transaction. U.S.

dollar denominated accounts are remeasured at the end of the accounting period. This remeasurement results in adjustments to income. In addition, the balance sheet accounts of our Japanese subsidiary are translated to the U.S. dollar for financial reporting purposes and resulting adjustments are made to stockholders equity. The value of the yen may deteriorate against the dollar, which would impair the value of stockholders' investment in us. Deterioration of the yen against the dollar has occurred in recent years, resulting in a foreign currency loss of approximately $48,000 and a foreign currency translation loss adjustment to equity of approximately $290,000 for 1998. Further, we do not currently hedge against foreign currency exposure. In the future, we could be required to denominate our product sales in other currencies, which would make the management of currency fluctuations more difficult and expose us to greater currency risks.

     We are also subject to risks associated with a significant amount of sales being made to one geographical area. An economic downturn in Asia generally, and Japan in particular, could lead to a reduced demand for our products. In recent years, Japan has been subject to political and economic instability and, while that instability has not yet adversely impacted us, if it continues, sales of our products in Japan may be adversely affected.

     Given our dependence on sales to Japanese customers, we must develop and maintain alliances in Japan to help with the promotion and distribution of our products. We may not be able to develop or maintain these alliances.

OUR FOREIGN OEM CUSTOMERS MAY CHOOSE TO WORK WITH A LOCAL COMPETITOR, WHICH WOULD ADVERSELY IMPACT OUR SALES

     Our OEM customers, most of which are based in Japan and to whom most of our sales are made, may choose to work with, and purchase products from, a local competitor if one were able to provide a substitute product. This may occur because of geographic distance, time differences, or for other reasons. In that event, we may not be able to find other OEM customers and our sales could decline.

WE DEPEND ON A LIMITED NUMBER OF CONTRACT AND OFFSHORE MANUFACTURERS, AND IT MAY BE DIFFICULT TO FIND REPLACEMENT MANUFACTURERS IF OUR EXISTING RELATIONSHIPS ARE IMPAIRED

     We contract with offshore manufacturers to produce our products and our dependence on a limited number of contract manufacturers exposes us to a variety of risks, including shortages of manufacturing capacity, reduced control over delivery schedules, quality assurance, production yield and costs. Yamaichi and Mitsumi are the sole manufacturers of our FlashPath products. We do not have contracts with either Yamaichi or Mitsumi. If Yamaichi or Mitsumi terminates production or cannot meet our production requirements, we may have to rely on other contract manufacturing sources or identify and qualify new contract manufacturers. The lead time required to qualify a new manufacturer could range from approximately three to six months. Despite efforts to do so, we may not be able to identify or qualify new contract manufacturers in a timely manner and these new manufacturers may not allocate sufficient capacity to us in order to meet our requirements. Any significant delay in our ability to obtain adequate quantities of our products from our current or alternative contract manufacturers would cause our sales to decline.

WE MAY LOSE ONE OF OUR MANUFACTURERS IF OUR RELATIONSHIP WITH TOSHIBA IS
IMPAIRED

     Yamaichi, one of the manufacturers of our FlashPath products, was introduced to us by Toshiba, which is one of our major stockholders. If our relationship with Toshiba is impaired, we may not be able to retain the services of Yamaichi in manufacturing our products.

OUR DEPENDENCE ON FOREIGN MANUFACTURING AND INTERNATIONAL SALES EXPOSES US TO DIFFICULTIES OFTEN NOT ENCOUNTERED BY EXCLUSIVELY DOMESTIC COMPANIES

     Our products are manufactured overseas and a substantial portion of our revenues are derived from overseas sales. Approximately 90.0% and 87.0% of our revenues in 1998 and the first six months of 1999, respectively, were derived from customers located outside the United States, primarily in Japan. Our dependence on foreign manufacturers and international sales poses a number of risks, including:


     /bullet/ difficulties in monitoring production;

     /bullet/ transportation delays and interruptions;


     /bullet/ unexpected changes in regulatory requirements;

     /bullet/ currency exchange risks;


     /bullet/ tariffs and other trade barriers, including import and export restrictions;

     /bullet/ difficulties in staffing and managing disparate branch operations;

     /bullet/ political or economic instability;

     /bullet/ compliance with foreign laws;

     /bullet/ difficulties in protecting intellectual property rights in foreign countries;

     /bullet/ exchange controls; and

     /bullet/ potential adverse tax consequences, including with respect to repatriation of earnings.


     We intend to continue manufacturing our products overseas and we anticipate that international sales will continue to account for a significant portion of our revenues. Therefore, we expect to be subject to the risks outlined above for the foreseeable future.

WE HAVE A LIMITED NUMBER OF SUPPLIERS OF KEY COMPONENTS AND OUR ABILITY TO OBTAIN FINISHED PRODUCTS WILL BE IMPAIRED IF WE ARE UNABLE TO OBTAIN SUFFICIENT QUANTITIES OF COMPONENTS

     Rohm is our sole provider of application specific integrated circuits, or ASICs, for our FlashPath products and we purchase ASICs for Smarty from Rohm and Atmel. In our products, the specific function of these integrated circuits is the conversion of digital and analog data. Our dependence on a limited number of suppliers and our lack of long-term supply contracts exposes us to several risks, including a potential inability to obtain an adequate supply of components, price increases, late deliveries and poor component quality. Disruption or termination of the supply of components could delay shipments of our products. The lead time required for orders of some of our components is as much as six months. In addition, the lead time required to qualify new suppliers for our components is as much as 12 months. If we are unable to accurately predict our component needs, or if our component supply is disrupted, we may miss market opportunities by not being able to meet the demand for our products. This may damage our relationships with current and prospective customers.

OUR CURRENT AND POTENTIAL COMPETITORS HAVE SIGNIFICANTLY GREATER RESOURCES THAN WE DO, AND INCREASED COMPETITION COULD HARM SALES OF OUR PRODUCTS

     Increased competition is likely to result in price reductions, reduced operating margins and loss of market share. Many of our current and potential competitors have significantly greater financial, technical, marketing, purchasing and other resources than we do. As a result, our competitors may be able to respond more quickly to new or emerging technologies or standards and to changes in customer requirements. Our competitors may also be able to devote greater resources to the development, promotion and sale of products, and may be able to deliver competitive products at a lower end-user price. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our prospective customers. Therefore, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

     Several competitive developments would have a particularly significant impact on our business. First, new competing data storage devices may replace the flash memory cards which our products support. Second, the market for flash memory connectivity and digital data security products may ultimately require technological solutions that are not based on the floppy disk drive interface technology that is the basis for our products. Third, it is possible that a new or existing competing data transfer solution that achieves a significant market presence will emerge as an industry standard and achieve a dominant market position. Any of those events would have a material adverse effect on our business and prospects.

OUR BUSINESS MAY SUFFER IF WE ARE UNABLE TO MANAGE OUR GROWTH

     Failure to effectively manage our growth could impair our ability to execute our business strategy. Our business has grown substantially in recent periods, with revenues increasing from approximately $4.0 million in the first six months of 1998 to approximately $14.0 million in the first six months of 1999. The growth of our business has placed a strain on our management, operations and financial systems. In addition, the number of employees has increased from 16 at January 1, 1998 to 49 as of August 31, 1999. We expect to continue to increase the number of employees as our business grows, and may expand operations to locations other than those in which we currently operate.

     Continued growth is likely to place a greater burden on our operating and financial systems as well as our senior management and other personnel. Existing and new members of management may not be able to improve existing systems and controls or implement new systems and controls in response to anticipated growth. Management of our operations in diverse locations may also complicate the task of managing our growth.

OUR GROWTH PROSPECTS WILL BE REDUCED IF THE SMART CARD MARKET DOES NOT DEVELOP

     SmartDisk's future growth and operating results will depend, in part, on whether our Smarty family of smart card readers achieves significant sales. A smart card reader retrieves information from a card that uses a microprocessor or memory chip for security and data storage purposes. The current primary use for Smarty is as a smart card token-based security application designed to provide protection from unauthorized access to digital information. However, the market for network and electronic commerce security applications is still emerging and the smart card may not become the industry standard for these applications. Similarly, the market for other smart card applications may not develop, or may develop more slowly than we expect. If the market for the Smarty family of products fails to develop or develops more slowly than expected, or if any of the standards supported by us do not achieve or sustain market acceptance, our growth prospects would be reduced.

WE HAVE INDEMNIFICATION OBLIGATIONS RELATED TO OUR INTELLECTUAL PROPERTY, WHICH MAY REQUIRE US TO PAY DAMAGES

     Our arrangements with SanDisk, Sony and Toshiba require us to indemnify them for any damages they may suffer if a third party claims that we are violating their intellectual property rights. While, to date, we have not received indemnification claims, there may be future claims. Any indemnification claim may require us to pay substantial damages, which could negatively impact our financial condition.

OUR PRODUCTS MAY BE RETURNED TO US BY OUR CUSTOMERS

     Lack of consumer demand for our products may result in efforts by OEMs to return products to us. While we are not contractually obligated to accept returned products, we may determine that it is in our best interest to accept returns in order to maintain good relations with our customers. Product returns would reduce our revenues. While we have experienced very limited product returns to date, returns may increase in the future.

WE COULD BE HELD LIABLE FOR PRODUCT DEFECTS, WHICH COULD REQUIRE US TO PAY SUBSTANTIAL DAMAGES AND HARM OUR REPUTATION WITH OUR CUSTOMERS

     Complex products such as ours frequently contain errors, defects and bugs when first introduced or as new versions are released. Delivery of products with production defects or reliability, quality or compatibility problems could hinder market acceptance of our products, which could damage our reputation and harm our ability to attract and retain customers. Errors, defects or bugs could also cause interruption, delays or a cessation of sales to our customers, and could subject us to warranty claims from our customers. We would have to expend significant capital and resources to remedy these problems. Errors, defects or bugs could be discovered in our new products after we begin commercial production of them, despite testing by us and our suppliers and customers. This could result in additional development costs, loss of, or delays in, market acceptance, diversion of technical and other resources from our other development efforts, claims by our customers or others against us or the loss of credibility with our current and prospective customers.

OUR EXECUTIVE OFFICERS AND KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS, AND THESE OFFICERS AND PERSONNEL MAY NOT REMAIN WITH US IN THE FUTURE

     We depend upon the continuing contributions of our key management, sales and product development personnel. The loss of any of those personnel could seriously harm us. Although some of our officers are subject to employment agreements, we cannot be sure that we will retain their services. In addition, we have not obtained key-person life insurance on any of our executive officers or key employees.

OUR LOCATION IN NAPLES, FLORIDA MAKES IT MORE DIFFICULT TO HIRE QUALIFIED TECHNICAL PERSONNEL

     Our technology is specialized and complex, requiring us to recruit and train qualified technical personnel. However, there are many employers competing to hire qualified technical personnel and we may have difficulty attracting and retaining qualified technical personnel. Our recruiting efforts are further hindered by the lack of a readily available pool of candidates in Naples, Florida, where we are headquartered. The inability to attract and retain qualified personnel could make it more difficult to develop our products and execute our business strategy.

WE ARE CONTROLLED BY A PRINCIPAL STOCKHOLDER WHO MAY PREVENT OR DELAY A CHANGE OF CONTROL AND WHOSE INTERESTS MAY BE DIFFERENT FROM THOSE OF OUR OTHER STOCKHOLDERS

     Addison Fischer, the Chairman of our board of directors, will beneficially own approximately 51.3% of SmartDisk after the offering. Accordingly, Mr. Fischer will be able to control SmartDisk, subject to his fiduciary duty as a director under Delaware law. The interests of Mr. Fischer may not always coincide with our interests or the interests of other stockholders, and he could cause us to enter into transactions or agreements which we would not otherwise consider absent his influence.

     The purchasers of common stock in this offering will not have sufficient voting power to elect any members of our board of directors. As a result, Mr. Fischer will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could have the effect of delaying or preventing a change of control of SmartDisk.

OUR BUSINESS COULD BE AFFECTED BY YEAR 2000 ISSUES


     The "Year 2000 Issue" refers generally to the problems that some software may have in determining the correct century of the year. Many existing electronic systems, including computer systems, use only the last two digits to refer to a year. Therefore, these systems may recognize a date using "00" as 1900 rather than the year 2000. If not corrected, these electronic systems could fail or create erroneous results when addressing dates on and after January 1, 2000. The Year 2000 Issue could adversely impact our business. For a more complete discussion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issues."

WE HAVE ANTITAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY

     Some provisions of our certificate of incorporation and bylaws and the provisions of Delaware law could have the effect of delaying, deferring or preventing an acquisition of SmartDisk. For example, we have a staggered board of directors, the members of which may only be removed for cause, authorized but unissued shares of preferred stock which could be used to fend off a takeover attempt, our stockholders may not take actions by written consent and our stockholders are limited in their ability to make proposals at stockholder meetings.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL WHICH MIGHT NOT BE AVAILABLE OR WHICH, IF AVAILABLE, MIGHT ONLY BE AVAILABLE ON TERMS ADVERSE TO PERSONS BUYING SHARES IN THIS OFFERING


     We expect the net proceeds from this offering, our current cash and cash equivalents and cash from commercial borrowing availability under credit facilities will meet our working capital and capital expenditure needs for at least one year. After that, we may need to raise additional funds, and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. We may also require additional capital for the acquisition of businesses, products and technologies that are complementary to ours. Further, if we issue equity securities, the ownership percentage of our stockholders would be reduced, and the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If we cannot raise needed funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could seriously harm our business, operating results and financial condition.


OUR STOCK MAY BE THINLY TRADED OR VOLATILE, WHICH MIGHT MAKE IT HARD FOR INVESTORS TO SELL THEIR SHARES AT A PREDICTABLE PRICE, OR AT ALL

     Prior to this offering, you could not buy or sell our common stock on a public market. An active public market for our common stock may not develop or be sustained after this offering. We negotiated and determined the initial public offering price with the representatives of the underwriters based upon several factors, and this price will likely vary from the market price after this offering. The market price of our common stock will likely fluctuate significantly in response to the following factors, some of which are beyond our control:


   /bullet/ Variations in our quarterly operating results;

   /bullet/ Changes in financial estimates of our revenues and operating results by securities analysts;

   /bullet/ Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

   /bullet/ Loss of or decrease in sales to a major customer or failure to complete significant transactions;

   /bullet/ Additions or departures of key personnel;

   /bullet/ Future sales of our common stock, including sales which dilute existing investors;

   /bullet/ Stock market price and volume fluctuations attributable to inconsistent trading volume levels of our stock;

   /bullet/ General stock market conditions;

   /bullet/ Commencement of or involvement in litigation; and

   /bullet/ Announcements by us or our competitors of key innovations or product introductions.

WE COULD BE SUBJECT TO CLASS ACTION LITIGATION DUE TO STOCK PRICE VOLATILITY, WHICH, IF IT OCCURS, WILL DISTRACT MANAGEMENT, RESULT IN SUBSTANTIAL COSTS AND HARM OUR BUSINESS

     In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could cause serious harm to our business.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE

     After this offering, we will have approximately 15.5 million shares of common stock outstanding. Of these shares, the 3.0 million sold in this offering will be freely tradable without restriction under the Securities Act except for any shares held by "affiliates" of SmartDisk as that term is defined in Rule 144 of the Securities Act. As of July 31, 1999, approximately 12.5 million shares of common stock held by existing stockholders are "restricted shares" as that term is defined in Rule 144, and will be available for sale in the public market commencing 180 days after the date of this prospectus, or earlier if the underwriters release their lock-up restrictions.

     As of July 31, 1999, there were options to purchase 966,250 shares of our common stock outstanding. Should the holders of these options exercise their options, there will be additional shares eligible for sale 180 days after the date of this prospectus.

     Three of our principal stockholders have the right to require us to file a registration statement to enable them to sell their shares. These and one other stockholder also have the right to require us to include their shares in subsequently filed registration statements.


     If our stockholders sell substantial amounts of the common stock, including shares issued upon the exercise of outstanding options, in the public market, the market price of our common stock could fall. For more detailed information regarding future sales of our common stock, please see "Shares Eligible for Future Sale" and "Underwriting."


OUR CURRENT STOCKHOLDERS WILL BENEFIT FROM THIS OFFERING, AND YOU WILL EXPERIENCE IMMEDIATE DILUTION

     The initial public offering price is expected to be substantially higher than the current book value per share of our outstanding common stock. Stockholders existing as of June 30, 1999 have paid an average of $2.36 per share for their common stock, which is considerably less than the amount to be paid for the common stock in this offering. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution. In addition, we have issued options to acquire common stock at prices significantly below the initial public offering price. To the extent those outstanding options are ultimately exercised, there will be further dilution to investors in this offering.

WE HAVE BROAD DISCRETION TO USE THE OFFERING PROCEEDS AND HOW WE INVEST THESE PROCEEDS MAY NOT YIELD A FAVORABLE RETURN

     The principal purposes of this offering are to increase our equity capital, to create a public market for our shares, to facilitate our future access to public equity markets and to provide increased visibility and credibility for us in a marketplace in which many of our current and potential competitors are or are expected to be publicly held companies. As of the date of this prospectus, we have no definite plans to use the net proceeds from the offering other than for general corporate purposes, including possible acquisitions, although none is as yet imminent, and plan to invest the net proceeds in short-term, investment-grade, interest-bearing securities. Accordingly, our management will retain broad discretion to allocate a substantial portion of the net proceeds from this offering to uses that the stockholders may not deem as desirable. Our use of the net proceeds may not yield a significant return.

                       CORPORATE HISTORY AND DEVELOPMENT

     SmartDisk Security Corporation, or SDSC, our predecessor, was incorporated in May 1993. At the time of incorporation, SDSC was 100% beneficially owned by Addison Fischer, the Chairman of SmartDisk's board of directors and SmartDisk's principal stockholder. Upon formation, SDSC entered into a manufacturing license agreement with SmartDiskette Limited, or SDL, the indirect owner of SmartDisk's key patents, which was also controlled by Mr. Fischer. Under this agreement, SDL granted SDSC a license to manufacture, distribute and sell diskettes or diskette connectors relating to the fields of data and computer security, validation, and access control.

     From 1993 to 1995, SDSC exploited the licensed technology on its own behalf. However, in 1996 it entered into an operating agreement with Fischer International Systems Corporation, a data security company also controlled by Mr. Fischer, to provide operating services to enhance, manufacture and sell products using this technology. Under this arrangement, SDSC developed SafeBoot, a software product for computer and network security, as well as SmartDisk's initial Smarty and FlashPath products.

     On March 5, 1997 SmartDisk Corporation was incorporated. Its initial name was "Fintos, Inc." which was changed to "SmartDisk Corporation" in September 1997.

     In January 1998, SmartDisk entered into an operating agreement with SDSC and Fischer International and commenced operations. Under this operating agreement, SmartDisk and Fischer International agreed to provide operating services to SDSC and to market and develop SafeBoot, Smarty and FlashPath on behalf of SDSC.

     In February 1998, Phoenix House, Fischer International and Toshiba entered into a joint venture agreement which detailed a plan of capital contribution, corporate governance and business strategies for SmartDisk. Although SmartDisk commenced operations in January 1998, it was under this strategic arrangement that SmartDisk received its first significant capital contributions and became the successor-in-interest to SDSC.

     In May 1998, Mr. Fischer contributed his shares of SDSC to Phoenix House Investments, L.L.C., an investment company controlled by Mr. Fischer, in exchange for limited liability company units. Phoenix House was, for a short time, the sole owner of SDSC.

     The joint venture arrangement became effective in May 1998, with the following results:

   /bullet/ Toshiba purchased 2,487,500 shares of SmartDisk common stock in exchange for approximately $10.0 million, consisting of a cash payment of approximately $5.0 million and the cancellation of a $5.0 million note which evidenced a prior loan made by Toshiba to SmartDisk.

   /bullet/ Phoenix House purchased 7,350,000 shares of SmartDisk common stock in exchange for all of the outstanding shares of SDSC.

   /bullet/ Fischer International purchased 150,000 shares of SmartDisk common stock in exchange for trademarks it owned relating to SafeBoot, FlashPath and Smarty.

   /bullet/ SDSC became a wholly owned subsidiary of SmartDisk.

   /bullet/ Fischer International, Toshiba, and Phoenix House became
     SmartDisk's major shareholders.

     In June 1998, SDSC was merged into SmartDisk and the separate corporate existence of SDSC ended.

     In May 1999, Phoenix House and the other shareholders of SDL exchanged all of their SDL shares for 515,500 shares of SmartDisk common stock. As a result of the exchange, SDL became a wholly owned subsidiary of SmartDisk.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS


     All statements, trend analyses and other information contained in this prospectus regarding markets for our products and trends in net revenues, gross margin and anticipated expense levels, and any statement that contains the words "anticipate," "believe," "plan," "estimate," "expect," "should," "intend" and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks, including those risks identified in "Risk Factors" and elsewhere in this prospectus and our actual results of operations may differ significantly from those contained in the forward-looking statements because of those risks. The cautionary statements made in this prospectus apply to all forward-looking statements wherever they appear in this prospectus.


                                USE OF PROCEEDS


     We estimate that our net proceeds from the sale of the 3,000,000 shares of common stock that we are offering will be approximately $29.4 million at an assumed initial public offering price of $11.00 per share, after deducting estimated offering expenses of approximately $1.3 million and underwriting discounts and commissions payable by SmartDisk. We are conducting this offering primarily to increase our working capital, increase our visibility in the marketplace, create a public market for our common stock, and enable us to access public equity markets in the future. We expect to use a portion of the net proceeds to facilitate execution of our business plan, including for sales and marketing activities, product development and support and capital expenditures. We currently project that over the next 12 months we will spend a minimum of $6.1 million for research and development, including $2.0 million for our Atlanta audio/video products development center, as well as $3.3 million for sales and marketing and $3.0 million for capital expenditures. The capital expenditures are expected to fund improvements in the technical infrastructure, purchases of production equipment, including tools and dies for the products we are developing, improvements in our operational and financial information systems, and office space expansion. The amount of net proceeds that we actually spend for these purposes will depend significantly on a number of factors, including our future revenues and our ability to generate cash from operations. We have not yet determined the amount of net proceeds to be used for any specific purpose. Therefore, management will have significant flexibility in applying the net proceeds of this offering.

     We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products or technologies or to obtain the right to use complementary technologies. We have no agreements or commitments with respect to any acquisition or investment, and are not involved in any negotiations with respect to any transaction.

     Pending use of the net proceeds for the above purposes, we intend to invest the net proceeds of this offering in short-term, interest bearing, investment grade securities.


                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the foreseeable future.

                                CAPITALIZATION


     The following table sets forth our capitalization as of June 30, 1999:


   /bullet/ On an actual basis; and


   /bullet/ On an as adjusted basis to reflect the sale of the 3,000,000 shares of common stock offered by this prospectus, assuming an initial public offering price of $11.00 per share, the conversion of the redeemable common stock, which will occur if a public offering is completed, and the application of the net proceeds we will receive from the offering in the manner described in "Use of Proceeds."

                                                                                  JUNE 30, 1999
                                                                       -----------------------------------
                                                                            ACTUAL           AS ADJUSTED
                                                                       ----------------   ----------------
Cash and cash equivalents ..........................................    $   1,335,145      $  30,735,145
                                                                        =============      =============
Redeemable common stock: 2,487,500 shares issued and outstanding,
  actual, and none issued and outstanding, as adjusted .............    $   9,991,918      $          --
                                                                        -------------      -------------
Stockholders' (deficit) equity:
 Common Stock, $0.001 par value; 60,000,000 shares authorized;
   9,716,988 shares issued and 9,636,011 shares outstanding, actual;
   and 15,204,488 shares issued and 15,123,311 shares outstanding,
   as adjusted .....................................................            9,717             15,204
 Capital in excess of par value ....................................       18,716,040         58,102,471
 Treasury stock ....................................................          (58,304)           (58,304)
 Accumulated other comprehensive income ............................          473,517            473,517
 Notes receivable from officers/employees ..........................         (417,334)          (417,334)
 Accumulated deficit ...............................................      (24,856,659)       (24,856,659)
                                                                        -------------      -------------
  Total stockholders' equity (deficit) .............................       (6,133,023)        33,258,895
                                                                        -------------      -------------
   Total capitalization ............................................    $   3,858,895      $  33,258,895
                                                                        =============      =============

     The table does not reflect the issuance of 400,000 shares of common stock in July 1999.


     The outstanding share information excludes the following:


   /bullet/ 905,250 shares of common stock issuable on exercise of outstanding options as of June 30, 1999 with a weighted average exercise price of $6.36 per share;

   /bullet/ 132,534 shares of common stock reserved for grant and issuance under our stock option plans as of June 30, 1999; and

   /bullet/ 80,977 shares of common stock held in treasury as of June 30, 1999.

     This table should be read together with the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds" and "Management--
Employee Benefit Plans" and the financial statements and the notes included elsewhere in this prospectus.

                                   DILUTION


     Our net tangible book value as of June 30, 1999 was approximately $3.1 million, or approximately $0.25 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of our common stock outstanding. Net tangible book value excludes the $3.2 million of proceeds we realized upon the sale of our common stock in July 1999, net of expenses.

     Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale of 3.0 million shares of common stock in this offering at an assumed initial offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds, our net tangible book value as of June 30, 1999 would have been $32.5 million or $2.15 per share. This represents an immediate increase in net tangible book value of $1.90 per share to existing stockholders and an immediate dilution of $8.85 per share to purchasers of common stock in the offering, as illustrated in the following table:

Assumed initial public offering price per share .............................                 $  11.00
 Net tangible book value per share as of June 30, 1999 ......................   $ 0.25
 Increase in net tangible book value per share attributable to new investors      1.90
                                                                                ------
Net tangible book value per share after the offering ........................                     2.15
                                                                                              --------
Dilution per share to new investors .........................................                 $   8.85
                                                                                              ========

     The following table summarizes, as of June 30, 1999, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from SmartDisk, the total consideration paid and the average price per share paid, before deducting the underwriting discounts and commissions and estimated offering expenses payable by SmartDisk.

                                      SHARES PURCHASED          TOTAL CONSIDERATION
                                  ------------------------   -------------------------
                                     NUMBER       PERCENT        AMOUNT        PERCENT
                                  ------------   ---------   --------------   --------
Existing stockholders .........   12,123,511         80%      $28,659,371         46%
New stockholders ..............    3,000,000         20        33,000,000         54
                                  ----------        ---       -----------        ---
  Totals ......................   15,123,511        100%      $61,659,371        100%
                                  ==========        ===       ===========        ===

     The foregoing discussion and tables assume no exercise of any stock options outstanding as of June 30, 1999. As of June 30, 1999, there were options outstanding to purchase a total of 905,250 shares of common stock with a weighted average exercise price of $6.36 per share. To the extent the options are exercised, there will be an additional dilution to new investors. See "Management--Employee Benefit Plans," "Description of Capital Stock," and note 8 of notes to financial statements.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The selected financial data of SmartDisk as of and for each of the three years in the period ended December 31, 1998, and as of and for the six months ended June 30, 1999, have been derived from SmartDisk's audited consolidated financial statements included in this prospectus. The selected financial data of SmartDisk as of and for each of the two years in the period ended December 31, 1995, have been derived from unaudited consolidated financial statements not included in this prospectus. The selected financial data of SmartDisk as of and for the six months ended June 30, 1998, have been derived from unaudited consolidated financial statements included in this prospectus and contain all adjustments, consisting only of normal recurring accruals, which SmartDisk believes are necessary for a fair statement of SmartDisk's financial position and results of operations for that period. The financial information for the six months ended June 30, 1999 may not be indicative of the results that may be expected for the entire fiscal year ending December 31, 1999. The following selected financial data should be read together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes beginning on page F-1 of this prospectus.

                                                               YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------------------------
                                               1994          1995         1996         1997        1998
                                          ------------- ------------- ------------ ----------- ------------
                                           (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
 Product sales ..........................   $    102      $    316     $     500    $    893     $ 15,038
 Royalties ..............................         --            --            --          --          285
                                            --------      --------     ---------    --------     --------
Total revenues ..........................        102           316           500         893       15,323
Cost of revenues ........................         68           486           367         301       12,600
                                            --------      --------     ---------    --------     --------
Gross profit (loss) .....................         34          (170)          133         592        2,723
Operating expenses:
 Research and development ...............        499           163           720       1,412        1,608
 Sales and marketing ....................         47            48             6          12        2,547
 General and administrative .............        546         1,933         3,418       3,184        4,149
 Impairment loss ........................         --            --         7,807          --           --
                                            --------      --------     ---------    --------     --------
Total operating expenses ................      1,092         2,144        11,951       4,608        8,304
                                            --------      --------     ---------    --------     --------
Operating loss ..........................     (1,058)       (2,314)      (11,818)     (4,016)      (5,581)
Gain (loss) on foreign exchange .........         --            --            --          --          (48)
Interest and other income ...............         --            38            --           8           76
Interest expense ........................         --            --            --          (1)         (52)
                                            --------      --------     ---------    ---------    --------
Net loss before income taxes ............     (1,058)       (2,276)      (11,818)     (4,009)      (5,605)
Income tax expense (benefit) ............         --            --        (2,348)        (45)        (102)
                                            --------      --------     ---------    --------     --------
Net loss ................................   $ (1,058)     $ (2,276)    $  (9,470)   $ (3,964)    $ (5,503)
                                            ========      ========     =========    ========     ========
Net loss per share(1) ...................   $  (0.14)     $  (0.31)    $   (1.25)   $  (0.51)    $  (0.68)
Shares used in computing net loss
  per share(2) ..........................      7,350         7,350         7,579       7,739        8,040

                                             SIX MONTHS ENDED
                                                 JUNE 30,
                                          -----------------------
                                              1998        1999
                                          ------------ ----------
                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
 Product sales ..........................  $   3,790    $ 13,797
 Royalties ..............................        182         196
                                           ---------    --------
Total revenues ..........................      3,972      13,993
Cost of revenues ........................      3,252      10,271
                                           ---------    --------
Gross profit (loss) .....................        720       3,722
Operating expenses:
 Research and development ...............        685       2,454
 Sales and marketing ....................        731       1,443
 General and administrative .............      2,086       1,971
 Impairment loss ........................         --          --
                                           ---------    --------
Total operating expenses ................      3,502       5,868
                                           ---------    --------
Operating loss ..........................     (2,782)     (2,146)
Gain (loss) on foreign exchange .........         (2)         30
Interest and other income ...............         64          52
Interest expense ........................        (47)        (24)
                                           ---------    --------
Net loss before income taxes ............     (2,767)     (2,088)
Income tax expense (benefit) ............        (38)         68
                                           ---------    --------
Net loss ................................     (2,729)     (2,156)
                                           =========    ========
Net loss per share(1) ...................      (0.35)   $  (0.24)
Shares used in computing net loss
  per share(2) ..........................      7,774       9,043

                                                                     DECEMBER 31,
                                              -----------------------------------------------------------   JUNE 30,
                                                  1994        1995        1996        1997        1998        1999
                                              ----------- ----------- ----------- ----------- ----------- -----------
BALANCE SHEET DATA:
Cash and cash equivalents ...................  $     76    $     51    $      8    $    330    $  2,920    $  1,335
Working capital (deficit) ...................    (1,468)     (3,652)     (2,191)     (4,753)      2,869       1,125
Total assets ................................     1,054         437         250       1,607      11,136      15,439
Long-term debt (including current portion) ..        --          --          93         645         643          --
Redeemable common stock .....................        --          --          --          --       9,992       9,992
Total stockholders' deficit .................    (1,400)     (3,580)     (2,017)     (4,626)     (6,336)     (6,133)

-------
(1) Basic and diluted net loss per share are the same for all periods presented.
(2) Shares used in computing net loss per share reflect the retroactive adjustment of outstanding shares related to the mergers of SmartDiskette Limited and SmartDisk Security Corporation into SmartDisk.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ TOGETHER WITH OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED IN THIS PROSPECTUS.


COMPANY BACKGROUND


     SmartDisk Corporation was incorporated in March 1997 and commenced operations in January 1998. From May 1993 until May 1998, we conducted operations primarily through our predecessor, SmartDisk Security Corporation, or SDSC. SDSC became a wholly owned subsidiary of SmartDisk in May 1998 and was merged into SmartDisk in June 1998. Moreover, during 1996 and 1997, Fischer International Systems Corporation, a company controlled by our principal stockholder and Chairman of the Board, conducted all of SDSC's operations and development activities pursuant to an operating agreement. Most of our 1996 expenses related to our acquisition and development activities for a product that was eventually abandoned in late 1996. Moreover, in 1997, we were primarily a development stage company with limited revenues. We did not begin to recognize significant revenues from our Smarty and FlashPath products until mid-1998. Because of these significant fluctuations in our product mix and the development stage nature of our operations prior to mid-1998, we do not believe that period-to-period comparisons of our historical results are meaningful or predictive of future performance. For additional information, see "Certain Transactions" and note 1 of the notes to our financial statements.


OVERVIEW


     SmartDisk is a market leader in the design and development of products that enable consumers to easily share digital data among advanced consumer electronic products, PCs and the Internet. We believe that our products provide an easy-to-use, cost-effective and versatile solution for the exchange of digital data. FlashPath and Smarty, our patented products, allow consumers to use the well-known 3.5 inch floppy drive, which is found on most PCs worldwide, to simplify the exchange of images, music, voice and other digital data.

     Our present FlashPath product is mainly used to transfer images to PCs from digital cameras using the SmartMedia flash memory card. Cameras made by a number of leading camera manufacturers, including Agfa, FujiFilm, Olympus, Polaroid, Ricoh, Sanyo, Sharp and Toshiba, utilize SmartMedia cards. During the 12-month period ended June 30, 1999, we sold over 700,000 FlashPaths.

     We are currently developing, with Sony and SanDisk, additional FlashPath products to support their flash memory cards--the Memory Stick and the MultiMediaCard. These flash memory cards are anticipated to have applications in "smart" cellular phones, digital cameras and camcorders, digital audio players and video game devices. FlashPath is also capable of transferring digital music downloaded from the Internet to the Diamond Rio MP3 audio player. In addition to our product development efforts with Sony and SanDisk, we also have strategic relationships with a number of important electronics industry players, including Hitachi, NEC and Toshiba. They actively participate in the development of our product pipeline, provides us with access to leading-edge manufacturing capabilities, and market and distribute our products globally.


RESULTS OF OPERATIONS

     GENERAL


     Today, substantially all of our revenues are derived from the sale of our FlashPath product that works with SmartMedia flash memory cards. Moreover, most of our revenues are derived from sales to relatively few OEM customers. FujiFilm and Olympus collectively accounted for approximately 70.6% of our 1998 revenues and our top five customers accounted for approximately 92.8% of our revenues. Our OEM customers generally package, market and distribute our products on a stand-alone basis, with approximately 25% of our sales being derived from the sale of products that are packaged with the OEMs' cameras or that are shipped upon presentation of a coupon that is provided, and paid for, by the OEM. Although we work closely with the OEMs to forecast sales, we do not have purchase contracts with any of our customers that obligate them to continue to purchase our products, and they could cease purchasing products from us at any time.

     Our operating results fluctuate based on the timing and amount of orders we receive from our customers and depend on the ability of OEMs to achieve consumer acceptance of our products. This acceptance rate may in turn be tied to seasonal demand for the consumer electronic products manufactured and sold by these OEMs. Because fluctuations in orders from our major customers could cause our net revenues to fluctuate significantly in any given quarter or annual period, we do not believe that period-to-period comparisons of our financial results are necessarily meaningful and should not be relied upon as an indication of future performance. In addition, historically the average selling prices of our products have declined and we expect that our OEM customers may seek price concessions, which would reduce our average selling prices and our gross margins in the future.

     Our net losses have resulted from our significant investment in our research and development and in building sales and marketing and general and administrative infrastructure. These expenses have exceeded our gross profits. We expect to continue to invest significantly in research and development related to new and refined FlashPath products, as well as marketing and sales activities to support those products, in each case in advance of realizing revenues associated with those expenses. No assurance can be given that the introduction or market acceptance of new products will be successful.

     We purchase our products from contract manufacturers located in Asia. As a result, a substantial portion of our costs and expenses are denominated in currencies other than the U.S. dollar, primarily the Japanese yen. In addition, approximately 90% of our 1998 revenues were derived from customers located outside the United States. See note 11 of the notes to our financial statements for additional information with respect to our foreign operations.

     Our backlog at June 30, 1999 was approximately $11.1 million, compared to approximately $4.6 million at June 30, 1998. However, a substantial portion of our backlog is typically scheduled for delivery within 60 days. Variations in the size and delivery schedules of purchase orders received by us, as well as changes in customers' delivery requirements, may result in substantial fluctuations in backlog from period to period. Accordingly, we believe that backlog cannot be considered a meaningful indicator of future financial results.

SIX MONTHS ENDED JUNE 30, 1999 AND 1998

     REVENUES. Our product revenues from the sale of our FlashPath and Smarty products are recognized at the time of shipment to customers. Our royalty revenues consist of royalties earned on the sales of our first product, SafeBoot, which is licensed to and sold by Fischer International, an affiliate. Our total revenues were approximately $14.0 million in the first half 1999, compared to approximately $4.0 million in the first half of 1998. This increase was attributable to the commercial introduction of our FlashPath product in mid-1998, partially offset by an approximately $300,000 decrease in our Smarty sales. As a result of the growth of our FlashPath revenues and the decrease in Smarty sales, Smarty revenues represented less than 4% of total revenues in the first half of 1999.

     COST OF REVENUES. Cost of revenues includes the purchased cost of product, packaging, freight and royalties for our FlashPath and Smarty products, the creation of disks for our SafeBoot product and scrap and inventory provisions. Cost of revenues increased to approximately $10.3 million in the first half of 1999 from approximately $3.3 million in the first half of 1998, due primarily to the increase in production and sales of our FlashPath product.

     GROSS PROFIT. Our gross profit increased to approximately $3.7 million in the first half 1999 from approximately $700,000 in the comparable 1998 period, resulting from FlashPath revenue growth.

     RESEARCH AND DEVELOPMENT EXPENSES. Our research and development expenses consist primarily of salaries and payroll-related expenses for our design and development engineers, as well as prototype supplies and contract or professional services. These expenses increased to approximately $2.5 million in the first half of 1999 from approximately $700,000 in the first half of 1998. Approximately $1.0 million of this increase was attributable to the outsourcing of product development and approximately $600,000 to the hiring of additional technical personnel. All of these expenses were to support our development of enhanced versions of our existing FlashPath and Smarty products, as well as our development of a new FlashPath product designed to work with the Sony Memory Stick and the SanDisk MultiMediaCard. We expect that our research and development expenses will continue to increase in connection with the development of our future FlashPath products.

     SALES AND MARKETING EXPENSES. Sales and marketing expenses include salaries, benefits and travel expenses for our marketing and product management personnel in the United States and Japan. These expenses also include other selling and marketing expenditures for items such as trade shows, marketing and promotional programs. Sales and marketing expenses increased to approximately $1.4 million in the first half of 1999 from approximately $700,000 in the comparable 1998 period. Approximately $400,000 of this incease was attributable to the staffing, including salaries and related expenses, of our Tokyo, Japan office, which was established in March 1998, approximately $200,000 to additions in our sales and marketing staff and related expenses at our headquarters office in Florida, and approximately $100,000 to promotional programs.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses include the salaries and related expenses of our executive management, finance, information systems, human resources, legal and administrative functions, as well as lease rental expense, utilities, maintenance expenses, taxes, insurance, legal and accounting professional fees, depreciation and amortization. General and administrative expenses decreased to approximately $2.0 million in the first half of 1999 from approximately $2.1 million in the first half of 1998, due to an approximately $400,000 decrease in relocation expenses, professional services and legal fees, partially offset by increased staffing costs of approximately $200,000.



     GAIN (LOSS) ON FOREIGN EXCHANGE. Most of our revenues, as well as related expenses, are denominated in Japanese yen. Gain (loss) on foreign exchange generally reflects the remeasurement of cash and inter-company accounts that are denominated in different currencies into U.S. dollars. We had a gain of approximately $30,000 in the first half of 1999 compared to a loss of approximately $2,000 in the first half of 1998. See note 2 of the notes to our financial statements for additional information.



     PROVISION FOR INCOME TAXES. We are subject to tax in Japan and a number of other jurisdictions where we do business, including the United States and United Kingdom. These jurisdictions have different marginal tax rates. For the period ended June 30, 1999 we provided for Japanese withholding tax of approximately $130,000 on royalty income from Japan. In addition, income tax benefits of approximately $38,000 and $63,000 were realized in the June 30, 1998 and 1999 periods due to amortization of intangible assets. As of June 30, 1999 we had a net operating loss carry forward of approximately $6.1 million for United States federal income tax purposes. However, we have provided a valuation allowance to reduce the related deferred tax asset to zero. See note 10 of the notes to our financial statements for additional information.


YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


     REVENUES. Our revenues increased to approximately $15.3 million in 1998 from $893,000 in 1997 and $500,000 in 1996. The increase from 1997 to 1998 was due to an approximately $13.4 million increase in sales of our FlashPath product and a $1.0 million increase in sales of Smarty. Substantial shipments of these products did not occur until the first quarter of 1998 for Smarty and the second quarter of 1998 for FlashPath. The only product shipped in all three years was SafeBoot. During 1996 approximately $277,000 of our Crypto-SmartDisk product was shipped. This product was specifically developed and produced for the United States General Services Administration and was expected to be a high volume product, but significant orders never developed and the product was abandoned in late 1996. Because of these significant fluctuations in our product mix and the development stage nature of our operations prior to mid-1998, we do not believe that period-to-period comparisons of our historical results are meaningful or predictive of future performance.


     GROSS PROFIT. Gross profit increased to approximately $2.7 million in 1998 from $592,000 in 1997 and $134,000 in 1996. The increase in gross profit was due to increasing revenues caused especially by the market introduction of the Smarty product in late 1997 and the FlashPath product in mid-1998. Gross profit as a percentage of revenues increased from 26.7% in 1996 to 66.3% in 1997 as a result of increased sales of our SafeBoot product at very high margins, plus the initial sales of FlashPath and Smarty at high margins. Gross profit as a percentage of revenues decreased to 17.8% in 1998 as a result of lower overall margins due to the sales of FlashPath at quantity pricing levels to major customers. The margins generated in 1996 and 1997 were unrealistically high and could not be maintained with increases in volume sales to large customers.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased to $1.6 million in 1998 from $1.4 million in 1997 and $720,000 in 1996. The increases were attributable to the hiring of additional technical personnel to support the development of our FlashPath and Smarty products.

     SALES AND MARKETING EXPENSES. Sales and marketing expenses increased to $2.5 million in 1998 from $12,000 in 1997 and $6,000 in 1996. These increases were due to the hiring of sales, marketing and product management personnel to support our FlashPath and Smarty products, particularly the opening of our Tokyo, Japan office in March 1998.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to approximately $4.1 million in 1998 from $3.2 million in 1997 and $3.4 million in 1996. The increase from 1997 to 1998 was attributable to our hiring of additional executives to support our growth, including executives to staff our Tokyo office which opened in March 1998. The decrease from 1996 to 1997 was attributable to the abandonment of our Crypto-SmartDisk business.


     IMPAIRMENT LOSS. As discussed in more detail in note 5 of the notes to our financial statements, in 1996 we incurred an approximately $7.8 million impairment loss. The loss related to the acquisition by one of our affiliates of a business that was primarily based on the future potential of one product, Crypto-SmartDisk. This product was specifically being developed and produced for the United States General Services Administration and was expected to be a high volume product. However, significant orders never developed and the product was eventually abandoned in late 1996.


QUARTERLY RESULTS

     The following table sets forth unaudited quarterly operating data for each of the six quarters ended June 30, 1999. In the opinion of management, these data have been prepared substantially on the same basis as the audited financial statements appearing elsewhere in this prospectus, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the data. However, our operating results have fluctuated significantly in the past and we expect that they will continue to fluctuate in the future. Future fluctuations may be a result of a variety of factors, including the timing and amount of orders we receive from our customers, reductions in average selling prices, the timing and level of our research and development expenditures, and the availability of manufacturing capacity necessary to make our products. Therefore, we believe that period-to-period comparisons of our historical results are neither meaningful nor predictive of our future performance. The quarterly data should be read together with the financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                                       THREE MONTHS ENDED
                                     ---------------------------------------------------------------------------------------
                                      MARCH 31,     JUNE 30,     SEPTEMBER 30,     DECEMBER 31,     MARCH 31,      JUNE 30,
                                         1998         1998            1998             1998            1999          1999
                                     -----------   ----------   ---------------   --------------   -----------   -----------
                                                                     (DOLLARS IN THOUSANDS)
Revenues .........................     $  532       $ 3,440         $ 4,889          $ 6,462         $ 5,507       $ 8,486
Gross profit .....................         91           629           1,520              483             836         2,886
Gross profit margin ..............         17%           18%             31%               7%             15%           34%
Total operating expenses .........      1,297         2,205           2,187            2,615           2,831         3,037
Operating loss ...................      1,206         1,576             667            2,132           1,995           151
Net loss .........................     $1,189       $ 1,540         $   690          $ 2,084         $ 1,967       $   189

     Our revenues fluctuated on a quarter-to-quarter basis during the periods presented primarily because we were in the early stages of our development:

   /bullet/ Substantial shipments of our FlashPath product did not commence until the second quarter of 1998, and our operating expenses in that quarter increased significantly as a result of our hiring additional personnel to support our growth.

   /bullet/ The increase in our revenues from the second to third quarter of 1998 was primarily attributable to a 30% increase in unit sales of our FlashPath product and, to a lesser extent, a 16% increase in the average selling price of that product. These increases resulted in significantly higher gross profit and gross profit margin for the third quarter.

   /bullet/ The increase in our revenues from the third to fourth quarter of 1998 was primarily attributable to a 55% increase in FlashPath unit sales in connection with the holiday selling season, partially offset by a 14% decline in average selling prices instituted by us in order to gain market share. Our gross profit and gross profit margin decreased as a result of this decrease in average selling price, as well as a $400,000 write-down of inventories related to the introduction of the eight megabyte SmartMedia card and a $300,000 write-off of unamortized tooling costs associated with the first version of our FlashPath product.

   /bullet/ The decrease in our revenues from the fourth quarter of 1998 to the first quarter of 1999 was primarily attributable to a 12% decrease in FlashPath unit sales, reflecting the drop in demand following the holiday selling season, and a 6% decrease in average selling price.

   /bullet/ The increase in our revenues from the first to second quarter of 1999 was primarily attributable to a 70% increase in FlashPath unit sales, partially offset by an approximately 5% decrease in average selling price.

     As a result of our extremely limited operating history, we do not have historical financial data for a significant number of periods on which to base planned operating expenses. Our expense levels are based in part upon our expectations concerning future revenue and, to an extent, are fixed. Quarterly revenues and operating results depend substantially upon the timing and amount of orders we receive from our relatively small number of customers, which may be tied to seasonal demand for the consumer electronic products manufactured and sold by these OEMs. Accordingly, the cancellation or delay of customer orders, or the loss of a significant customer, could have a material adverse effect on our business. We may be unable to adjust spending for our research and development or other activities in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall in revenue in relation to our expectations would have an immediate adverse effect on our business, results of operations and financial condition.

     Due to the above factors, quarterly revenues and results of operations are difficult to forecast, and we believe that period-to-period comparisons of our operating results are neither meaningful nor predictive of future performance. In one or more future quarters our results of operations may fall below the expectations of securities analysts and investors. In that event, the trading price of our common stock would likely be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES


     In 1996 and 1997, we financed our operations principally through loans payable to related parties. During 1998 and 1999, we financed our operations and repaid loans outstanding through short-term borrowings and the sale of equity securities in private placements with several strategic investors including Hitachi, NEC, Rohm, Toshiba and Yamaichi. At June 30, 1999, we had working capital of approximately $1.1 million and approximately $1.3 million of cash and cash equivalents.

     To date, we have experienced negative cash flows from operating activities. Net cash used in operating activities was approximately $6.0 million in 1998 and approximately $3.4 million in the first half of 1999. Cash used in operating activities in 1998 was primarily attributable to a net loss of approximately $5.5 million, a $3.8 million increase in accounts receivable and a $1.4 million increase in inventories, partially offset by a $4.0 million increase in accounts payable and accrued liabilities. Cash used in operating activities for the first six months of 1999 primarily resulted from a $2.2 million net loss and a $5.2 million increase in accounts receivable, partially offset by a $1.3 million decrease in inventories and a $2.6 million increase in accounts payable and accrued liabilities. Our accounts receivable and days sales outstanding increased significantly from 1998 to the first half of 1999, because of dramatic growth in sales of our FlashPath product, the majority of which occurred in Japan. At June 30, 1999 approximately $3.5 million, or 39%, of our accounts receivable were subject to extended payment term arrangements secured by promissory notes. This is a normal business practice in Japan and, in these cases, credit terms generally range from 90 to 150 days. In addition, our allowance for doubtful accounts at June 30, 1999 was minimal in relation to the value of the accounts receivable, but we believe it to be adequate because the majority of our revenues are derived from sales in Japan to "blue chip" customers, who either secure the accounts receivable with a promissory note or have historically consistently paid without default.

     Net cash used in investing activities of $2.1 million in 1998 was attributable to approximately $1.0 million of capital expenditures, primarily production equipment for the manufacture of our products, and our approximately $1.1 million time deposit that collateralizes our credit facility. Net cash used in investing activities in the first half of 1999 was $1.7 million, all of which was attributable to our purchases of property and equipment, primarily production equipment for an enhanced version of our FlashPath for SmartMedia product. Although we have no commitments, we expect that we will spend up to approximately $3.0 million for capital expenditures over the next 12 months to acquire production equipment for the products we are currently developing, particularly the FlashPaths for the Sony Memory Stick and the SanDisk MultiMediaCard.

     Net cash provided by financing activities totaled approximately $10.4 million in 1998 and consisted primarily of proceeds from our issuance of common stock and short-term borrowings under our credit facility, partially offset by the repayment of certain loans to affiliates. Net cash provided by financing activities was approximately $3.5 million in the first half of 1999 and consisted primarily of proceeds from our issuance of common stock and short-term borrowings. We have an approximately $2.2 million credit facility with a Japanese bank that permits borrowings based upon our time deposits and the accounts receivable of specified customers. Borrowings under the facility bear interest at 1.375% per year and mature December 1999.

     We believe that the net proceeds of this offering, along with cash on hand, will be sufficient to meet our working capital and anticipated capital expenditure needs for at least the next 12 months. Thereafter, we may require additional sources of funds to continue to support our business. The capital, if needed, may not be available or may not be available on terms acceptable to us.


YEAR 2000 ISSUES

     The "Year 2000 Issue" refers generally to the problems that some software may have in determining the correct century of the year. Many existing electronic systems, including computer systems, use only the last two digits to refer to a year. Therefore, these systems may recognize a date using "00" as 1900 rather than the year 2000. If not corrected, these electronic systems could fail or create erroneous results when addressing dates on and after January 1, 2000.

     In assessing the effect of the Year 2000 Issue on SmartDisk, we determined that we need to evaluate four general areas:

     /bullet/ Supplier relationships;

     /bullet/ Internal infrastructure;

     /bullet/ Products sold to customers; and

     /bullet/ Other third-party relationships.


     MANUFACTURER AND SUPPLIER RELATIONSHIPS. We outsource the manufacturing of our products to a number of subcontractors. If our subcontractors are affected by the Year 2000 Issue, our supply of products could be delayed or eliminated. Any disruption in our supply of products from our subcontractors would seriously harm our business, financial condition and results of operations. We are currently seeking assurances from our subcontractors that their manufacturing of our products will be unaffected by the Year 2000 Issue but have not received assurances to date.

     INTERNAL INFRASTRUCTURE. The Year 2000 Issue could also affect our internal systems, including both our information technology and non-information technology systems. We have completed an assessment of our material internal information technology systems, including third-party software and hardware technology. In addition, we are currently in the process of implementing changes to our network and workstation software and hardware for our information technology internal systems to make them Year 2000 ready. We have also completed an assessment of our non-information technology internal systems, such as our test facility, and we are currently in the process of implementing changes to make them Year 2000 ready. We expect to have all changes to our information and non-information technology internal systems completed by the end of September 1999. We do not currently have a remediation plan for non-compliant or possibly non-compliant information technology systems.

     PRODUCTS SOLD TO CUSTOMERS. Our FlashPath and Smarty products do not contain two digit date codes and therefore are generally unaffected by the Year 2000 Issue. However, once shipped, our products are used in conjunction with products which we do not develop. The performance of our products could be affected if a Year 2000 Issue exists in a different component of a customer's product. We have not, and will not, assess the existence of these potential problems in our customers' products.


     We do not currently have any information concerning the Year 2000 compliance status of our customers. Our current or future customers may incur significant expenses to achieve Year 2000 compliance. If our customers are not Year 2000 compliant, they may experience significant costs to remedy problems, or they may face litigation costs. In either case, Year 2000 issues could reduce or eliminate the budgets that current or potential customers could have for purchases of our products and services. As a result, our business, results of operations or financial condition could be materially adversely affected.

     OTHER THIRD-PARTY RELATIONSHIPS. We rely on outside vendors for utilities and telecommunication services as well as climate control, building access and other infrastructure services. We are not capable of independently evaluating the Year 2000 compliance of the systems utilized to supply these services. We cannot assure you that these suppliers will resolve any or all Year 2000 Issues with these systems before the occurrence of a material disruption to our business. Any failure of these third parties to resolve Year 2000 Issues with their systems in a timely manner could have a material adverse effect on our business, financial condition or results of operations.

     We have not developed a contingency plan to address situations that may result if we are unable to achieve Year 2000 readiness of our critical operations, and we do not plan to do so in the future.

Any investigations we have undertaken with respect to Year 2000 Issues have been funded from available cash, and these costs have not been separately accounted for. To date, these costs have not been significant.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement Number 133, Accounting for Derivative Instruments and Hedging Activities. We expect to adopt the new statement effective January 1, 2001. The statement will require us to recognize all derivatives on our balance sheet at fair value. We do not anticipate that the adoption of the statement will have a significant effect on our results of operations or financial position.

                                   BUSINESS

OVERVIEW


     SmartDisk is a market leader in the design and development of products that enable consumers to easily share digital data among advanced consumer electronic products, PCs and the Internet. Consumers are increasingly relying on the transfer of digital information between electronic devices as an important part of their daily lifestyles. We believe that our products provide an easy-to-use, cost-effective and versatile solution for the exchange of digital data. Our patented products, FlashPath and Smarty, allow consumers to use the familiar 3.5 inch floppy drive--found on most PCs worldwide--to simplify the exchange of images, music, voice and other digital data.

     Our current FlashPath product is used primarily to transfer images to PCs from digital cameras using the Toshiba SmartMedia flash memory card. SmartMedia cards are used in cameras made by a number of leading camera manufacturers, including Agfa, FujiFilm, Olympus, Polaroid, Ricoh, Sanyo, Sharp and Toshiba. During the 12-month period ended June 30, 1999, we sold over 700,000 FlashPaths.

     We are currently developing, with Sony and SanDisk, additional FlashPath products to support their flash memory cards--the Memory Stick and the MultiMediaCard. These flash memory cards are expected to have applications in "smart" cellular phones, digital cameras and camcorders, digital audio players and video game devices. FlashPath is also capable of transferring digital music downloaded from the Internet to the Diamond Rio MP3 audio player. In addition to our product development efforts with Sony and SanDisk, we also have strategic relationships with a number of key electronics industry players, including Hitachi, NEC and Toshiba. Our strategic partners actively participate in the development of our product pipeline, provide us with access to leading-edge manufacturing capabilities, and market and distribute our products globally.


INDUSTRY OVERVIEW


     Consumer lifestyles are being transformed by the increasing use of digital information in the home and workplace. Individuals increasingly rely upon PCs, computer networks and the Internet to access digital information for entertainment and productivity purposes. The proliferation of PCs in both the home and office, as well as the explosive growth of Internet use, has led to widespread consumer familiarity with the storage, manipulation, transfer and management of digital data.

     In recent years, digital computing and processing have expanded beyond the boundaries of desktop computer systems to include a broader array of sophisticated consumer electronic products. These products are often referred to as information appliances, or Internet appliances, because they are designed to provide the features and benefits of one or more Internet applications. These digital appliances include personal digital assistants, "smart" phones, Internet screen phones and gaming devices, and NetTVs. We believe that approximately 5.9 million of these types of digital appliances were shipped in 1998, and that this number will grow to approximately 54.8 million by 2002. A related digital product, the digital camera, has also achieved significant commercial success. We believe that approximately 3.1 million digital cameras were shipped in 1998, and that this number will grow to 19.6 million in 2002.


     The convergence of advanced consumer electronic products, PCs and the Internet offers consumers the opportunity to personalize and exchange digital data generated from a wide range of sources. This convergence has precipitated greater demand for connectivity. While significant resources have focused on increasing the speed and capacity of the connection between PCs and the Internet, the connection between digital appliances and PCs has yet to achieve the compatibility, simplicity and convenience sought by consumers.

     One of the principal barriers to connectivity is the variety of non-standardized flash memory cards available in the market today. Flash memory cards are the miniature devices used by many of the emerging consumer electronic products to store digital data. There are currently four major removable flash memory cards, none of which has emerged as an industry standard and none of which is compatible or operable with any of the others:

     /bullet/ the Toshiba SmartMedia card;

     /bullet/ the SanDisk CompactFlash card;


     /bullet/ the SanDisk MultiMediaCard; and


     /bullet/ the Sony Memory Stick.


     A second major barrier is the current lack of convenient connection methods. While many consumers have increased their use of digital appliances, there is still a large group of potential users that has not ventured beyond desktop PCs because they are intimidated by the inherent difficulty of connecting digital appliances that have non-conforming interfaces and difficult-to-master connections. As a result, we believe that the continued growth of the consumer-oriented digital appliance market will depend in large part upon the ability of users to conveniently transfer stored digital data which is captured by digital appliances. For example, the rapid growth of the digital camera market was based, to a large degree, upon consumers' ability to easily transfer images to family members and others through the Internet and manipulate the captured images with their PCs. The popularity of the PalmPilot was also largely fueled by the ability of consumers to easily connect and transfer data to and from their PCs. Therefore, one of the principal challenges faced by manufacturers of consumer digital appliances is the interface between their appliances and PCs or other digital appliances.


     There are currently a number of interfaces used to transfer data from digital appliances to personal computers:

   /bullet/ cable interfaces such as serial ports, the Universal Serial Bus, or USB, and parallel ports; and

   /bullet/ non-cable interfaces such as infrared interfaces and PCMCIA and floppy disk drive slots.


     We believe that most interfaces have disadvantages that make them impractical for use with consumer-oriented digital appliances. Consumers typically do not like to use cable connections, such as serial port, USB and parallel port connections. Those interfaces require the use of limited PC peripheral ports, which are frequently dedicated to connecting the PC to devices such as printers, modems, PalmPilots and other peripherals. In addition, the need to connect a cable to the back of the PC is inconvenient and often resisted. Other disadvantages of cable interfaces include desktop clutter and the fact that the newer interfaces such as USB are not present on most installed PCs. Some of the non-cable interfaces also have inherent limitations. For example, while virtually all portable PCs being sold today contain a PCMCIA slot or infrared interface as a standardized feature, we believe that neither the PCMCIA slot nor the infrared interface is generally available on desktop computers.


THE SMARTDISK SOLUTION

     We design, develop, manufacture and distribute easy-to-use, portable and low cost devices that facilitate data exchange between digital appliances, PCs and the Internet. Our patented products connect through the most widely-accepted and user-friendly PC interface, the 3.5 inch floppy disk drive, allowing the OEMs that market their and our consumer products to reach a large installed base of potential users.

     Our current and planned FlashPath and Smarty products are designed to offer the following principal benefits:

     EASE OF USE. Our products are easy to use and install. FlashPath transfers digital data to the PC without cables or hardware installation and without using limited desktop space or personal computer ports. A consumer using a digital camera removes the flash memory card that serves as the camera's digital film, places that flash memory card into our FlashPath product, and then inserts the FlashPath into the PC's 3.5 inch floppy disk drive. FlashPath easily transfers to the PC the images that are captured by the digital camera and stored on the flash memory card. The consumer can then use the PC to edit and print the image, add sound or text, transmit the image over the Internet or incorporate the image in advertisements, newsletters, reports or other documents produced using the PC.


     PRODUCTS COMPATIBLE WITH MULTIPLE MEDIA. We believe that our established ability to design products that support competing flash memory cards is critical because of the lack of flash memory industry standards. Our initial FlashPath product was designed to transfer digital photographs from the Toshiba SmartMedia card to the PC for transmission over the Internet. Other flash memory products under development are designed to be compatible with the Sony Memory Stick and the SanDisk MultiMediaCard. Our ability to design products compatible with multiple media is enhanced by our strategic relationships with the three leading manufacturers of flash memory storage cards--
SanDisk, Sony and Toshiba. By supporting various media, we will be able to address the data transfer needs of purchasers of existing and emerging digital appliances that use different flash memory cards. In addition, our Smarty product supports various smart card formats.


     FAMILIAR FORM. Our products are shaped like a 3.5 inch floppy disk and use the floppy disk drive slot familiar to most PC users. This widely recognized format reduces consumer intimidation frequently created by new technologies, facilitating the adoption of our products and various consumer-oriented digital appliances.


     VERSATILE. Our FlashPath and Smarty products can be used with a variety of PC hardware platforms and software environments. Our driver software is included with our products and can also be downloaded free of charge from the Internet. The software enables our products to operate with Windows 95, Windows 98, Windows NT, NEC Windows and Macintosh operating systems. As a result, the same FlashPath that is used by an advertising executive to transfer images from his Olympus digital camera to his Microsoft-based office PC can be used by his daughter to transfer images from her FujiFilm camera to her Apple computer. Similarly, the same FlashPath that is used to transfer images may also be used to transfer voice and other digital data from a variety of digital appliances that use the same flash memory card. The versatility of our products will become more important as consumers increase their reliance on flash memory cards to store and transfer digital data where traditional memory storage devices such as floppy disks are inadequate due to capacity or form factor constraints.


     INDEPENDENT POWER SOURCE. Unlike cables, our FlashPath and Smarty products do not rely upon a digital appliance's power source to transfer digital data from a flash memory card to a PC. Each of our products runs on two replaceable batteries. This is important because digital appliances, such as digital cameras, consume significant amounts of power and require frequent battery replacement or recharging. The use of cable interfaces quickly drains power from digital appliances, making those competing products less attractive.

BUSINESS STRATEGY

     Our objective is to establish our FlashPath products as the industry-standard solution for the transfer of data between digital appliances and PCs by strengthening our position as a technological and market leader. We also intend to capitalize on the anticipated growth of smart card applications through our Smarty product line. Key elements of our business strategy include the following:


     CAPITALIZE ON TECHNOLOGY EXPERTISE TO EXPAND OUR PRODUCT OFFERINGS. We have developed extensive expertise, intellectual property and core capabilities in flash memory data transfer and smart card technologies. Each of our products is developed using a building block approach that employs previously developed technologies. This ability to modify our existing technologies allows us to quickly respond to industry developments, providing first-to-market advantages and reducing development costs for future products. We expect to capitalize on our technology base and patent portfolio to design, develop and manufacture a broad range of data transfer devices that can operate across a variety of flash memory products, hardware platforms and software environments. In the short-term, we are developing products to transfer digital data between PCs and different flash memory cards and are expanding our applications to support digital audio players. In addition, we are using our technology expertise, patents and trade secrets to develop application-specific, non-PC-based devices that will permit flash memory cards to be used with other existing technologies. We will also strive to capitalize on our past design experience to develop products that support computer interfaces other than the 3.5 inch floppy disk drive.


     EXPAND CUSTOMER AND STRATEGIC INDUSTRY RELATIONSHIPS. We have formed strategic relationships with a number of leading consumer product OEMs and other key industry players, including FujiFilm, Hitachi, NEC, Olympus, SanDisk, Sony and Toshiba. We intend to continue to develop long-term alliances with a diversified base of OEMs and other industry participants in additional consumer electronics segments. We believe that these relationships provide significant operating leverage and a number of other important benefits:

   /bullet/ Our OEM customers advertise, promote, package, sell and distribute our products under some of the world's most recognized brand names. These include FujiFilm, Hitachi, Olympus, Polaroid, Sharp and Toshiba. As a result, we have access to extraordinary market clout without the need to invest heavily in our own marketing infrastructure and programs.


   /bullet/ Our product development relationships frequently provide access to flash memory card manufacturers early in the design phase of their product development process. This allows us to anticipate these manufacturers' future technological requirements and to develop long-term relationships across a number of products and through multiple product generations. In addition, these partners often assist with engineering and design for manufacturability, which helps assure that mechanical and electrical considerations are integrated into a total systems approach to achieve a high quality and cost-effective product.

     MAINTAIN MEDIA NEUTRALITY. We are using our flexible technology architecture and core capabilities to create products that enable consumers to use most leading flash memory cards. There is a rapidly growing number of digital appliances that use competing flash memory technologies, none of which we currently expect to become an industry standard. We are committed to maintaining media neutrality to enable users of various leading flash memory technologies to transfer data quickly and easily among devices that use different flash memory card formats.

     PROMOTE BRAND AWARENESS OF OUR PRODUCTS. Approximately 75% of our products are packaged, marketed and distributed by OEMs on a stand-alone basis. The remainder of our products are either packaged with the cameras manufactured by the OEMs or are shipped by us upon presentation by the consumer of a coupon that is provided, and paid for, by the OEM. Accordingly, it is critical that we obtain ultimate consumer acceptance of and demand for our products independent of sales that occur in conjunction with sales of our OEMs' products. To this end, we intend to build upon our initial success by promoting the FlashPath and Smarty brand names. Our brands are often displayed on the packaging of the OEM products and, as a result, we are able to benefit from the powerful advertising and promotion of our products by the OEMs while simultaneously building our brand identity. In addition, we intend to expand our use of advertising and other marketing programs designed to promote our brand and enhance brand awareness. We also intend to increase distribution channels for our products by promoting direct sales via the Internet and through retailers.

     EMPHASIZE USER-FRIENDLY PRODUCTS. We are committed to capitalizing on our patent portfolio to enable consumers to conveniently transfer images, music, voice and other types of digital data between consumer electronic devices, the Internet and PCs without hardware installation, cables or the use of PC peripheral ports.


TECHNOLOGY

     Since our inception, we have focused our research and development efforts on designing and developing products that facilitate the transfer of data from digital appliances using flash memory cards and smart cards to PCs. We have been actively involved in all aspects of this development process, including the development of a proprietary technology architecture which supports all of our FlashPath and Smarty products and can be used as the basis for new products. We believe that our patents provide substantial proprietary protection relating to the transfer of digital data through floppy disk interfaces. We also believe that we have developed particular expertise in research, product design and product development.

     Our products are compatible with a broad range of hardware platforms and software environments. Our floppy disk drive interface architecture builds upon key elements of our technology, including digital and analog ASICs, driver software and key mechanical components, and allows us to develop products that support different flash memory and smart cards. In addition, we believe that this architecture improves reliability, decreases time to market and lowers new product development costs. For example, the development of our FlashPath product for SmartMedia flash memory cards took approximately 18 months from determining product feasibility to commencing commercial production, and we expect the time for the development of our products for the MultiMediaCard and Sony Memory Stick will be shortened to less than 12 months. We believe that we will take advantage of similar opportunities to utilize our core technological capabilities as we continue our efforts to develop products to conveniently transfer digital data from competing flash memory cards to existing, non-PC technologies and, in the future, products that support computer interfaces other than the 3.5 inch floppy disk drive.


     During the remainder of 1999 and 2000, we expect that our development efforts will be primarily focused on the following initiatives:

   /bullet/ expanding our FlashPath product line to support the Sony Memory
     Stick and the MultiMediaCard;

   /bullet/ further reducing our production costs;

   /bullet/ enhancing product performance; and

   /bullet/ developing new, application-specific products that will allow flash memory cards to be used with existing non-PC technologies.


     An element of our business strategy is to enter into strategic alliances without licensing our technology to OEMs. Our strategic alliances with Hitachi, NEC, Sony and Toshiba began with their initial inquiries to license our FlashPath technology. Those preliminary overtures developed into more extensive dialogues and the exchange of information that permitted us to better demonstrate our technology platform, proprietary rights and research, design and development expertise. We believe that the broad scope of our strategic alliances with these leading industry participants demonstrates the appeal and strength of our proprietary technology. Many of these alliances have led to equity investments and cooperative development arrangements.

     The technology comprised in our product offerings consists of five key components:

   /bullet/ FLASH MEMORY OR SMART CARD READ/WRITE SYSTEM. This proprietary system uses the central processing logic to store data on and retrieve data from the flash memory card in the product.

   /bullet/ DIGITAL ASIC. Our proprietary digital ASIC prepares the digital data to be retrieved from the flash memory, encodes it and sends it to the analog ASIC. The digital ASIC also decodes data from the analog ASIC for use with the flash memory or smart card read/write system.

   /bullet/ ANALOG ASIC. Our proprietary analog ASIC converts the digital data to analog signals for retrieval from the flash memory card.

   /bullet/ CENTRAL PROCESSING UNIT. This unit consists of an industry standard microprocessor, memory and other processing logic to control the functions of the digital and analog ASICs and the flash memory or smart card read/write system.

   /bullet/ DRIVER SOFTWARE. Our proprietary driver software enables our products to operate with a variety of commonly installed personal computer operating systems such as Microsoft Windows.

MARKETING, CUSTOMERS AND STRATEGIC RELATIONSHIPS

     SALES AND MARKETING. We market and sell our current FlashPath product primarily to OEMs, including Agfa, FujiFilm, Olympus, Polaroid, Ricoh, Sanyo, Sharp and Toshiba. These OEMs compete in some of the fastest growing segments of the electronics industry, including digital cameras, digital audio players, digital camcorders and personal digital assistants.


     OEMs sell approximately 75% of our products on a stand-alone basis, and approximately 25% of our products are sold either packaged with the OEMs' products or are shipped by us upon presentation of a coupon that is provided, and paid for, by the OEMs. Often, both the OEM's brand name and our FlashPath or Smarty tradename appear on the product packaging. As a result, we benefit from the powerful advertising and promotion of our products by the OEMs without having to incur significant additional marketing expenses. For example, our products have been featured in OEM advertisements in major publications, including THE WALL STREET JOURNAL, TIME MAGAZINE and USA TODAY.


     The packaging of our FlashPath product with FujiFilm's and Olympus' digital cameras illustrates the synergistic relationships we have with some of our customers. Their marketing campaigns emphasize the convenience of using the FlashPath product to transfer digital photographs to the PC. We believe that our FlashPath adapter is one of the key reasons that many of the top selling digital cameras in the world use Toshiba's SmartMedia card. We shipped approximately 700,000 FlashPath units during the 12-month period ended June 30, 1999 largely as a result of our customers' extensive market penetration.

     We support the marketing activities of our customers with a dedicated product manager for each of our product lines. In addition, we support their sales efforts through sales training courses, public relations activities, trade shows and industry education programs. We also employ marketing communications personnel to develop packaging, brochures and other collateral materials.

     We market and sell our Smarty product to financial institutions and other service providers who promote Smarty to their customers as part of their smart card-based programs. Our Smarty customers include ABN Amro Bank (The Netherlands), Bally Gaming, Bank of America, la Caixa Bank (Spain) and Visa.


     As of August 31, 1999, we had 9 full-time employees engaged in sales and marketing activities. We also use the services of Japan-based dealers to serve as our agents in connection with sales to OEMs based in that country. Those intermediaries generally mark up the selling price to the OEM purchaser by approximately 3%. Our customers generally place orders for our products on an as-needed basis, with no long-term commitments.

     STRATEGIC RELATIONSHIPS. An important element of our business strategy is to develop strategic relationships with industry players that can assist us in the development of new products, provide us with access to leading-edge manufacturing capabilities and market and distribute our products globally. This approach allows us to concentrate our resources on our core expertise of product design and development, reduces our capital requirements and generally provides a high degree of operating leverage. In addition, our close relationships with flash memory card manufacturers and consumer product OEMs frequently provide insight into the current and future needs of these companies, enabling us to design specific products to meet these needs. OEMs frequently distribute our FlashPath product in connection with the distribution of their consumer electronic products. As a result, we believe that these strategic relationships allow us to take advantage of OEMs' direct sales organization, distributors and manufacturers' representatives. We evaluate potential collaborative arrangements on an ongoing basis and intend to continue to pursue additional strategic relationships.

     Set forth below are brief descriptions of some of our strategic relationships:

     TOSHIBA. Toshiba Corporation, a leading electronics company, played a critical role in our early development stage. Toshiba made an equity investment of approximately $10.0 million in SmartDisk and introduced us to most of the key technical personnel that now constitute our Tokyo-based applied engineering and production engineering team. Toshiba also assisted us in the development and engineering of FlashPath, helped guide our selection of manufacturing techniques, aided our introduction into mass production and introduced our management to potential strategic partners. Toshiba continues to provide cooperative support in several areas. For example, four of their engineers continue to reside in and provide full-time support to our Tokyo office on a contract basis.

     SONY. Under our co-development agreement with Sony, we are developing a FlashPath product for use with the Sony Memory Stick. Sony reimburses us for a portion of our development expenses and pays us additional fees during the course of development. We expect that we will manufacture, and that Sony will distribute, the co-developed product.

     SANDISK. We also have a co-development agreement with SanDisk, a leading developer and marketer of flash memory storage products, including CompactFlash and the MultiMediaCard. Under this arrangement, we are jointly developing a FlashPath product to support the SanDisk MultiMediaCard. We are funding the development costs and we will be entitled to revenues derived from the sale of our FlashPath for the MultiMediaCard. We will pay SanDisk a royalty based on the portion of those revenues derived from sales other than to SanDisk.

     VISA. We have a non-contractual arrangement with VISA International, a leading issuer of credit cards, to test our Smarty product. Under the pilot program, Smarty is used in conjunction with the Visa Platinum card to permit controlled access to the Visa website, allowing card holders to access account information and other ancillary services. Since inception of the program, Visa has purchased and distributed approximately 15,000 Smarty units.

     The following table illustrates the nature of some of our strategic relationships:



                                                       TYPE OF STRATEGIC RELATIONSHIP
                     --------------------------------------------------------------------------------------------------
                                        ASSISTED IN                                       MANUFACTURER
                       INVESTED IN        PRODUCT         PROVIDED        SUPPLIER OF     OF SMARTDISK     CUSTOMER OF
NAME                    SMARTDISK       DEVELOPMENT        LICENSE        COMPONENTS        PRODUCTS        SMARTDISK
------------------   --------------   --------------   --------------   --------------   --------------   -------------
Atmel ............                      /check mark/                      /check mark/
Hitachi ..........     /check mark/     /check mark/                                       /check mark/    /check mark/
Mitsumi ..........                      /check mark/                                       /check mark/
NEC ..............     /check mark/                                       /check mark/                     /check mark/
Rohm .............     /check mark/     /check mark/                      /check mark/
SanDisk ..........     /check mark/     /check mark/     /check mark/                                      /check mark/
Sony .............                      /check mark/     /check mark/
Toshiba ..........     /check mark/     /check mark/     /check mark/                                      /check mark/
Yamaichi .........     /check mark/     /check mark/                      /check mark/     /check mark/


PRODUCTS

     Each of our products is based upon our core, patented technology and is designed to easily transfer digital data between PCs, the Internet and various types of digital appliances.

     FLASHPATH. FlashPath is a solid state electronic device in the shape of a
3.5 inch floppy diskette. It works in any standard 3.5 inch floppy drive--the type found in most PCs today. The current principal use of our FlashPath product is to transfer images from digital cameras to PCs. Digital cameras use flash memory cards as film. After the flash memory card captures and stores images, the flash memory card is removed from the camera and is placed into FlashPath. FlashPath is then inserted into the PC's floppy disk drive and the images are transferred to the PC. With the aid of readily available software, the consumer may then edit the images, add text, graphics or sound, or mail the images over the Internet. Because FlashPath transfers images from the camera to the PC without using cables or PC peripheral ports and without any hardware installation, the consumer has a device that is familiar, easy to use, not intimidating and transportable among multiple PCs. FlashPath uses our proprietary driver software provided with our products and available free of charge from the Internet. Our driver software enables our products to operate with Windows 95, Windows 98, Windows NT, NEC Windows and Macintosh operating systems.


     Our current FlashPath product transfers images from digital cameras using the SmartMedia flash memory card manufactured by Toshiba and Samsung. A number of manufacturers use the SmartMedia card in their digital cameras, including Agfa, FujiFilm, Olympus, Polaroid, Ricoh, Sanyo, Sharp and Toshiba. During the 12-month period ended June 30, 1999, we sold over 700,000 FlashPath adapters for SmartMedia cards.


     We are also developing two other FlashPath products that use different flash memory media. One is designed to work with the Sony Memory Stick, which initially will have applications in digital cameras, and the other is designed to work with the SanDisk MultiMediaCard, which initially will be used in conjunction with "smart" cellular telephones being developed by Nokia and camcorders by JVC. In addition, we expect that these new FlashPath adapters will support other applications, including digital audio players. We recently completed production of a limited number of our FlashPath product for the Sony Memory Stick, and we expect to commercially introduce FlashPath for the Sony Memory Stick in the fourth quarter of 1999. We are currently in the early stages of developing a prototype of FlashPath for the SanDisk MultiMediaCard and we expect to commercially launch that product in the first quarter of 2000. We expect that these new products will enable us to reach new markets and new customers. In addition, we are developing a new consumer-oriented product that is designed to allow flash memory cards to be used with an existing, non-PC technology.

     SMARTY. Our Smarty products enable smart cards to store and retrieve information through a PC's floppy disk drive, thereby eliminating the need for dedicated smart card reader peripherals. Like our FlashPath products, the Smarty product is a solid state electronic device the size of a 3.5 inch floppy disk, is powered by two replaceable batteries and requires no external power source or wire connections. Smart cards are inserted into our Smarty product, which accesses information on the smart card from the card's embedded microprocessing chip. A user simply places the smart card into Smarty, inserts Smarty into the 3.5 inch floppy disk drive and connects with the smart card application. Smarty retrieves data from and stores data on any standard smart card without cable connections, without any hardware installation and without consuming PC peripheral ports.

     Smart cards are typically used to store information such as medical information, digital money and security codes. Accordingly, smart cards can serve as personal identification, a credit card, a mass transit pass and as a cash substitute for purchases at stores or over the Internet. Smart cards are used in a number of applications in Europe but, as yet, have not gained widespread consumer acceptance in the United States. However, we believe that acceptance is increasing among businesses, and companies such as Microsoft and Netscape have selected smart cards as key components of their systems architecture. Microsoft has also launched Windows Card, an operating system for the smart card.

     Today, Smarty is primarily being used in pilot programs, the earliest of which began in October 1997. The major users of Smarty are ABN Amro Bank (The Netherlands), Bally Gaming, Bank of America, la Caixa Bank (Spain) and Visa. The pilot programs have provided us with useful feedback that has resulted in improvements to the product, but we do not expect a significant increase in our Smarty sales in the near future. Smarty is designed to work with Microsoft's Personal Computer/Smart Card (PC/SC) standard.

RESEARCH AND DEVELOPMENT

     Our product design and development activities are conducted in both our Naples, Florida and Tokyo, Japan offices.


     NAPLES. Our Naples team is primarily responsible for our core research and development activities, including product conceptualization, software and firmware development, technical writing, printed circuit board layouts and mechanical engineering. Our Naples team has significant expertise with floppy disk drive interfaces, flash memory media and smart card interfaces, driver, user and utility software interfaces, and design and firmware for ASICs. Our engineers and other research and development employees also develop design specifications based on customer requirements and supervise our quality assurance activities. This 26-person Naples team consists of executive management, line management, engineers, developers and quality assurance personnel.

     TOKYO. Our Tokyo research and development team actively assists in the implementation of our product designs, with primary responsibility for applied engineering, production engineering and the supervision of our contract manufacturers. Our Tokyo team also plays a principal role in coordinating our development activities with the leading flash memory card manufacturers and refining the product requirements of our OEM customers. Other activities include the localization/translation of our products for the Japanese market, debugging and quality assurance. Our Tokyo research and development team consists of our Japanese subsidiary's Vice President of Engineering and four Toshiba engineers who provide services on a contract basis.

     For 1996, 1997, 1998 and the first six months of 1999, our research and development expenditures were approximately $720,000, $1.4 million, $1.6 million and $2.5 million, respectively.

     In addition, since our inception we have endeavored to develop and maintain close relationships with key suppliers of components and technologies in order to enable us to quickly introduce new products that incorporate the latest technological advances. As a result, the substantial resources of companies such as Hitachi, Mitsumi, NEC, Rohm, SanDisk, Sony, Toshiba and Yamaichi augment our internal research and development efforts. These cooperative arrangements take many forms and provide a number of benefits. For example, SanDisk, Sony and Toshiba have licensed technology to us that allows our products to interface with their flash memory cards and provide extensive engineering support. We believe that our close relationships with flash card manufacturers and consumer product OEMs also provide insight into their current and future needs, enabling us to design specific products that meet those requirements.


MANUFACTURING AND SOURCES OF SUPPLY


     We currently outsource our manufacturing and plan to continue to outsource manufacturing for the foreseeable future. This strategy allows us to focus on our core research, product design and development capabilities, and to reduce the substantial capital investment required to manufacture our products. We also believe that our use of experienced, high-volume manufacturers provides greater manufacturing specialization and expertise, higher levels of flexibility and responsiveness, and faster delivery of product than in-house manufacturing. In addition, we frequently seek the advice of our experienced manufacturers with respect to design changes that reduce manufacturing costs or lead times or increase the manufacturing yields and the quality of our finished products.

     Our products are currently manufactured in the Philippines at facilities operated by Yamaichi and Mitsumi. Under our manufacturing arrangements, we receive fully assembled and tested products based upon our proprietary designs and specifications. We selected our manufacturers based upon their reputations for quality, their cost structures, their production capacities and their support of state-of-the-art manufacturing processes and systems. However, our current dependence on a limited number of manufacturers exposes us to a variety of risks, including shortages of manufacturing capacity, and reduced control over delivery schedules, quality assurance, production yields and costs.

Accordingly, we intend to seek additional manufacturing capacity and, in particular, at least two manufacturers for each of our products. To that end, in January 1999, we signed an agreement with Hitachi to manufacture our Smarty product. We expect production by Hitachi to begin by the end of 1999. We do not have contracts in place with any of our current manufacturers.


     To ensure that products manufactured by others meet our standards, our Tokyo production and engineering team works closely with our contract manufacturers in all key aspects of the production process. We establish product specifications, select the components to be used to produce our products, select the suppliers, and negotiate the prices for most of these components. We also work with our contract manufacturers to improve process control and product design, and conduct periodic, on-site inspections of our manufacturers. In addition, our Tokyo team conducts monthly review meetings with our manufacturers to discuss sales forecasts and the procurement of long lead-time parts, production capacities and facilities.


     We rely upon a limited number of suppliers of several key components used in our products. In particular, Rohm manufactures our proprietary ASICs used in our FlashPath products and our proprietary analog ASICs used in our Smarty products, and Atmel manufactures our proprietary digital ASICs used in our Smarty products. Moreover, we purchase ASICs and other components pursuant to purchase orders placed from time to time and have no guaranteed supply arrangements. Our reliance on limited source suppliers involves several risks, including a potential inability to obtain an adequate supply of required components, unexpected price increases, lack of timely delivery and variable component quality.


COMPETITION

     There are no competitors known to us that offer a digital data transfer solution for flash memory or smart cards using a 3.5 inch floppy drive. However, we face competition from numerous providers of cable and other non-cable interfaces, including ports, USBs and infrared interfaces. These competing products are offered by a number of companies, including:

   /bullet/ in the case of flash memory card interfaces, Hagiwara, SanDisk and SCM Microsystems; and

   /bullet/ in the case of smart card interfaces, Gemplus, Hitachi, SCM
     Microsystems and Toshiba.


     The market for data transfer products is intensely competitive and characterized by rapidly changing technology and rapid changes in consumer preference. We believe that competition is likely to intensify as a result of increasing demand for digital appliances using flash memory cards. Future competition may also include flash memory card manufacturers and the consumer product OEMs that are our current customers. In addition, it is possible that third parties may design around our patents or license technology to develop competing products that use a 3.5 inch floppy drive interface.


     Many of our current and potential competitors have significantly greater financial, technical, marketing, purchasing and other resources than we do. As a result, our competitors may be able to respond more quickly to new or emerging technologies or standards or to changes in customer requirements. Our competitors may also be able to devote greater resources to the development, promotion and sale of products, and may be able to deliver competitive products at a lower end-user price. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our prospective customers. Therefore, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share. Any of these factors could have a material adverse effect on our business and operating results.

     We believe that the principal competitive factors affecting the market for flash memory connectivity and smart card products include:


   /bullet/ the extent to which products work with existing and will work with future digital appliances;

   /bullet/ ease of use;

   /bullet/ quality and reliability;

   /bullet/ rate of throughput, or data transfer speed;

   /bullet/ strength of distribution channels; and

   /bullet/ price.

     We believe that our products compete successfully on most of these bases.

INTELLECTUAL PROPERTY


     We do not intend to license our proprietary technology to flash memory card manufacturers, consumer product OEMs or other third parties in the future. We have granted Fischer International a non-exclusive license to produce our SafeBoot product until 2001. The protection of our intellectual property rights is critical to our future success, and we rely in part on patent, trade secret, trademark, maskwork and copyright law. We own five United States patents and 55 foreign patents. We also have a number of pending patent applications in various countries. Our patents and patent applications cover various aspects of our technology.

     Although we believe that our patent rights, when considered in conjunction with our allowed patent applications and trade secret protection, should prevent another party from manufacturing and selling competing data transfer products that use a floppy disk drive interface, we cannot guarantee that the steps we have taken to protect our technology will be successful. The patents issued to us may not be adequate to protect our proprietary rights, to deter misappropriation or to prevent an unauthorized third party from copying our technology, designing around the patents we own or otherwise obtaining and using our products, designs or other information. In addition, patents may not be issued under our current or future patent applications, and the patents issued under those patent applications could be invalidated, circumvented or challenged. It may also be particularly difficult to protect our products and intellectual property under the laws of some countries in which our products are or may be manufactured or sold.

     Moreover, third parties could develop technologies that are similar or superior to our technology or could make infringement claims against us. Regardless of the outcome, an infringement claim would likely result in substantial cost and diversion of our resources. In addition, we may not prevail in litigation or be able to license any valid and infringed patents from third parties on commercially reasonable terms, if at all. Any infringement claim or other litigation against us or by us could therefore harm our business, financial condition and results of operations.

     Our FlashPath and Smarty trademarks are registered in the United States and a variety of other countries in which we do business, and we will continue to evaluate the registration of additional trademarks as appropriate. However, we do not have the rights to the Smarty trade name in either Germany or The Netherlands, and our trademark application for the SmartDisk name is still pending in the United States. We also claim copyright protection for some of our proprietary software and documentation. In addition, we generally enter into confidentiality and non-disclosure agreements with our employees and with key consultants, vendors and suppliers.


EMPLOYEES


     As of August 31, 1999, we had 49 full-time employees, including 27 employees engaged in research and development, 9 engaged in sales and marketing and 13 engaged in general and administrative activities. Our employees are not represented by any collective bargaining agreements, and we have never experienced a work stoppage. We believe our employee relations are good.

PROPERTIES


     Our corporate and technical headquarters are located in Naples, Florida. We lease approximately 15,000 square feet of space in Naples, Florida under a three-year lease which expires in December 2001. We also lease approximately 3,500 square feet of space in Tokyo for our Japanese operations. This lease expires in April 2000. We believe that our existing facilities are adequate to support our existing operations and that, if needed, we will be able to obtain suitable additional facilities on commercially reasonable terms.


LITIGATION

     SmartDisk is not a party to any material legal proceedings.

                                  MANAGEMENT


EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     Our executive officers, directors and key employees, and their ages as of July 31, 1999, are as follows:

NAME                                 AGE                            POSITION
---------------------------------   -----   --------------------------------------------------------
Addison M. Fischer ..............    50     Chairman of the Board of Directors
Michael S. Battaglia ............    54     President, Chief Executive Officer and Director
Douglas R. Kraul ................    44     Vice President, Audio/Video Products
Michael R. Mattingly ............    50     Chief Financial Officer
Robert Protheroe ................    43     Senior Vice President, Research and Development
Daniel E. Reed ..................    31     Vice President, Corporate Development and Legal Affairs
Quresh Sachee ...................    36     Vice President, Marketing
Yoshiaki Uchida .................    56     Vice President and General Manager, Asian Operations
D. James Bidzos(1) ..............    54     Director
Anthony A. Ibarguen(2) ..........    39     Director
Shigeki Morita ..................    54     Director
Timothy Tomlinson(2) ............    49     Director
Hatim Tyabji(1) .................    54     Director
Joseph M. Tucci(1) ..............    51     Director

Other Key Employees:

NAME                            AGE                            POSITION
----------------------------   -----   --------------------------------------------------------
O. Lee Drennan .............    41     Director of Product Engineering
Kazuhisa Fukatsu ...........    58     Senior Manager, Production Control and Assistant to the
                                       President of SmartDisk International
Kazuhiro Iwata .............    53     Vice President, Engineering of SmartDisk International
Jon Kaplan .................    41     Vice President, Software Development
Konosuke Nakamura ..........    52     Vice President, Marketing of SmartDisk International

--------
(1)  Member of the compensation committee.
(2)  Member of the audit committee.


     ADDISON M. FISCHER has served as Chairman of the Board of Directors since our inception in 1997. Mr. Fischer has been an investor in numerous emerging technology companies as his principal occupation for at least the past five years. Many of these companies are involved in the fields of computer security and office automation. He also serves on the board of directors of a number of companies, including Fischer International Systems Corporation, a privately-held software company which he controls. He was also a long-time board member of and significant investor in RSA Data Security, Inc., a leader in cryptographic software, until its merger in 1996 with Security Dynamics, Inc. Mr. Fischer also controls Phoenix House Investments, L.L.C., our majority shareholder. In addition, Mr. Fischer was one of the founders of VeriSign, Inc., a publicly-held electronic credentials/digital certificate company. Mr. Fischer is a member of committees that set U.S. standards for computer security and electronic commerce. He has addressed the U.S. Congress, by invitation, on several topics, including digital signature standards, proposed FBI digital telephony legislation, and global U.S. competitiveness. Mr. Fischer holds numerous U.S. and international patents, and is a lifetime member of the Association of Former Intelligence Officers.

     MICHAEL S. BATTAGLIA has served as our President and Chief Executive Officer since January 1998 and as a director since October 1998. From May 1995 to December 1998, Mr. Battaglia was President and Chief Executive Officer of Fischer International Systems Corporation, a company controlled by Addison Fischer, our Chairman of the board of directors and holder of a majority interest in Phoenix House Investments, L.L.C., our major shareholder. During 1998, Mr. Battaglia served as an officer of both SmartDisk and Fischer International. From August 1992 to December 1994, Mr. Battaglia was President of Mosler Inc., a provider of electronic security systems and security equipment. For the 25-year period prior to his Mosler tenure, Mr. Battaglia held various senior management positions in the computer and information systems industry. He spent most of his professional career at Sperry Corporation in New York City and Philadelphia. Mr. Battaglia also serves on the board of directors of Fischer International, which is privately-held.


     DOUGLAS R. KRAUL has served as our Vice President, Audio/Video Products since July 1999. From February 1997 to June 1999, Mr. Kraul was President and Chairman of Harmony Systems, Inc., a developer of Internet desktop client software and applications for information management and electronic musical products. From October 1993 until February 1997, Mr. Kraul served in several positions with Motorola, Inc., an electronics and communications company, most recently as Vice President, General Manager, Motorola Platform Software Division and Vice President, General Manager, Personal Communicator Systems & Software Division.


     MICHAEL R. MATTINGLY has served as our Chief Financial Officer since May 1999 and was our Corporate Controller from February 1999 to May 1999. Previously, Mr. Mattingly was employed by Mosler Inc., a provider of electronic security systems and security equipment. During a 20-year career at Mosler, Mr. Mattingly held various positions in finance and accounting, most recently Cost Controller and Company Controller. Prior to his service with Mosler, Mr. Mattingly served in various financial and accounting positions with American Standard, Inc., a public company whose shares are traded on the New York Stock Exchange. His professional background includes 28 years of general accounting, cost accounting, planning and budgeting, as well as management of those functions.

     ROBERT PROTHEROE has served as our Senior Vice President, Research and Development since March 1999. From November 1995 to March 1999, Mr. Protheroe held senior management positions, most recently Vice President of Engineering, at IVI/Checkmate Electronics, Inc., an Atlanta based designer and manufacturer of point-of-sale payment systems. Prior to joining IVI/Checkmate, Mr. Protheroe was employed by Electronic Power Technologies, Inc., AT&T Global Information Systems and by NCR Corporation in various engineering and engineering management positions.

     DANIEL E. REED has served as our Vice President, Corporate Development and Legal Affairs since May 1999. From August 1994 to May 1999, Mr. Reed was an attorney with the law firm of Greenberg Traurig, P.A., Miami, Florida, where he concentrated his law practice in the areas of mergers and acquisitions, public offerings and private financings, representing both public and private companies. From August 1989 to April 1991, Mr. Reed served as a senior auditor with Ernst & Young, LLP, New York City, New York, concentrating his practice in the financial services and electronics industries.


     QURESH SACHEE has served as our Vice President, Marketing, since May 1998. From 1993 to May 1998, Mr. Sachee was employed by IVI/Checkmate Electronics, Inc., a designer and manufacturer of point-of-sale systems, in various positions, including Executive Vice President, Senior Vice President of Product Management, and prior to that, Vice President, International Sales. Prior to that time, Mr. Sachee was employed by VeriFone, Inc., a Hewlett Packard point-of-sale software products company, in various product development and marketing management positions, and by Unisys Corporation.


     YOSHIAKI UCHIDA has served as our Vice President and General Manager, Asian Operations, since November 1998. Prior to that time, Mr. Uchida spent 33 years with Toshiba Corporation in various management positions. He served as Deputy General Manager of Toshiba's OME manufacturing and development facility, and most recently was Senior Executive Vice President of MediaServe Corporation, a Toshiba affiliate.

     D. JAMES BIDZOS has served as a director since May 1998. Mr. Bidzos is presently Vice Chairman of the Board of Directors of Security Dynamics Technologies, Inc., a network security company, and served as its Executive Vice President from July 1996 to February 1999. From 1986 to February 1999,

Mr. Bidzos served as President, Chief Executive Officer and a director of RSA Data Security, Inc., an encryption software company that was acquired by Security Dynamics Technologies in July 1996. Mr. Bidzos is Chairman of the Board of Directors of VeriSign, Inc., an electronic credentials/digital certificate company, and was Chief Executive Officer of that company from April 1995 to July 1995.

     ANTHONY A. IBARGUEN has served as a director since August 1999. From September 1996, Mr. Ibarguen has served in varying capacities at Tech Data Corp., a manufacturer of micro-computer hardware and software, including President and Chief Operating Officer since March 1997. From August 1993 to August 1996, he was employed by ENTEX Information Services, Inc., an information technology company, as Executive Vice President of Sales and Marketing.

     SHIGEKI MORITA has served as a director since April 1999. Since 1994, Mr. Morita has served in various capacities with Toshiba Corporation, including his current position as General Manager, Strategic Marketing Divisions, which he has held since November 1998.


     TIMOTHY TOMLINSON has served as a director since SmartDisk's inception in 1997. He co-founded Tomlinson Zisko Morosoli & Maser LLP, a law firm, in 1983, and has been a partner there since that time. Mr. Tomlinson also serves on the board of directors of VeriSign, Inc., Oak Technology, Inc. and Portola Packaging, Inc., as well as other, privately held companies, including Fischer International where he has served since April 1999.


     HATIM TYABJI has served as a director since August 1999. Since September 1998, Mr. Tyabji has been Chairman and Chief Executive Officer of Saraide, Inc., a provider of Internet and wireless data services. From 1986 until 1998, Mr. Tyabji served as President and Chief Executive Officer of VeriFone, Inc. He also served as Chairman of VeriFone from 1992 until 1998. Mr. Tyabji is also a director of Best Buy Co., Inc., PubliCARD, Inc., Deluxe Corporation, Ariba Technologies, Inc., and Novatel Wireless, Inc.

     JOSEPH M. TUCCI has served as a director since August 1999. Since August 1990, Mr. Tucci has been employed by Wang Laboratories, Inc., a provider of information technology services and solutions, initially as Executive Vice President, Operations, and, since January 1993, as President and Chief Executive Officer. Mr. Tucci has been Chairman of the Board of Directors of Wang Laboratories since October 1993.

     O. LEE DRENNAN has served as our Director of Product Engineering since January 1998. From March 1991 to January 1998, he served in a number of positions for Fischer International and SmartDisk Security Corporation, most recently as Director of Product Engineering for Fischer International.

     KAZUHISA FUKATSU has served as Senior Manager, Production Control and Assistant to the President of SmartDisk International since June 1998. From July 1996 to May 1998, he served in the position of Director of Akia Corporation, a computer and electronics company. From September 1992 to July 1996, he served as Controller for Serano Japan Co., Ltd., a pharmaceutical company.


     KAZUHIRO IWATA has served as Vice President, Engineering of SmartDisk International since April 1999. Prior to that time, Mr. Iwata spent almost 28 years with Toshiba Corporation where he held a number of management positions, most recently Chief Specialist, Engineering Administration.

     JON KAPLAN has served as our Vice President, Software Development since January 1998. Prior to that time, he spent 8 years with Fischer International as Vice President, Product Development.

     KONOSUKE NAKAMURA has served as Vice President, Marketing of SmartDisk International since March 1999. Prior to that time, Mr. Nakamura spent nearly 29 years with Toshiba Corporation in various management positions. Most recently, he served as a Senior Manager, International Sales & Marketing, Storage Device Division for Toshiba.

BOARD OF DIRECTORS AND COMMITTEES


     Our certificate of incorporation provides for a board of directors consisting of three classes serving three-year staggered terms. Class I consists of Michael S. Battaglia and Timothy Tomlinson, with the initial term of office of the Class I directors expiring at the annual meeting of stockholders in 2002. Class II consists of Shigeki Morita, D. James Bidzos and Joseph M. Tucci, with the initial term of office of Class II directors expiring at the annual meeting of stockholders in 2000. Class III consists of Addison M. Fischer, Anthony A. Ibarguen and Hatim Tyabji, with the initial term of office of Class III directors expiring at the annual meeting of stockholders in 2001.


     The board of directors has a compensation committee and an audit committee.


     COMPENSATION COMMITTEE. The compensation committee of the board of directors reviews and makes recommendations to the board regarding all forms of compensation provided to the executive officers and directors of SmartDisk and its subsidiaries including stock compensation and loans. In addition, the compensation committee reviews and makes recommendations on stock compensation arrangements for all employees of SmartDisk. The compensation committee also administers our 1998 Employee Stock Option Plan, 1998 Directors and Consultants Stock Option Plan, 1999 Incentive Compensation Plan and 1999 Employee Stock Purchase Plan. The current members of the compensation committee are D. James Bidzos, Hatim Tyabji and Joseph M. Tucci, with Mr. Bidzos chairing the committee.

     AUDIT COMMITTEE. The audit committee of the board of directors reviews and monitors the corporate financial reporting and the internal and external audits of SmartDisk, including, among other things, our internal audit and control functions, the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal requirements that have a significant impact on our financial reports. The audit committee also consults with our management and our independent auditors regarding the preparation of financial statements and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. The current members of the audit committee are Timothy Tomlinson and Anthony A. Ibarguen, with Mr. Tomlinson chairing the committee.


DIRECTOR COMPENSATION

     Our 1999 Incentive Compensation Plan includes an automatic option grant program for non-employee directors of SmartDisk. See "Employee Benefit Plans - 1999 Incentive Compensation Plan" for a description of the automatic grant program.


     Timothy Tomlinson, one of our directors, will receive a stock grant of 2,500 shares of our common stock upon completion of this offering.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The compensation committee of the board of directors consisted in 1998 of Timothy Tomlinson and D. James Bidzos. It currently consists of Messrs. Bidzos, Tyabji and Tucci. There were no compensation committee interlocks during our last fiscal year.


EXECUTIVE COMPENSATION


     The following table sets forth compensation information for the fiscal year ended December 31, 1998 paid by us for services by our Chief Executive Officer and our other executive officer whose total salary and bonus for that fiscal year exceeded $100,000, collectively referred to below as the "named executive officers":

                           SUMMARY COMPENSATION TABLE


                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                  ANNUAL COMPENSATION                AWARDS
                                          ------------------------------------   -------------
                                                                                   SECURITIES
                                                                                   UNDERLYING      ALL OTHER
      NAME AND PRINCIPAL POSITION               SALARY              BONUS           OPTIONS       COMPENSATION
---------------------------------------   -----------------   ----------------   -------------   -------------
Michael S. Battaglia ..................      $  100,440(1)       $  45,000(1)       426,136                --
  Chief Executive Officer and President

Quresh Sachee .........................          89,306             47,500           50,000                --
  Vice President, Marketing

--------
(1) In addition, Mr. Battaglia received $100,440 in salary and $60,000 in bonus from Fischer International for services rendered to Fischer International in 1998. Commencing January 1, 1999, Mr. Battaglia became our full-time employee.


OPTION GRANTS IN LAST FISCAL YEAR


     The following table sets forth each grant of stock options during the fiscal year ended December 31, 1998 to each of the named executive officers. No stock appreciation rights were granted to these individuals during that year.

                                                       OPTION GRANTS IN 1998

                                                         INDIVIDUAL GRANTS
                               ----------------------------------------------------------------------
                                                                                                       POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                                                                          ANNUAL RATES OF
                                                                                                      STOCK PRICE APPRECIATION
                                NUMBER OF SECURITIES    % OF TOTAL OPTIONS    EXERCISE OR               FOR OPTION TERM(1)
                                 UNDERLYING OPTIONS    GRANTED TO EMPLOYEES   BASE PRICE   EXPIRATION -----------------------
NAME                                 GRANTED(2)           IN FISCAL YEAR      ($)(SH)(3)      DATE       5%($)       10%($)
------------------------------ ---------------------- ---------------------- ------------ ----------- ----------- -----------
Michael S. Battaglia .........        426,136                   45.5%          $  0.72      1/27/08    $192,956    $488,989
Quresh Sachee ................         30,000                    3.2              1.00       5/4/08      18,867      47,812
                                       20,000                    2.1              4.00      8/21/08      50,312     127,499

--------
(1) Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown, compounded annually, from the date of grant until the end of the option term. The amounts have been calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, a named executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, if the executive were to sell the shares on the date of exercise, so there is no assurance that the value realized will be equal to or near the potential realizable value as calculated in this table.
(2) The options granted to Michael Battaglia are immediately exercisable, subject to our right to repurchase the shares upon the termination of Mr. Battaglia's employment with us. Our repurchase right lapses as to 2% of the shares each month for fifty months from the date of grant. The options granted to Quresh Sachee in May 1998 are immediately exercisable, subject to our repurchase right which lapses as to 25% of the shares one year after the date of grant and as to 6.25% of the shares each quarter thereafter. Those options granted to Mr. Sachee in August 1998 are immediately exercisable, subject to our right of repurchase which lapses as to 25% of the shares on January 1, 2000 and as to 6.25% of the shares each quarter thereafter. Each of the options granted have a term of ten years from the date of grant, subject to acceleration upon a change of control of our company.
(3) Prior to this offering, there has been no public market for our common stock. The exercise price of each of these options is equal to the fair market value of our common stock on the date of grant as determined by our board of directors.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES


     The following table sets forth information concerning the year-end number and value of unexercised options for each of the named executive officers. There was no public trading market for the common stock as of December 31, 1998. In light of the substantial disparity between the fair market value of the common stock as of December 31, 1998, and the likely initial public offering price of the common stock, in order to quantify the effect of this offering on the value of the options we have used $11.00, the mid-point of the proposed offering range, in calculating the values in the table. These values have been calculated based on a price of $11.00 per share, minus the applicable per share exercise price. We have never granted stock appreciation rights. Value Realized is calculated by subtracting the aggregate exercise price paid from the likely value of the shares on completion of this offering.


         AGGREGATE OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES


                                                                       NUMBER OF
                                                                 SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                    SHARES                       DECEMBER 31, 1998(#)        AT DECEMBER 31, 1998($)
                                   ACQUIRED         VALUE    ----------------------------- ----------------------------
NAME                            ON EXERCISE(#)   REALIZED($)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------ ---------------- ------------ ------------- --------------- ------------- --------------
Michael S. Battaglia .........     426,136      $4,380,678           --               --            --              --
Quresh Sachee ................      30,000         300,000       20,000               --      $140,000              --


EMPLOYMENT AGREEMENTS

     The following executive officers have signed employment agreements with SmartDisk.


     MICHAEL S. BATTAGLIA. Mr. Battaglia's employment agreement has a three-year term ending December 31, 2002. His annual base salary is $275,000 and he is eligible for annual merit increases at the discretion of our board of directors and an annual bonus of $125,000 for 1999 if we achieve specific revenue and profitability goals. Bonuses for the remaining years in the term are at the discretion of the compensation committee of our board of directors. If we terminate Mr. Battaglia without cause, we must pay him severance of six months' base salary plus fifty percent of his bonus, if any, for the year in which he was terminated. Mr. Battaglia has agreed not to compete with us for one year after his employment if he resigns and for six months after his employment if we terminate him.

     ROBERT PROTHEROE. Mr. Protheroe's employment agreement has a three-year term ending March 15, 2002. His annual base salary is $180,000 and he is eligible for a bonus of $60,000 for 1999 if we achieve specific revenue and profitability goals. We have agreed to reimburse Mr. Protheroe for up to $40,000 in relocation expenses. Bonuses for the remaining years are at the discretion of the compensation committee of our board of directors. If we terminate Mr. Protheroe without cause, we must pay him severance of six months' base salary. Mr. Protheroe has agreed not to compete with us for one year after termination of his employment.

     QURESH SACHEE. Mr. Sachee's employment agreement has a two-year term ending May 3, 2000. His annual base salary is $150,000 and he is eligible for a bonus of $50,000 for 1999 if we achieve specific revenue and profitability goals. We agreed to reimburse Mr. Sachee for up to $40,000 in relocation expenses. If we terminate Mr. Sachee without cause, we must pay him severance of three months' base salary. Mr. Sachee has agreed not to compete with us for one year after termination of his employment if he resigns and for six months after his employment if we terminate him.


EMPLOYEE BENEFIT PLANS


     1999 INCENTIVE COMPENSATION PLAN. Our board of directors adopted our 1999 Incentive Compensation Plan in July 1999 and our stockholders approved the adoption of the plan in July 1999. We have reserved 2,500,000 shares of common stock for issuance under the plan. We have not granted any options under the plan. Under the plan, officers, employees, members of the board of directors and consultants are eligible to receive awards. The types of awards that may be made under the plan are options to purchase shares of common stock, stock appreciation rights, restricted shares, deferred shares, bonus shares, dividend equivalents and other stock-based awards. Options may be either incentive stock options that qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986 or nonstatutory stock options not designed to qualify for favorable tax treatment. If shares awarded under the plan are forfeited, then those shares will again become available for new awards under the plan. Annual cash awards are limited to $10,000,000 per person, and annual cash performance awards are limited to $20,000,000 per person.


     The compensation committee of our board of directors administers the plan. The committee has complete discretion to make all decisions relating to the interpretation and operation of the plan, including the discretion to determine which eligible individuals are to receive any award, and to determine the type, number, vesting requirements and other features and conditions of each award.

     The exercise price for incentive stock options granted under the plan may not be less than 100% of the fair market value of the common stock on the option grant date. The exercise price may be paid in cash or by other means, including a cashless exercise method as determined by the committee.


     The plan includes an automatic grant program for our non-employee directors. Under the plan, non-employee directors are automatically granted options to purchase 15,000 shares of common stock upon their initial election to the board of directors and 500 shares upon appointment to any committee of the board and upon appointment as chairman of a committee. Thereafter, the directors are granted options to purchase an additional 6,000 shares in January of each year that they serve on the board and 500 each year that they serve as a member, and 500 each year that they serve as chairman, of a committee. All options granted under the automatic grant program vest 2% a month for each month after the grant. Directors who were serving on the board on the date that the plan was adopted are eligible to participate in the program in 2001. Otherwise, directors are eligible upon election.


     Our board of directors may amend or terminate our plan at any time. If the board amends the plan, stockholder approval of the amendment will be sought only if required by an applicable law. The plan will continue in effect indefinitely unless the board decides to terminate the plan earlier.


     1999 EMPLOYEE STOCK PURCHASE PLAN. Our board of directors adopted our 1999 Employee Stock Purchase Plan in July 1999, and our stockholders approved the adoption of the plan in July 1999. We have reserved 465,000 shares of common stock for issuance under the plan, none of which has been issued. Once an employee enters the plan, on the first day of each offering period he or she is granted an option to purchase shares of our common stock, up to a maximum of 1,000 shares, on June 30 and December 31 of each offering period. The plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, will be implemented through successive twelve-month offering periods, generally commencing the first of January each year. The initial offering period will commence on the effective date of this offering and will run through December 31, 1999. The plan will be administered by the compensation committee. Employees will be eligible to participate if they are employed by us for at least 20 hours per week and have been employed for more than five (5) months in a calendar year. The plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation. The price of stock purchased under the plan will be 85% of the lower of the fair market value of the common stock at the beginning or the end of each twelve-month offering period. Employees may not be granted shares under the plan if immediately following a grant they would hold stock and/or options to acquire stock possessing more than 5% of the total voting power of the shares of our company. In addition, employees may be granted options to purchase a maximum of $25,000 worth of stock per year under the plan. Employees may end their participation at any time and participation ends automatically upon termination of employment with us. Our board of directors may amend or terminate the plan at any time. If the board amends the plan, stockholder approval of the amendment will be sought only if required by an applicable law.

     1998 EMPLOYEE STOCK OPTION PLAN. Our board of directors adopted our 1998 Employee Stock Option Plan in January 1998, and our stockholders approved the adoption of the plan in March 1998. We have reserved 1,454,545 shares of common stock for issuance under the plan, of which options to purchase 821,969 shares were outstanding as of July 31, 1999. Under the plan, the eligible individuals are our employees or those of any parent or subsidiary. The types of awards that may be made under the plan are options to purchase shares of common stock. Options may be incentive stock options that qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986 or nonstatutory stock options not designed to qualify for favorable tax treatment. If options awarded under the plan are forfeited, then the shares underlying those options will generally become available for new awards under the plan.


     Our board of directors or a committee of our board administers the plan. The administrator has complete discretion to make all decisions relating to the interpretation and operation of the plan, including the discretion to determine which eligible individuals are to receive any award, and to determine the type, number, vesting requirements and other features and conditions of each award.

     The exercise price for incentive stock options granted under the plan may not be less than 100% of the fair market value of the common stock on the option grant date. The exercise price may be paid in cash or, at the discretion of the compensation committee, in outstanding shares of common stock, by delivery of a promissory note, or by any combination of cash, shares of common stock or promissory notes. At the discretion of the compensation committee, the exercise price may also be paid by using a cashless exercise method.

     If a merger or other reorganization occurs, and our stockholders before the transaction hold a majority of the voting securities of the acquiring or surviving corporation after the transaction, outstanding options under the plan shall become exercisable for securities of the acquiring or surviving corporation. If our stockholders before the transaction hold less than a majority of the voting securities of the acquiring or surviving corporation after the transaction, outstanding options shall generally be canceled unless the merger or reorganization agreement provides otherwise.


     Our 1998 Employee Stock Option Plan was terminated in July 1999.

     1998 DIRECTORS AND CONSULTANTS STOCK OPTION PLAN. Our board of directors adopted our 1998 Directors and Consultants Stock Option Plan in January 1998, and our stockholders approved the adoption of the plan in March 1998. We have reserved 250,000 shares of common stock for issuance under the plan, of which options to purchase 144,281 shares were outstanding as of July 31, 1999. Under the plan, our officers, directors and consultants and those of our subsidiaries are eligible for option grants and other awards. The types of awards that may be made under the plan are options to purchase shares of common stock. Options will be nonstatutory stock options and are not designed to qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986. If options awarded under the plan are forfeited, then the shares underlying those options generally become available for new awards under the plan


     Our board of directors or a committee of the board administers the plan. The administrator has complete discretion to make all decisions relating to the interpretation and operation of the plan, including the discretion to determine which eligible individuals are to receive any award, and to determine the type, number, vesting requirements and other features and conditions of each award.

     The exercise price for stock options granted under the plan shall be determined by the compensation committee at the time of grant. The exercise price may be paid in cash or, at the discretion of the committee, in outstanding shares of common stock, by delivery of a promissory note, or by any combination of cash, shares of common stock or promissory notes. At the discretion of the committee, the exercise price may also be paid by using a cashless exercise method.

     If a merger or other reorganization occurs, and our stockholders before the transaction hold a majority of the voting securities of the acquiring or surviving corporation after the transaction, outstanding options under the plan shall become exercisable for securities of the acquiring or surviving corporation. If our stockholders before the transaction hold less than a majority of the voting securities of the acquiring or surviving corporation after the transaction, outstanding options shall generally be canceled unless the merger or reorganization agreement provides otherwise.


         Our 1998 Directors and Consultants Stock Option Plan was terminated in July 1999.

                             CERTAIN TRANSACTIONS

PRE-FORMATION ADVANCES


     Prior to 1997, Addison Fischer and his affiliates, including Fischer International, advanced SDSC, SmartDisk's predecessor, non-interest bearing loans in the aggregate amount of approximately $9.6 million in order to fund SmartDisk's operations. Of the total amount advanced to SDSC, approximately $4.6 million was contributed to the capital stock of SDSC in 1996 and 1997. SDSC repaid the remaining $5.0 million of advances in May 1998, of which $1,045,000 was paid to Fischer International and $3,955,000 was paid to Addison Fischer.

     In addition, from 1996 to March 1999, Addison Fischer and his affiliates, including Fischer International, advanced SmartDiskette Limited, or SDL, non-interest bearing loans in the aggregate amount of approximately $600,000. In May 1999, prior to SmartDisk's acquisition of SDL, these advances were converted into 96,710 shares of SDL common stock and, after the acquisition in May 1999, these shares were in turn converted into 76,018 shares of SmartDisk common stock.


FORMATION TRANSACTIONS


     Although SmartDisk commenced operations in January 1998, it did not receive significant capital contributions until February of that year. In February 1998, Toshiba, Phoenix House and SmartDisk entered into a joint venture agreement which detailed a plan of capital contribution, corporate governance and business strategies for SmartDisk. Pursuant to this agreement, each of Toshiba, Fischer International and Phoenix House agreed to purchase shares of SmartDisk common stock and become SmartDisk's principal stockholders.

     The agreement called for Toshiba to make an immediate loan to SmartDisk of $5.0 million in exchange for a convertible note. The note had an interest rate of 4% per annum. The note remained outstanding until May 22, 1998. At that time, Toshiba acquired 2,487,500 shares of SmartDisk common stock in exchange for a cash payment of $4,950,000 and delivery and cancellation of the February 1998 note, including accrued interest.

     At the same time that Toshiba purchased its shares of SmartDisk common stock, both Phoenix House and Fischer International acquired shares of SmartDisk common stock. Both Phoenix House and Fischer International are controlled by Addison Fischer, the Chairman of SmartDisk's board of directors. Phoenix House acquired 7,350,000 shares of SmartDisk common Stock in exchange for all of the outstanding shares of SDSC. As a result, SDSC became a wholly owned subsidiary of SmartDisk and SmartDisk became the owner of the exclusive patent licenses owned by SDSC. Fischer International acquired 150,000 shares of SmartDisk common stock in return for trademarks it owned relating to the SafeBoot, FlashPath and Smarty products. Immediately after their capital contributions, Fischer International, Toshiba and Phoenix House owned 68.8%, 23.3% and 1.4% of SmartDisk's outstanding common stock.

     On May 26, 1999, the shareholders of SDL, which included Addison Fischer and Phoenix House, exchanged all of their shares of SDL for 515,500 shares of SmartDisk common stock. Of the total number of SmartDisk shares issued, Addison Fischer received 428,768 shares, Phoenix House received 32,918 shares and the other shareholders of SDL received the remaining 53,814 shares. As a result of this transaction, SmartDisk acquired 100% of SDL, the indirect owner of its current principal patents.


FISCHER TRANSACTIONS


     In 1996 and 1997, all of the products of SDSC were sold through Fischer International and its affiliates. Under this arrangement, Fischer International and its affiliates received a fee of approximately 25% of the sales of SDSC. The consolidated revenues shown in SmartDisk's 1996 and 1997 financial statements, which reflect the revenue of SDSC, are net of the fees paid to Fischer

International and its affiliates. In addition, operating expenses totaling approximately $2.6 million in 1996 and $4.0 million in 1997 were incurred by Fischer International on behalf of SDSC.


     In January 1998, SDSC entered into an operating agreement with Fischer International and SmartDisk to provide operating services to SDSC, including developing and marketing the SafeBoot, FlashPath and Smarty products. SDSC agreed in return to reimburse Fischer International and SmartDisk for the expenses related to providing those services. Upon SmartDisk's obtaining control of SDSC in May 1998, this agreement was terminated and replaced with a new operating agreement between Fischer International and SmartDisk. Under this new agreement, as amended in June 1999, SmartDisk reimburses Fischer International for marketing, accounting and other similar services. In addition, until recently SmartDisk has shared office space with Fischer International. SmartDisk has reimbursed Fischer International for the cost of this office space as well as other general and administrative expenses. SmartDisk's share of these expenses is based on an internal analysis of the relative amount of time devoted to its business by employees of Fischer International as well as the overhead charges attributable to these employees. In 1998, SmartDisk paid Fischer International $1.5 million under this arrangement for the reimbursement of expenses under the operating agreement and for the other shared services.

     In May 1998, SmartDisk entered into license and distribution agreements with Fischer International. Under these agreements, SmartDisk granted Fischer International a non-exclusive license to its SafeBoot product and distribution rights to its SafeBoot, Smarty and FlashPath products until 2001. Pursuant to this agreement, Fischer International agreed to pay SmartDisk 33.3% of the net revenue derived from the sale of SmartDisk products on a stand-alone basis and 5% of the net revenue derived from the sale of SmartDisk products which are bundled with the products of third parties. In 1998, SmartDisk received approximately $285,000 from Fischer International under these agreements in royalties related to SafeBoot, and no royalties related to Smarty and FlashPath.


TOSHIBA TRANSACTIONS


     In May 1998, SmartDisk entered into a license agreement with Toshiba, which was contemporaneously becoming one of our principal shareholders. Under this agreement, Toshiba granted us a non-exclusive license to patents relating to the interface with Toshiba's SmartMedia cards. We agreed to pay a one-half of 1% royalty on the net sales price of our products that use the Toshiba license. This agreement was amended in September 1998 to expand the field of use for the non-exclusive license. In 1998, we paid approximately $222,000 to Toshiba under this license.


     In addition, we sell a number of our products to an affiliate of Toshiba which in turn serves as sales agent to Toshiba in its role as an OEM customer. In 1997 and 1998, we had aggregate sales to Toshiba or the sales agent of approximately $495,000 and $0.

     Also, since September 1998, four engineers from Toshiba have worked for us on a contract basis. In 1998, we paid Toshiba $74,296 for these services.

EMPLOYEE ADVANCES


     On March 3, 1998, we loaned Michael Battaglia $305,114 in connection with Mr. Battaglia's exercise of an option to acquire 426,136 shares of common stock. The loan bears interest at the rate of 5.47% per year and the interest is payable quarterly. The principal balance is due on the earlier of March 3, 2003 or the end of his employment with us or an affiliate of ours.

     On March 3, 1998, we loaned David Stone, a former officer, $61,023 in connection with Mr. Stone's exercise of an option to acquire 85,227 shares of common stock. The loan bore interest at the rate of 5.47% per year and was repaid in full in June 1998.


     On March 29, 1999, we loaned Robert Protheroe $60,000 in connection with his repayment of amounts owed to his previous employer. The loan bears interest at the rate of 4.71% per year and is due in four annual installments ending in 2003, unless his employment with us ends at an earlier date, in which case the principal balance and accrued interest are due within 30 days after termination of employment.

OTHER TRANSACTIONS


     On May 28, 1998, we sold 28,750 shares of our common stock at a price of $4.00 per share to First TZMM Investment Partnership, an entity affiliated with Tomlinson Zisko Morosoli & Maser LLP. Timothy Tomlinson, one of our directors, is a partner of Tomlinson Zisko Morosoli & Maser LLP.

     On July 1, 1999, as part of a larger round of investments led by SCM Microsystems, we sold an aggregate of 20,000 shares of common stock to Messrs. Tomlinson and Bidzos, two of our directors, for $160,000, or $8.00 per share. Individually, Mr. Tomlinson received 7,500 shares and Mr. Bidzos received 12,500. In addition, First TZMM Investment Partnership acquired 27,500 shares for $220,000.


     Timothy Tomlinson, one of our directors, is a partner of Tomlinson Zisko Morosoli & Maser LLP, which provided legal services to us in 1998. Fees paid in 1998 to Mr. Tomlinson's firm did not exceed 5% of the law firm's gross revenues for its last full fiscal year.

                            PRINCIPAL STOCKHOLDERS


     The table below sets forth information regarding the beneficial ownership of SmartDisk's common stock as of July 31, 1999, by the following individuals or groups:


   /bullet/ Each person or entity who is known by SmartDisk to own beneficially more than 5.0% of SmartDisk's outstanding stock;

   /bullet/ Each of the named executive officers;

   /bullet/ Each director of SmartDisk; and

   /bullet/ All directors and executive officers as a group.


     Unless otherwise indicated, the address of each of the individuals listed in the table is c/o SmartDisk Corporation, 3506 Mercantile Avenue, Naples, Florida 34104. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

     Percentage ownership in the following table is based on 12,523,511 shares of common stock outstanding as of July 31, 1999. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options that are presently exercisable or exercisable within 60 days of July 31, 1999 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

                                                                            SHARES BENEFICIALLY OWNED
                                                                       AS A PERCENTAGE OF CLASS OUTSTANDING
                                                   NUMBER OF SHARES    ------------------------------------
NAME OF BENEFICIAL OWNER                          BENEFICIALLY OWNED    BEFORE OFFERING     AFTER OFFERING
----------------------------------------------   -------------------   -----------------   ---------------
Phoenix House Investments, L.L.C.(1) .........        7,382,917               59.0%              47.6%
Addison M. Fischer(2) ........................        7,961,685               63.6               51.3
Toshiba Corporation(3) .......................        2,487,500               19.9               16.0
Michael S. Battaglia .........................          410,136                3.3                2.6
Quresh Sachee(4) .............................           50,000                  *                  *
Timothy Tomlinson(5) .........................           87,500                  *                  *
D. James Bidzos(6) ...........................           31,250                  *                  *
Anthony A. Ibarguen(7) .......................              310                  *                  *
Hatim Tyabji(8) ..............................              310                  *                  *
Joseph M. Tucci(9) ...........................              310                  *                  *
Shigeki Morita ...............................                0                  0                  0
All directors and executive officers
  as a group (14 persons)(10) ................        8,541,501               68.1               54.9

--------
  *  Less than one percent.
 (1) The address for Phoenix House is 400 West King Street, Carson City, Nevada 89703. Phoenix House is controlled by Addison M. Fischer, the Chairman of our board of directors.
 (2) Includes 7,382,917 shares held of record by Phoenix House and 150,000 shares held by Fischer International. Mr. Fischer effectively controls both entities.
 (3) The address for Toshiba Corporation is 1-1 Shibaura 1-Chome, Minato-ku, Tokyo 105, Japan.
 (4) Includes 20,000 shares subject to options either currently exercisable or exercisable by Mr. Sachee within 60 days of July 31, 1999.
 (5) Includes 80,000 shares held by investment partnerships or trusts for which Mr. Tomlinson is either the general partner or trustee. Mr. Tomlinson disclaims beneficial ownership of those shares, except to the extent of his pecuniary interest in the partnerships.

                                       53

 (6) Excludes shares held by Phoenix House, in which Mr. Bidzos owns a 2.5% ownership interest. Mr. Bidzos disclaims beneficial ownership of the shares held by Phoenix House.
 (7) Includes 310 shares subject to options either currently exercisable or exercisable by Mr. Ibarguen within 60 days of July 31, 1999.
 (8) Includes 310 shares subject to options either currently exercisable or exercisable by Mr. Tyabji within 60 days of July 31, 1999.
 (9) Includes 310 shares subject to options either currently exercisable or exercisable by Mr. Tucci within 60 days of July 31, 1999.
(10) See footnotes (2), (4), (5), (6), (7), (8) and (9) above.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL


     Our authorized capital stock consists of 60,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.


COMMON STOCK


     As of July 31, 1999, there were 12,523,511 shares of common stock outstanding that were held of record by approximately 43 stockholders. There will be 15,523,511 shares of common stock outstanding, assuming no exercise after July 31, 1999 of outstanding options, after giving effect to the sale of the shares of common stock offered to the public by this prospectus.


     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to any preferential rights of preferred stock holders, the holders of common stock are entitled to receive dividends on a pro rata basis, if any, declared from time to time by the board of directors out of legally available funds. We have never paid dividends in the past and do not intend to do so in the future. In the event of our liquidation, dissolution or winding up, subject to any preferential rights of preferred stock holders, the holders of common stock are entitled to share on a pro rata basis in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK


     On the closing of this offering, no shares of preferred stock will be outstanding. The board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any preferred stock.


REGISTRATION RIGHTS


     Concurrently with the purchase of our common stock by Toshiba Corporation, Phoenix House Investments, L.L.C. and Fischer International Systems Corporation, we entered into an agreement providing registration rights for Toshiba, Phoenix House and Fischer International. At any time after 180 days following the date of this prospectus, Toshiba Corporation, Phoenix House Investments, L.L.C. or the holders of a majority of the shares held by them may require us to file a registration statement under the Securities Act covering at least 20% of the securities of SmartDisk held by them, or a lesser percentage if the net aggregate offering price would exceed $10.0 million. We will not be required to comply with a request for registration on more than three occasions or within 60 days before or 180 days after our good faith estimate of the effective date of another registration statement filed pursuant to a request.


     When we are eligible to utilize a registration statement on Form S-3 to register an offering of our securities, holders of 20% of the shares held by Toshiba Corporation, Phoenix House Investments,

L.L.C. and Fischer International Systems Corporation may request that we file a registration statement on Form S-3, covering all or a portion of securities of SmartDisk held by them, provided that the aggregate public offering price is at least $500,000. These holders can request only two S-3 registrations.


     These registration rights will be subject to SmartDisk's right to delay the filing of a registration statement if, in the view of our board of directors, a filing would be seriously detrimental to us, not more than once in any 12-month period, for not more than 150 days after the appropriate number of holders have requested we file a registration statement.


     In addition, Toshiba Corporation, Phoenix House Investments, L.L.C., SCM Microsystems, Inc. and Fischer International Systems Corporation have "piggyback" registration rights. If we propose to register any common stock under the Securities Act, other than pursuant to the registration rights noted above and in some other instances, Toshiba Corporation, Phoenix House Investments, L.L.C. and Fischer International Systems Corporation may require us to include all or a portion of their securities in the registration. However, the managing underwriter, if any, of any offering has the right to limit the number of securities proposed to be included in the registration.

     We are required to bear all registration expenses incurred in connection with these registrations. Toshiba Corporation, Phoenix House Investments, L.L.C. and Fischer International Systems Corporation will pay all underwriting discounts and selling commissions applicable to the sale of their securities.

     We also agreed to indemnify Toshiba Corporation, Phoenix House Investments, L.L.C. and Fischer International Systems Corporation for any damages they suffer due to any untrue statement or omission that we make in a registration statement covering their shares.

     The registration rights of Toshiba Corporation, Phoenix House Investments, L.L.C. and Fischer International Systems Corporation under the agreement providing registration rights will terminate, as to each of them, when it may sell all its shares in a three-month period under Rule 144 under the Securities Act.

ANTITAKEOVER EFFECTS OF DELAWARE LAW AND PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS


     CERTIFICATE OF INCORPORATION AND BYLAWS. Our certificate of incorporation provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. Our certificate of incorporation also provides that the affirmative vote of 80% of our outstanding stock is required to remove any of our directors, to approve a business combination involving our company or for our stockholders to amend our bylaws or the anti-takeover provisions of our certificate of incorporation. Our bylaws provide that our stockholders may not call a special meeting of stockholders. The bylaws also include advance notice procedures with regard to the nomination, other than by the board of directors, of candidates for director elections. These provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of SmartDisk. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage some types of transactions that may involve an actual or threatened change of control of SmartDisk. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares or proxy fights and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.


     DELAWARE ANTITAKEOVER LAW. SmartDisk is subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15.0% or more of a corporation's voting stock. The existence of this provision may have an antitakeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for the common stock of SmartDisk, and there can be no assurance that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.


     Upon completion of this offering, we will have outstanding 15,523,511 shares of common stock based upon shares outstanding as of July 31, 1999, assuming no exercise of outstanding options prior to completion of this offering and no exercise of the underwriters' over-allotment option. Of these shares, the 3,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act except for any shares purchased by "affiliates" of SmartDisk as that term is defined in Rule 144 under the Securities Act. The remaining 12,523,511 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144. All of these restricted shares are subject to lock-up agreements providing that the stockholder generally will not offer, sell, contract to sell or otherwise dispose of any common stock or any securities that are convertible into common stock for a period of 180 days after the date of this prospectus without the prior written consent of BancBoston Robertson Stephens Inc. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, none of these shares will be eligible for resale until 181 days after the date of this prospectus. BancBoston Robertson Stephens Inc. may, at its sole discretion, and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

     Beginning 181 days after the date of this prospectus, approximately 11.5 million restricted shares will be eligible for sale in the public market, all of which are subject to the volume limitations under Rule 144 described below.


     In general, the volume limitations under Rule 144, as currently in effect, provide that beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell in any three-month period a number of shares that does not exceed the greater of:


   /bullet/ 1.0% of the number of shares of our common stock then outstanding, which will equal approximately 155,235 shares immediately after this offering; or

   /bullet/ the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of Form 144 with respect to the sale.


     Sales under Rule 144 must also be made in broker's transactions and are subject to notice requirements and to the public availability of current information about SmartDisk.


     Within 90 days following the effectiveness of this offering, we will file a registration statement on Form S-8 registering shares of common stock subject to outstanding options or reserved for future issuance under its stock option plans. As of July 31, 1999, options to purchase a total of 821,969 shares were outstanding and 34,315 shares were reserved for future issuance under our 1998 Employee Stock Option Plan, options to purchase a total of 144,281 shares were outstanding and 37,219 shares were reserved for future issuance under the 1998 Directors and Consultants Stock Option Plan, 2,500,000 shares were reserved for issuance under the 1999 Incentive Compensation Plan and 465,000 shares were reserved for issuance under the 1999 Employee Stock Purchase Plan. The holders of all of those outstanding options are subject to lock-up agreements. Common stock issued upon exercise of outstanding vested options, other than common stock issued to our affiliates, will be available for resale in the open market 181 days after the close of this offering.


     Beginning six months after the date of this offering, Toshiba Corporation, Phoenix House Investments, L.L.C. and Fischer International Systems Corporation will be entitled to registration rights for sale of their shares in the public market. Registration of those shares under the Securities Act would result in those shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration and this could affect the stock price at that time.

                                 UNDERWRITING


     The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Hambrecht & Quist LLC and U.S. Bancorp Piper Jaffray Inc., have severally agreed with SmartDisk, subject to the terms and conditions set forth in the underwriting agreement, to purchase from SmartDisk the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all the shares if any are purchased.

                                                        NUMBER
UNDERWRITER                                            OF SHARES
--------------------------------------------------   ------------
      BancBoston Robertson Stephens Inc. .........
      Hambrecht & Quist LLC ......................
      U.S. Bancorp Piper Jaffray Inc. ............
                                                     ---------
        Total ....................................   3,000,000
                                                     =========

     SmartDisk has been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to some dealers at that price less a concession of not in excess
of $      per share, of which $      may be reallowed to other dealers. After
the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction shall change the amount of proceeds to be received by SmartDisk as set forth on the cover page of this prospectus. The common stock is offered by the underwriters, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.


     The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.


     OVER-ALLOTMENT OPTION. SmartDisk has granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 450,000 additional shares of common stock at the same price per share as SmartDisk will receive for the 3,000,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the shares offered by this prospectus. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 3,000,000 shares are being sold. SmartDisk will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the shares of common stock offered by this prospectus. If the option is exercised in full, the total public offering price, underwriting discounts and commissions and proceeds to
SmartDisk will be $     , $      and $     , respectively.


     The following table summarizes the compensation and expenses we will pay.

                                                                                          TOTAL
                                                                            ----------------------------------
                                                                                 WITHOUT             WITH
                                                               PER SHARE     OVER-ALLOTMENT     OVER-ALLOTMENT
                                                              -----------   ----------------   ---------------
Underwriting discounts and commissions paid by us .........       $               $                  $
Expenses payable by us ....................................       $               $                  $


     INDEMNITY. The underwriting agreement contains covenants of indemnity among the underwriters and SmartDisk against some civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.


     LOCK-UP AGREEMENTS. Each of SmartDisk's executive officers, directors, director-nominees, stock-holders of record and option-holders of record has agreed with the representatives of the underwriters, for a period of 180 days after the date of this prospectus, subject to some exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by the holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no agreements between the representatives and any of SmartDisk's stockholders providing consent by the representatives to the sale of shares prior to the expiration of the lock-up period.

     FUTURE SALES. In addition, SmartDisk has agreed that during the lock-up period SmartDisk will not, without the consent of BancBoston Robertson Stephens Inc., subject to some exceptions,


   /bullet/ consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period or


   /bullet/ issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than SmartDisk's sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options, and the issuance of options or shares under existing stock option and incentive plans provided those options do not vest, or the right to resell those shares do not arise until, prior to the expiration of the lock-up period.


     LISTING. We have filed an application for the common stock to be quoted on The Nasdaq National Market under the symbol "SMDK."


     NO PRIOR PUBLIC MARKET. Prior to this offering, there has been no public market for the common stock of SmartDisk. Consequently, the initial public offering price for the common stock offered by this prospectus will be determined through negotiations between SmartDisk and the representatives of the underwriters. Among the factors to be considered in the negotiations are prevailing market conditions, financial information of SmartDisk, market valuations of other companies that SmartDisk and the representatives believe to be comparable to SmartDisk, estimates of the business potential of SmartDisk, the present state of SmartDisk's development and other factors deemed relevant.

     STABILIZATION. The representatives of the underwriters have advised SmartDisk that some persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering, if the common stock originally sold by the underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The representatives have advised SmartDisk that the transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     DIRECTED SHARE PROGRAM. At our request, the underwriters have reserved up to 7.5 percent of the shares of common stock to be issued by SmartDisk and offered by this prospectus for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of SmartDisk. Those shares will be offered to the program participants on the same basis as the shares offered to the general public. The number of shares of common stock available for sale to the general public will be reduced to the extent that those individuals purchase all or a portion of these reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the shares of common stock offered by this prospectus.


                                 LEGAL MATTERS


     The validity of the common stock offered by this prospectus will be passed upon for SmartDisk by Greenberg Traurig, P.A., Miami, Florida. Certain legal matters in connection with the offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                    EXPERTS


     Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements at December 31, 1997 and 1998 and June 30, 1999 and for each of the three years in the period ended December 31, 1998 and the six months ended June 30, 1999, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                   WHERE YOU CAN FIND ADDITIONAL INFORMATION


     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to SmartDisk and the common stock offered by this prospectus, refer to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; refer in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement of the type referred to in the preceding sentence is qualified in all respects by reference to the exhibit. You may inspect a copy of the registration statement without charge at the Securities and Exchange Commission's principal office in Washington, D.C. and obtain copies of all or any part thereof upon payment of a fee from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Securities and Exchange Commission's regional offices in New York, located at 7 World Trade Center, Suite 1300, New York, New York 10048, or in Chicago, located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's World Wide Web address is www.sec.gov.

     SmartDisk intends to furnish holders of its common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. SmartDisk intends to furnish other reports as it may determine or as may be required by law.

                             SMARTDISK CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 1997 and 1998 and
              Six months ended June 30, 1998 (Unaudited) and 1999

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                           PAGE
                                                                                          -----
Report of Independent Certified Public Accountants ....................................    F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999 ........    F-3

Consolidated Statements of Operations for the Years Ended December 31, 1996, 1997 and
  1998 and for the Six Months Ended June 30, 1998 (Unaudited) and 1999 ................    F-4

Consolidated Statements of Stockholders' Deficit for the Years Ended December 31, 1996,
  1997 and 1998 and for the Six Months Ended June 30, 1999 ............................    F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 1996, 1997 and
  1998 and for the Six Months Ended June 30, 1998 (Unaudited) and 1999 ................    F-6

Notes to Consolidated Financial Statements ............................................    F-7

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of SmartDisk Corporation:

     We have audited the accompanying consolidated balance sheets of SmartDisk Corporation as of December 31, 1997 and 1998, and June 30, 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1998 and for the six months ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SmartDisk Corporation at December 31, 1997 and 1998, and June 30, 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 and for the six months ended June 30, 1999, in conformity with generally accepted accounting principles.

                                        /s/ Ernst & Young LLP

Miami, Florida,
August 11, 1999

                             SMARTDISK CORPORATION
                          CONSOLIDATED BALANCE SHEETS

                                                                                                              PRO FORMA
                                                                                                            STOCKHOLDERS'
                                                                   DECEMBER 31,                               EQUITY AT
                                                         --------------------------------     JUNE 30,        JUNE 30,
                                                               1997             1998            1999        1999 (NOTE 7)
                                                         ---------------- --------------- --------------- ----------------
                                                                                                             (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents .............................  $     329,778    $   2,919,728   $   1,335,145
 Restricted cash .......................................             --        1,050,000       1,050,000
 Accounts receivable, net of allowance for doubtful
   accounts of $0 in 1997, $33,848 in 1998 and
   $70,814 in 1999 .....................................             --        3,736,751       8,945,407
 Inventories, net ......................................        294,496        1,689,020         376,312
 Prepaid expenses and other current assets .............         24,005          120,782         880,672
                                                          -------------    -------------   -------------
  Total current assets .................................        648,279        9,516,281      12,587,536
Property and equipment, net ............................        210,119          682,014       1,956,298
Intangible assets, net .................................        748,137          740,978         771,168
Deposits and other assets ..............................             --          196,682         123,657
                                                          -------------    -------------   -------------
TOTAL ASSETS ...........................................  $   1,606,535    $  11,135,955   $  15,438,659
                                                          =============    =============   =============
LIABILITIES, REDEEMABLE COMMON
 STOCK, AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accounts payable ......................................  $     253,812    $   3,706,297   $   4,646,017
 Bank line of credit ...................................             --        2,247,718       4,455,088
 Deferred research and development
   contract revenue ....................................             --               --         968,415
 Other accrued liabilities .............................        147,933          693,590       1,392,815
 Due to related parties ................................      1,045,000               --              --
 Stockholder loan ......................................      3,955,000               --              --
                                                          -------------    -------------   -------------
  Total current liabilities ............................      5,401,745        6,647,605      11,462,335
Stockholder loan .......................................        644,591          648,147              --
Deferred income tax liability ..........................        186,039          184,658         117,429
Commitments and contingencies ..........................             --               --              --
Redeemable common stock: 2,487,500 shares issued
 and outstanding .......................................             --        9,991,918       9,991,918              --
Stockholders' deficit:
 Common stock: $.001 par value; 60,000,000 shares
   authorized; 7,747,892 issued and outstanding in
   1997; 9,296,723 issued and 9,216,496 outstanding
   in 1998; 9,716,988 issued and 9,636,011
   outstanding in 1999; 12,204,488 issued and
   12,123,511 outstanding pro forma at June 30,
   1999 ................................................          7,748            9,297           9,717   $      12,204
 Capital in excess of par value ........................     12,375,340       16,351,092      18,716,040      28,705,471
 Treasury stock, 80,227 shares in 1998 and 80,977 in
   1999, at cost .......................................             --          (57,764)        (58,304)        (58,304)
 Accumulated other comprehensive income ................        188,740          478,948         473,517         473,517
 Notes receivable from officers/employees ..............             --         (417,334)       (417,334)       (417,334)
 Accumulated deficit ...................................    (17,197,668)     (22,700,612)    (24,856,659)    (24,856,659)
                                                          -------------    -------------   -------------   -------------
  Total stockholders' equity (deficit) .................     (4,625,840)      (6,336,373)     (6,133,023)  $   3,858,895
                                                          -------------    -------------   -------------   =============
TOTAL LIABILITIES, REDEEMABLE
 COMMON STOCK, AND STOCKHOLDERS'
 DEFICIT ...............................................  $   1,606,535    $  11,135,955   $  15,438,659
                                                          =============    =============   =============

        The accompanying notes are an integral part of these consolidated financial statements.

                             SMARTDISK CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                               FOR THE SIX MONTHS
                                                  YEARS ENDED DECEMBER 31,                       ENDED JUNE 30,
                                      ------------------------------------------------- --------------------------------
                                            1996             1997            1998             1998            1999
                                      ---------------- --------------- ---------------- --------------- ----------------
                                                                                          (UNAUDITED)
Revenues
 Product sales ......................  $     500,252    $    892,530     $ 15,038,281    $  3,789,979     $ 13,796,720
 Royalties ..........................             --              --          284,298         182,323          196,020
                                       -------------    ------------     ------------    ------------     ------------
Total revenues ......................        500,252         892,530       15,322,579       3,972,302       13,992,740
Cost of revenues ....................        366,693         300,678       12,600,330       3,252,518       10,271,018
                                       -------------    ------------     ------------    ------------     ------------
Gross profit ........................        133,559         591,852        2,722,249         719,784        3,721,722
Operating expenses
 Research and development ...........        720,009       1,411,986        1,607,950         684,871        2,453,491
 Sales and marketing ................          5,884          11,582        2,546,602         730,750        1,443,385
 General and administrative .........      3,418,010       3,184,552        4,149,191       2,085,899        1,971,408
 Impairment loss ....................      7,807,157              --               --              --               --
                                       -------------    ------------     ------------    ------------     ------------
Total operating expenses ............     11,951,060       4,608,120        8,303,743       3,501,520        5,868,284
                                       -------------    ------------     ------------    ------------     ------------
Operating loss ......................    (11,817,501)     (4,016,268)      (5,581,494)     (2,781,736)      (2,146,562)
Gain (loss) on foreign exchange .....             --              --          (47,678)         (2,324)          29,639
Interest and other income ...........             --           8,210           75,770          63,705           51,900
Interest expense ....................           (275)           (514)         (51,858)        (47,058)         (23,258)
                                       -------------    ------------     ------------    ------------     ------------
Net loss before income taxes ........    (11,817,776)     (4,008,572)      (5,605,260)     (2,767,413)      (2,088,281)
Income tax expense (benefit) ........     (2,347,876)        (44,598)        (102,316)        (38,394)          67,766
                                       -------------    ------------     ------------    ------------     ------------
Net loss ............................  $  (9,469,900)   $ (3,963,974)    $ (5,502,944)   $ (2,729,019)    $ (2,156,047)
                                       =============    ============     ============    ============     ============
Net loss per share ..................  $       (1.25)   $      (0.51)    $      (0.68)   $      (0.35)    $      (0.24)
                                       =============    ============     ============    ============     ============
Shares used in computing
 net loss per share .................      7,578,889       7,738,909        8,040,169       7,773,719        9,042,975
                                       =============    ============     ============    ============     ============

The accompanying notes are an integral part of these consolidated financial statements.

                             SMARTDISK CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                    COMMON STOCK       CAPITAL IN
                                --------------------    EXCESS OF    COMPREHENSIVE
                                   SHARES    AMOUNT     PAR VALUE         LOSS
                                ----------- -------- -------------- ---------------
BALANCE,
 DECEMBER 31, 1995 ............  7,350,000   $7,350   $   176,725
Comprehensive loss:
  Net loss ....................                                      $ (9,469,900)
  Foreign currency
   translation ................                                           181,207
                                                                     ------------
  Comprehensive loss ..........                                      $ (9,288,693)
                                                                     ============
Acquisition of SDL ............    374,639      375     6,941,730
Contribution of stockholder
 loan to capital ..............                         3,908,823
                                                      -----------
BALANCE,
 DECEMBER 31, 1996 ............  7,724,639    7,725    11,027,278
Comprehensive loss:
  Net loss ....................                                      $ (3,963,974)
  Foreign currency
   translation ................                                             7,533
                                                                     ------------
  Comprehensive loss ..........                                      $ (3,956,441)
                                                                     ============
Acquisition of SDL ............     23,253       23       693,401
Contribution of stockholder
 loan to capital ..............                           654,661
                                                      -----------
BALANCE,
 DECEMBER 31, 1997 ............  7,747,892    7,748    12,375,340
Comprehensive loss:
  Net loss ....................                                      $ (5,502,944)
  Foreign currency
   translation ................                                           290,208
                                                                     ------------
  Comprehensive loss ..........                                      $ (5,212,736)
                                                                     ============
Issuance of common stock for
 trademarks ...................    150,000      150          (150)
Issuance of common stock ......    666,250      666     3,164,334
Shares issued upon exercise of
 options ......................    699,863      700       511,601
Acquisition of SDL minority
 interest .....................     32,718       33       299,967
Repurchase of common stock.....
BALANCE,
 DECEMBER 31, 1998 ............  9,296,723    9,297    16,351,092
Comprehensive loss:
  Net loss ....................                                      $ (2,156,047)
  Foreign currency
   translation ................                                            (5,431)
                                                                     ------------
  Comprehensive loss ..........                                      $ (2,161,478)
                                                                     ============
Issuance of common stock ......    250,000      250     1,099,750
Stock compensation ............                            76,500
Shares issued upon exercise of
 options ......................     47,875       48       175,448
Issuance of SDL shares ........      8,872        9        65,216
Conversion of stockholder
 loan into SDL shares .........     76,018       76       648,071
Issuance of common stock
 for license ..................     37,500       37       299,963
Repurchase of common stock.....
BALANCE,
 JUNE 30, 1999 ................  9,716,988   $9,717   $18,716,040
                                 =========   ======   ===========

                                                                     NOTES
                                                   ACCUMULATED     RECEIVABLE
                                                      OTHER           FROM                        TOTAL
                                   ACCUMULATED    COMPREHENSIVE    OFFICERS/     TREASURY     STOCKHOLDERS'
                                     DEFICIT          INCOME       EMPLOYEES       STOCK         DEFICIT
                                ---------------- --------------- ------------- ------------ ----------------
BALANCE,
 DECEMBER 31, 1995 ............  $  (3,763,794)     $     --      $       --    $      --     $ (3,579,719)
Comprehensive loss:
  Net loss ....................     (9,469,900)
  Foreign currency
   translation ................                      181,207
  Comprehensive loss ..........                                                                 (9,288,693)
Acquisition of SDL ............                                                                  6,942,105
Contribution of stockholder
 loan to capital ..............                                                                  3,908,823
                                                                                              ------------
BALANCE,
 DECEMBER 31, 1996 ............    (13,233,694)      181,207              --           --       (2,017,484)
Comprehensive loss:
  Net loss ....................     (3,963,974)
  Foreign currency
   translation ................                        7,533
  Comprehensive loss ..........                                                                 (3,956,441)
Acquisition of SDL ............                                                                    693,424
Contribution of stockholder
 loan to capital ..............                                                                    654,661
                                                                                              ------------
BALANCE,
 DECEMBER 31, 1997 ............    (17,197,668)      188,740              --           --       (4,625,840)
Comprehensive loss:
  Net loss ....................     (5,502,944)
  Foreign currency
   translation ................                      290,208
  Comprehensive loss ..........                                                                 (5,212,736)
Issuance of common stock for
 trademarks ...................
Issuance of common stock ......                                                                  3,165,000
Shares issued upon exercise of
 options ......................                                     (417,334)                       94,967
Acquisition of SDL minority
 interest .....................                                                                    300,000
Repurchase of common stock.....                                                   (57,764)         (57,764)
                                                                                ---------     ------------
BALANCE,
 DECEMBER 31, 1998 ............    (22,700,612)      478,948        (417,334)     (57,764)      (6,336,373)
Comprehensive loss:
  Net loss ....................     (2,156,047)
  Foreign currency
   translation ................                       (5,431)
  Comprehensive loss ..........                                                                 (2,161,478)
Issuance of common stock ......                                                                  1,100,000
Stock compensation ............                                                                     76,500
Shares issued upon exercise of
 options ......................                                                                    175,496
Issuance of SDL shares ........                                                                     65,225
Conversion of stockholder
 loan into SDL shares .........                                                                    648,147
Issuance of common stock
 for license ..................                                                                    300,000
Repurchase of common stock.....                                                      (540)            (540)
                                                                                ---------     ------------
BALANCE,
 JUNE 30, 1999 ................  $ (24,856,659)     $473,517      $ (417,334)   $ (58,304)    $ (6,133,023)
                                 =============      ========      ==========    =========     ============

           The accompanying notes are an integral part of these consolidated financial statements.

                             SMARTDISK CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           YEARS ENDED DECEMBER 31,
                                                              --------------------------------------------------
                                                                    1996             1997             1998
                                                              ---------------- ---------------- ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss ....................................................   $ (9,469,900)    $ (3,963,974)    $ (5,502,944)
Adjustments to reconcile net loss to
 net cash used in operating activities:
  Depreciation ..............................................        130,494          227,089          613,777
  Amortization ..............................................      1,653,914          179,346          410,917
  Bad debt expense ..........................................             --               --           26,565
  Provision for inventory obsolescence ......................             --               --               --
  Foreign currency (gain) loss ..............................             --               --          (31,235)
  Employee stock option expense .............................             --               --               --
  Deferred income tax benefit ...............................     (2,347,876)         (44,598)        (102,316)
  Impairment loss ...........................................      7,807,157               --               --
  Changes in assets and liabilities:
   (Increase) decrease in assets:
   Accounts receivable ......................................             --               --       (3,763,316)
   Inventories ..............................................        289,236           23,529       (1,394,524)
   Prepaid expenses and other current assets ................        (25,237)        (274,894)         (80,660)
   Deposits and other assets ................................        (20,525)          20,525         (176,942)
   Increase (decrease) in liabilitities:
   Accounts payable .........................................        546,890         (397,416)       3,452,485
   Deferred research and development contract revenue .......             --               --               --
   Other accrued liabilities ................................         (4,584)          80,588          587,575
                                                                ------------     ------------     ------------
Net cash used in operating activities .......................     (1,440,431)      (4,149,805)      (5,960,618)
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment ........................       (200,821)        (284,943)      (1,019,878)
 Increase in restricted cash ................................             --               --       (1,050,000)
                                                                ------------     ------------     ------------
Net cash used in investing activities .......................       (200,821)        (284,943)      (2,069,878)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of exchangeable note ................             --               --        5,000,000
 Net proceeds from line of credit ...........................             --               --        2,247,718
 Net proceeds (repayment) of stockholder loan ...............      1,450,844        3,709,527       (3,955,000)
 Proceeds (repayment) of due to related parties .............             --        1,045,000       (1,045,000)
 Proceeds from sale of redeemable common stock ..............             --               --        4,950,000
 Proceeds from sale of common stock .........................             --               --        3,165,000
 Proceeds from exercise of stock options ....................             --               --           94,967
 Proceeds from sale of stock by SDL .........................             --               --               --
 Purchase of treasury stock .................................             --               --          (57,764)
                                                                ------------     ------------     ------------
Net cash provided by financing activities ...................      1,450,844        4,754,527       10,399,921
Effect of exchange rate fluctuations on cash ................          4,490            1,973          220,525
                                                                ------------     ------------     ------------
Increase (decrease) in cash and cash equivalents ............       (185,918)         321,752        2,589,950
Cash and cash equivalents at beginning of period ............        193,944            8,026          329,778
                                                                ------------     ------------     ------------
Cash and cash equivalents at end of period ..................   $      8,026     $    329,778     $  2,919,728
                                                                ============     ============     ============
SIGNIFICANT NON-CASH ACTIVITIES:
 Acquisition of SDL/patents .................................   $  6,942,105     $    693,424     $    300,000
 Contribution/conversion of stockholder loan to capital .....   $  3,908,823     $    654,661               --
 Exchange of note payable plus accrued
  interest for redeemable common stock ......................            ---               --     $  5,041,918
 Note receivable obtained for stock options .................             --               --     $    417,334
 Issuance of common stock for trademarks/license ............                                     $    600,000

                                                                     FOR THE SIX MONTHS
                                                                       ENDED JUNE 30,
                                                              ---------------------------------
                                                                    1998             1999
                                                              ---------------- ----------------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss ....................................................   $ (2,729,019)    $ (2,156,047)
Adjustments to reconcile net loss to
 net cash used in operating activities:
  Depreciation ..............................................        265,484          471,317
  Amortization ..............................................        154,572          251,409
  Bad debt expense ..........................................         31,364           39,062
  Provision for inventory obsolescence ......................             --           32,900
  Foreign currency (gain) loss ..............................         35,969          (29,639)
  Employee stock option expense .............................             --           76,500
  Deferred income tax benefit ...............................        (36,802)         (67,229)
  Impairment loss ...........................................             --               --
  Changes in assets and liabilities:
   (Increase) decrease in assets:
   Accounts receivable ......................................       (909,934)      (5,247,718)
   Inventories ..............................................     (1,687,652)       1,279,808
   Prepaid expenses and other current assets ................       (237,694)        (759,890)
   Deposits and other assets ................................        (84,320)          73,025
   Increase (decrease) in liabilitities:
   Accounts payable .........................................      3,027,760          939,720
   Deferred research and development contract revenue .......             --          968,415
   Other accrued liabilities ................................        499,175          699,225
                                                                ------------     ------------
Net cash used in operating activities .......................     (1,671,097)      (3,429,142)
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment ........................       (750,128)      (1,745,601)
 Increase in restricted cash ................................     (1,289,771)              --
                                                                ------------     ------------
Net cash used in investing activities .......................     (2,039,899)      (1,745,601)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of exchangeable note ................      5,000,000               --
 Net proceeds from line of credit ...........................             --        2,207,370
 Net proceeds (repayment) of stockholder loan ...............     (4,258,321)              --
 Proceeds (repayment) of due to related parties .............     (1,045,000)              --
 Proceeds from sale of redeemable common stock ..............      4,950,000               --
 Proceeds from sale of common stock .........................        165,000        1,100,000
 Proceeds from exercise of stock options ....................         94,967          175,496
 Proceeds from sale of stock by SDL .........................             --           65,225
 Purchase of treasury stock .................................        (57,764)            (540)
                                                                ------------     ------------
Net cash provided by financing activities ...................      4,848,882        3,547,551
Effect of exchange rate fluctuations on cash ................       (104,387)          42,609
                                                                ------------     ------------
Increase (decrease) in cash and cash equivalents ............      1,033,499       (1,584,583)
Cash and cash equivalents at beginning of period ............        329,778        2,919,728
                                                                ------------     ------------
Cash and cash equivalents at end of period ..................   $  1,363,277     $  1,335,145
                                                                ============     ============
SIGNIFICANT NON-CASH ACTIVITIES:
 Acquisition of SDL/patents .................................            ---               --
 Contribution/conversion of stockholder loan to capital .....             --     $    648,147
 Exchange of note payable plus accrued
  interest for redeemable common stock ......................   $  5,041,918               --
 Note receivable obtained for stock options .................   $    417,334               --
 Issuance of common stock for trademarks/license ............   $    600,000     $    300,000

The accompanying notes are an intregral part of these consolidated financial statements.

                             SMARTDISK CORPORATION

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

ORGANIZATION AND NATURE OF OPERATIONS

     SmartDisk Corporation ("SmartDisk" or the "Company") was incorporated on March 5, 1997, and its predecessor, SmartDisk Security Corporation ("SDSC") was incorporated on May 18, 1993. SDSC was substantially wholly-owned by Addison Fischer ("Fischer").

     From 1993 to 1995, SDSC exploited technology that it licensed under a manufacturing license agreement with Fischer International Systems Corporation ("FISC"), another company substantially wholly-owned by Fischer. The patents underlying the licensed technology were held by SmartDiskette GmbH ("SDG"), a German company that is wholly-owned by SmartDiskette Limited ("SDL"), an English company that was approximately 37% owned by Fischer through May 1996. SDG licensed these patents to SDL. SDL in turn entered into a manufacturing license agreement with FISC that FISC subsequently assigned to SDSC. The license agreement covered the manufacture and sale of solid state diskettes relating to the fields of data security and validation and computer security and access control. For the period January 1, 1996 through December 31, 1997, FISC, pursuant to an operating agreement with SDSC, conducted all operations and development activities on behalf of SDSC. During this period, SDSC (through
FISC) developed several products using proprietary, high-density flash memory technology. These products are hereafter referred to as the "SmartDisk Products." The SmartDisk Products consist primarily of FlashPath (used to read/write flash memory cards) and Smarty (used to read/write smart cards). SDSC reimbursed FISC for the cost of services provided by FISC under the operating agreement. In addition, FISC retained 25% of the gross sales price of SmartDisk Products distributed by it on behalf of SDSC.

     On March 21, 1997, FISC and Toshiba Corporation ("Toshiba") entered into a memorandum of understanding in which the parties agreed to exploit the SmartDisk Products. SmartDisk commenced operations January 1, 1998. Effective on that date, SDSC's operating agreement with FISC was terminated.

     On May 26, 1998, an agreement was finalized with Toshiba and FISC in order to, among other things, capitalize SmartDisk. SDSC stockholders exchanged all the issued and outstanding shares of SDSC for 7,350,000 shares of common stock of SmartDisk, Toshiba contributed $9,991,918 (see note 7) for 2,487,500 shares of redeemable common stock and FISC assigned trademarks to SmartDisk in exchange for 150,000 shares of common stock. In conjunction with the capitalization, SDSC was merged into SmartDisk. The merger was a combination of entities under common control and accounted for at historical cost. The accounts of SmartDisk and SDSC are combined in the accompanying financial statements.


     In May 1996 and May 1997, Fischer increased his ownership of SDL to 87% and 92%, respectively. In May 1998, Phoenix House Investments, LLC ("Phoenix House"), an investment company substantially owned by Fischer, acquired the remaining outstanding interests of SDL through the issuance of common stock valued at approximately $300,000. In May 1999, the stockholders of SDL exchanged all their shares of SDL for 515,500 shares of common stock of SmartDisk and SDL became a wholly owned subsidiary of SmartDisk. The merger was a combination of entities under common control and accounted for at historical cost. The individual financial statements of SmartDisk and SDL are combined in the accompanying financial statements from May 22, 1996, the date SDL came under common control. The accounts of SDL were adjusted as of that date to reflect a new basis under the purchase accounting method.

                             SMARTDISK CORPORATION

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS--(CONTINUED)

     The Company serves customers in the electronics, banking and other consumer markets. Principal geographic markets for the Company's products include the United States, Japan, Europe and other world markets.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

     In August 1999, the Company effected a reverse stock split of one for four. The financial statements have been restated to give retroactive recognition to the reverse stock split in the prior periods, including all references in the financial statements to number of shares and per share amounts.

     In August 1999, the Company amended and restated its Certificate of Incorporation such that the number of shares of authorized capital stock was increased to 65,000,000 shares, consisting of 60,000,000 shares of common stock with a par value of $0.001 per share and 5,000,000 shares of preferred stock with a par value $0.001 per share.

     The accompanying consolidated financial statements include the accounts of SmartDisk, SDSC and SDL (from May 1996), entities that were under common control and subsequently merged to form the entity that is now known as SmartDisk Corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

     Common stock shares and amounts as presented in the accompanying financial statements have been retroactively adjusted to reflect the effect of the mergers of SDL and SDSC into SmartDisk.

CERTAIN UNCERTAINTIES AND RISKS

     The Company sells to original equipment manufacturers, retailers, and distributors in the United States, Japan, Europe and other world markets. However, the majority of the Company's sales are to Japanese customers. Japanese sales as well as related expenses are denominated in Yen and, accordingly, are subject to the risks associated with fluctuations in exchange rates between the Yen and the US dollar. The Company does not hedge against foreign currency exposure.

     In the normal course of business, the Company extends unsecured credit to its customers for the sale of products. Credit terms generally range from 30 to 150 days receivables with extended credit terms secured by promissory notes. The Company evaluates and monitors the credit worthiness of each customer on a case by case basis. Allowances are maintained for potential credit losses.

     A limited number of customers account for a substantial portion of the Company's revenues. Further, one product accounts for a substantial portion of the Company's revenues. Sales of the Company's products will vary as a result of fluctuations in market demand.

     Certain raw materials used by the Company in the manufacture of its products are available from a limited number of suppliers. The Company is dependent on its manufacturers to allocate a sufficient portion of their manufacturing capacity to meet the Company's needs.

                             SMARTDISK CORPORATION

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash, accounts receivable, accounts payable and other accrued liabilities in the accompanying balance sheet approximates fair value because of the short-term maturity of these financial instruments. The fair value of the restricted cash and line of credit approximates market, as the interest rates on these financial instruments are market rates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash and money market instruments with short term maturities of 90 days or less.

RESTRICTED CASH

     Restricted cash is composed of a time deposit that the Company maintains as collateral for a line of credit.

INVENTORIES

     Inventories are stated at the lower of cost or market with cost being determined on a first-in, first-out basis.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation. All major expenditures for production equipment are capitalized and depreciated over the economic life of the asset. The costs of repairs and maintenance are charged to expense in the year when they are incurred. Depreciation is computed using the straight-line and declining balance methods over the estimated useful lives of 2 to 15 years. In addition, certain production equipment is depreciated using the units of production method. The units of production method depreciates the property over the estimated life cycle production quantities. The monthly depreciation cost is calculated by using the number of pieces produced times the cost per piece computed from the estimated total production quantity.

IMPAIRMENT OF LONG-LIVED ASSETS

     In the event that facts and circumstances indicate that the costs of assets may be impaired, an evaluation of recoverability is performed. If an evaluation is required, the estimated future undiscounted cash flow associated with the asset is compared to the asset's carrying amount to determine if a write-down to market value is required.

SOFTWARE DEVELOPMENT COSTS

     Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has

                             SMARTDISK CORPORATION

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

been established, at which time certain development costs required to attain general production release would be capitalized. To date, the Company's software development has essentially been completed concurrent with the establishment of technological feasibility, and, accordingly, no costs have been capitalized.

INCOME TAXES

     The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes". Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

REVENUE RECOGNITION

     Sales revenue is recognized at the time of shipment to customers. Royalty revenue consists of royalties earned on sales of licensed products. Royalty revenues are recognized when earned based upon contractual agreement. To date, all of the Company's royalties relate to the licensing of one software product to FISC. The Company has no continuing obligations under this licensing agreement. Revenues from research and development contracts are recognized when earned based upon achievement of contract milestones.

FOREIGN CURRENCY TRANSACTIONS

     Substantially all of the Company's sales are made through a Japanese subsidiary. This subsidiary and other foreign subsidiaries have their local currency as their functional currency. Their assets and liabilities are translated to the US dollar at the current exchange rates in effect at the balance sheet date. Items of revenue and expense are translated using average exchange rates in effect for the period in which the items occur. The resulting gains and losses from translation are included as a component of stockholders' equity.

     Certain cash time deposits and inter-company accounts of the Japanese subsidiary are dollar-denominated balances. These balances are remeasured to the functional currency using the current exchange rate at the balance sheet date, and resulting adjustments are reflected in the gain (loss) on foreign exchange account included in the statement of operations. Inter-company gains (losses) included in this account for the year ended December 31, 1998 and the six months ended June 30, 1998 (unaudited) and 1999 totaled $170,416, $0 and $(53,855), respectively.

STOCK BASED COMPENSATION

     The Company applies the intrinsic value method in accounting for its stock options. Accordingly, no compensation expense has been recognized for options granted with an exercise price equal to market value at the date of grant.

NET LOSS PER SHARE

     Basic net income (loss) per share as disclosed in the statement of operations, is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net income

                             SMARTDISK CORPORATION

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


(loss) by the weighted average shares outstanding during the period. Diluted net income (loss) per share would be calculated by dividing net income by the weighted average common shares used in the basic calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive common shares outstanding. Diluted net income (loss) is not presented, as the effect of including potentially dilutive securities would be anti-dilutive. Potentially dilutive securities include common stock options and redeemable common stock. Subsequent to June 30, 1999, the Company issued 400,000 shares of common stock and granted 86,000 common stock options.



     The Company has outstanding 2,487,500 shares of redeemable common stock that will convert to nonredeemable common stock if the Company becomes a publicly traded company prior to February 24, 2000. Pro forma net loss per share assuming expiration of the redemption feature and inclusion of the redeemable common stock shares in weighted average shares outstanding, for the year ended December 31, 1998 and the six months ended June 30, 1999 would be $0.57 and $0.19 per share, respectively.


     Net loss per share has been computed reflecting the retroactive adjustment of outstanding shares related to the mergers of SDL and SDSC into SmartDisk.

ADVERTISING

     Advertising costs are charged to expense as incurred, advertising expenses for 1996, 1997 and 1998 were $3,539, $3,785 and $214,002, respectively, and for the six months ended June 30, 1998 (unaudited) and 1999 were $15,350 and $37,044, respectively.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARD

     In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The Company expects to adopt the new Statement effective January 1, 2001. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. The Company does not anticipate that the adoption of this Statement will have a significant effect on its results of operations or financial position.

NOTE 3. INVENTORY

     Inventories consist of the following:

                                                 DECEMBER 31,
                                          --------------------------     JUNE 30,
                                             1997           1998           1999
                                          ----------   -------------   -----------
   Finished goods .....................    $     --     $1,687,905      $ 403,616
   Raw materials ......................     294,496          1,115          5,596
                                           --------     ----------      ---------
   Total inventories ..................    $294,496     $1,689,020      $ 409,212
   Allowance for obsolescence .........          --             --        (32,900)
                                           --------     ----------      ---------
   Net inventory ......................    $294,496     $1,689,020      $ 376,312
                                           ========     ==========      =========

                             SMARTDISK CORPORATION

NOTE 4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                 DECEMBER 31,
                                                         -----------------------------      JUNE 30,
                                                              1997            1998            1999
                                                         -------------   -------------   -------------
   Production equipment ..............................    $  396,307      $  702,779      $2,287,715
   Furniture and fixtures ............................         9,789         191,576         220,560
   Software ..........................................        31,112         167,519         290,120
                                                          ----------      ----------      ----------
   Property and equipment, at cost ...................    $  437,208      $1,061,874      $2,798,395
   Accumulated depreciation and amortization .........      (227,089)       (379,860)       (842,097)
                                                          ----------      ----------      ----------
   Property and equipment, net .......................    $  210,119      $  682,014      $1,956,298
                                                          ==========      ==========      ==========

NOTE 5. INTANGIBLE ASSETS AND IMPAIRMENT LOSS

     The financial statements of SDL are combined with those of the Company as of May 22, 1996, the date that SDL came under common control ("1996 acquisition") as a result of the Company's principal stockholder acquiring an 87% ownership interest in SDL through a series of acquisitions. The purchase price as of May 22, 1996 totaled approximately $7 million, all of which was allocated to patents. In addition, goodwill and a corresponding deferred tax liability totaling approximately $2.3 million were recorded to reflect the tax effect of the acquisition. The intangibles were being amortized over their estimated useful life of three years. Subsequently, pursuant to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company evaluated the recoverability of the recorded patents and goodwill. SDL was acquired for its two developed products. The potential customer (U.S. Government) for one of these products abandoned an initiative in late 1996 for which this product was to be used and management's assessment was that there was no alternative use for this product. The other product did not meet management's market expectations. Further, no significant sales ever occurred related to the patented products and such products were discontinued in late 1996. The technology underlying the patents was assessed by management to be obsolete and the related patents deemed worthless. Accordingly, during 1996, the Company recorded an impairment loss of $7,807,157 to write-off the remaining unamortized cost of the patents and related goodwill.


     On May 22, 1997, an additional 5% ownership interest in SDL was purchased for approximately $700,000 through the exercise of a put option given to SDL stockholders in connection with the 1996 acquisition. In May 1998, the remaining minority interest in SDL was acquired in exchange for common stock of Phoenix House valued at approximately $300,000. All of the additional purchase price was allocated to new patents that were issued subsequent to the 1996 acquisition, and unrelated to the patented technology that became worthless in 1996. In addition, goodwill and a corresponding deferred tax liability totaling approximately $330,000 were recorded to reflect the related tax effect. These intangible assets are being amortized on a straight line basis over their estimated useful lives (through 2000).



     On June 30, 1999 the Company issued 37,500 shares of its common stock to SanDisk Corporation ("SanDisk") in exchange for a license to utilize certain patented technology developed by SanDisk. The Company is amortizing the license on a straight-line basis over the ten year term of the license. In addition, the Company is required to pay a royalty to SanDisk on net revenues from direct sales to customers other than SanDisk of products developed by the Company utilizing this licensed technology.

                             SMARTDISK CORPORATION

NOTE 5. INTANGIBLE ASSETS AND IMPAIRMENT LOSS--(CONTINUED)

     Intangible assets consist of:

                                                     DECEMBER 31,
                                             -----------------------------      JUNE 30,
                                                  1997            1998            1999
                                             -------------   -------------   -------------
   Patents ...............................    $  695,615      $  998,334      $  985,758
   Goodwill ..............................       231,871         332,791         326,966
   License ...............................            --              --         300,000
                                              ----------      ----------      ----------
                                                 927,486       1,331,125       1,612,724
   Less accumulated amortization .........      (179,349)       (590,147)       (841,556)
                                              ----------      ----------      ----------
     Intangible assets, net ..............    $  748,137      $  740,978      $  771,168
                                              ==========      ==========      ==========


NOTE 6. BANK LINE OF CREDIT

     The Company's wholly-owned Japanese subsidiary entered into an agreement with the Bank of Tokyo-Mitsubishi, Ltd. on June 8, 1998, revised on January 29, 1999, for a Line of Credit with maximum borrowing capacity of $2.52 million (305 million Yen). The facility is collateralized by a time deposit and accounts receivable. The Company maintains a time deposit with the bank that has a balance at June 30, 1999 of $1,050,000 (127,155,000 Yen). The Company may borrow up to 90% of this amount. In addition, accounts receivable of up to $1.65 million (200 million Yen) of specified trade customers may be used as additional collateral. The interest rate on borrowings under the credit facility is 1.375% per year and the credit facility must be renewed every six months. The current agreement expires on December 25, 1999. The Company also discounts certain short-term promissory notes received from trade customers with the bank. Bank borrowings collateralized by promissory notes totaled $1,382,000 at December 31, 1998 and $3,523,000 at June 30, 1999.

     Interest paid during the periods ended December 31, 1998, June 30, 1998 (unaudited) and 1999 amounted to $5,017, $0 and $23,227, respectively.

NOTE 7. COMMITMENTS AND CONTINGENCIES

LEASES

     Through May 31, 1999, the Company leased space for its corporate headquarters from a related party, FISC, on a month-to-month basis. There was no formalized agreement and the expense was accrued and paid monthly based on a percent of usage basis. As of June 1, 1999, the Company assumed from FISC a facilities operating lease with an unrelated lessor that continues through December 31, 2001. The Company's Japanese subsidiary leases office space under a two year operating lease that commenced in April 1998. Total rent expense for 1996, 1997 and 1998 and for the six months ended June 30, 1998 (unaudited) and 1999 was $14,155, $36,995, $261,399, $89,500 and $179,718, respectively. Rent expense incurred related to FISC for these same periods totaled $14,155, $36,995, $135,290, $64,301 and $58,578, respectively.

                             SMARTDISK CORPORATION

NOTE 7. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     The table below sets forth minimum payments for the years indicated under leases with remaining terms in excess of one year, at June 30, 1999:

  1999 .............    $ 59,063
  2000 .............     124,031
  2001 .............     130,233

CONTINGENCIES

     The Company relies on a combination of patents, trademarks, copyright and trade secret laws, confidentiality procedures and licensing arrangements to protect its intellectual property rights. There can be no assurance that there will not be any disputes regarding the Company's intellectual property rights. Specifically, there can be no assurance that any patents held by the Company will not be invalidated, that patents will be issued for any of the Company's pending applications or that any claims allowed from existing or pending patents will be of sufficient scope or strength or be issued in the primary countries where the Company's products can be sold that will provide meaningful protection or any commercial advantage to the Company. Additionally, competitors of the Company may be able to design around the Company's patents.

REDEEMABLE COMMON STOCK

     In connection with the agreement that was finalized in May 1998 (see Note
1), Toshiba received 2,487,500 shares of redeemable common stock in exchange for $9,991,918 (consisting of $4,950,000 cash, the exchange of a $5,000,000 note and accrued interest of $41,918). In March 1998, SmartDisk had executed a 4% note with Toshiba for $5,000,000 that was exchangeable into common stock at $4 per share. The terms of the agreement provided Toshiba a put option that is exercisable on February 24, 2000 and for a period of ninety days from that date. This option provides that the Company may be asked to purchase all of the redeemable common stock shares for a total of $9,950,000 plus 4% simple interest per year. This right terminates if the Company completes an initial public offering prior to the exercise date of the option. The redeemable common stock will convert to nonredeemable common stock if the Company becomes a publicly traded company prior to February 24, 2000 or the put option is not exercised. In addition, Toshiba received Board of Director representation and registration rights with regard to its common stock ownership in the Company. The redeemable common stock has a redemption amount at June 30, 1999 of $10,475,330.

     Unaudited pro forma stockholders' equity at June 30, 1999 as set forth on the accompanying balance sheets reflects the conversion of the redeemable common stock, which will occur if a public offering is completed, as if such conversion had occurred on June 30, 1999.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with certain of its employees. These agreements stipulate, among other things, severance and benefit arrangements in the event of termination. In addition, the agreements include confidentiality provisions, invention assignment provisions, and covenants not to compete.

                             SMARTDISK CORPORATION

NOTE 8. STOCK BASED COMPENSATION

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options.

     The Company's 1998 Employee Stock Option Plan has authorized the grant of options to employees including members of the Company's Board of Directors who are employees of the Company for up to 1,454,545 shares of the Company's common stock of which 55,315 remain available as of June 30, 1999. Options granted under the plan have vesting dates ranging from four to five years and all options granted have a ten year contractual life.

     The Company's 1998 Directors and Consultants Stock Option Plan has authorized the grant of options to officers, directors, consultants and other independent contractors (including members of the Company's Board of Directors who are not employees of the Company) for up to 250,000 shares of the Company's common stock of which 77,219 remain available as of June 30, 1999. Options granted under the plan have vesting dates ranging from four to five years and all options granted have a ten year contractual life.

     The Company had reserved 1,704,545 shares of common stock for issuance under the aforementioned stock option plans. At June 30, 1999, 132,534 options remain available for future grant.


     In July 1999 the Company's 1998 Employee Stock Option Plan and 1998 Directors and Consultants Stock Option Plan were terminated.


     In July 1999, the Company established the 1999 Incentive Compensation Plan (the 1999 Plan). Pursuant to the terms of the 1999 Plan, the Company may grant participants stock options, stock appreciation rights, restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property (collectively, the Awards). Under the 1999 Plan, the total number of shares of common stock that may be subject to the granting of Awards at any time during the term of the 1999 Plan shall equal 2,500,000 shares, plus the number of shares with respect to which Awards previously granted under the 1999 Incentive Plan that terminate without being exercised, and the number of shares of common stock that are surrendered in the payment of any Awards or any tax withholding requirements. No options have been granted to date under the 1999 Plan.

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock option under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998 and 1999; volatility factor of the expected market price of the Company's common stock of .80; risk-free interest rate of 5.25% and a weighted-average expected life of the option of 5 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option

                             SMARTDISK CORPORATION

NOTE 8. STOCK BASED COMPENSATION--(CONTINUED)

valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The company's pro forma information follows:

                                           YEAR ENDED               SIX MONTHS ENDED
                                          DECEMBER 31,                  JUNE 30,
                                        ----------------   -----------------------------------
                                              1998               1998               1999
                                        ----------------   ----------------   ----------------
                                                             (UNAUDITED)
   Pro forma net loss ...............     $ (5,620,529)      $ (2,766,811)      $ (2,351,972)
   Pro forma loss per share .........     $      (0.70)      $      (0.36)      $      (0.26)

     A summary of the Company's stock option activity, and related information for the year ended December 31, 1998 and the six months ended June 30, 1999 are as follows:

                                                  NUMBER OF      WEIGHTED AVERAGE
                                                   OPTIONS        EXERCISE PRICE
                                                -------------   -----------------
   Outstanding at December 31, 1997 .........            --               --
    Options granted with exercise prices
      equal to fair market value ............     1,041,613          $  1.29
    Options granted with exercise prices
      less than fair market value ...........        25,000             4.00
    Options exercised .......................      (699,863)            0.73
    Options canceled ........................          (750)            0.72
                                                  ---------
   Outstanding at December 31, 1998 .........       366,000          $  2.54
                                                  ---------
    Options granted with exercise prices
      equal to fair market value ............       792,500             6.98
    Options exercised .......................       (47,875)            3.67
    Options canceled ........................      (205,375)            2.64
                                                  ---------
   Outstanding at June 30, 1999 .............       905,250          $  6.36
                                                  =========

     The weighted average fair value of options granted during the year ended December 31, 1998 and the six months ended June 30, 1999 with exercise prices equal to market value was $0.84 and $4.71, respectively.

     The weighted average fair value of options granted during the year ended December 31, 1998 with exercise prices less than market value was $3.40.

     During the six months ended June 30, 1999, compensation expense of $76,500 was recognized relating to the accelerated vesting of 21,000 options, exercisable at $0.72 per share.

     As of December 31, 1998 and June 30, 1999, 513,136 and 432,344 shares of common stock issued upon the exercise of 699,864 options during 1998 remain non-vested. Vesting of this restricted stock is subject to the vesting provisions of the original option award.

                             SMARTDISK CORPORATION

NOTE 8. STOCK BASED COMPENSATION--(CONTINUED)

     The following table summarizes information about stock options outstanding as of December 31, 1998 and June 30, 1999.

                                           OUTSTANDING OPTIONS                       EXERCISABLE OPTIONS
                           ---------------------------------------------------   ----------------------------
                                                             WEIGHTED AVERAGE
                                        WEIGHTED AVERAGE         REMAINING                   WEIGHTED AVERAGE
RANGE OF EXERCISE PRICE      SHARES      EXERCISE PRICE      CONTRACTUAL LIFE     SHARES      EXERCISE PRICE
------------------------   ---------   ------------------   ------------------   --------   -----------------
   December 31, 1998
   $0.72 - $1.00            171,000          $ 0.77             9.1 years          2,250         $ 0.72
   $4.00 - $4.80            195,000          $ 4.08             9.7 years             --             --
------------------------    -------                                                -----
   $0.72 - $4.80            366,000          $ 2.54             9.4 years          2,250         $ 0.72
                            =======                                                =====
   June 30, 1999
   $0.72 - $1.00             58,750          $ 0.76             8.6 years         17,188         $ 0.75
   $4.00 - $8.00            846,500          $ 6.73             9.7 years          4,969         $ 4.43
------------------------    -------                                               ------
   $0.72 - $8.00            905,250          $ 6.36             9.7 years         22,157         $ 1.57
                            =======                                               ======

NOTE 9. EMPLOYEE BENEFIT PLANS

     Effective January 1, 1998, for the benefit of qualified employees, the Company became a participant in a tax deferred savings plan offered to employees of FISC. The plan is designed to provide employees with an accumulation of funds at retirement. Qualified employees may elect to make pre tax contributions into the plan for up to 15% of their annual compensation, up to a maximum of $10,000 per year. The Company may make annual contributions to the plan at the discretion of the Board of Directors. The Company's matching contributions are earned by the employee based on a straight line, five year vesting schedule. For the year ended December 31, 1998, and the six months ended June 30, 1998 (unaudited) and 1999, the Company made matching contributions of $10,747, $4,840, and $15,809, respectively.

     In July 1999, the Company established the 1999 Employee Stock Purchase Plan (the Plan). The Plan provides for the issuance of a maximum of 465,000 shares of common stock pursuant to the exercise of nontransferable options granted to participating employees. The Plan will enable eligible employees who have completed a service requirement to purchase shares of common stock for 85% of market price of the stock, up to 25% of the participant's total compensation excluding bonuses and commissions. The Purchase Plan will take effect upon completion of the Company's initial public offering.

                             SMARTDISK CORPORATION

NOTE 10. INCOME TAXES

     The United States and foreign components of loss from continuing operations before income taxes are as follows:

                                            YEARS ENDED DECEMBER 31,                       SIX MONTHS ENDED JUNE 30,
                             ------------------------------------------------------   -----------------------------------
                                   1996               1997               1998               1998               1999
                             ----------------   ----------------   ----------------   ----------------   ----------------
                                                                                         (UNAUDITED)
   United States .........    $  (2,118,417)      $ (3,462,924)      $ (4,584,045)      $ (2,469,735)      $ (3,140,297)
   Foreign ...............       (9,699,359)          (545,648)        (1,021,215)          (297,678)         1,052,016
                              -------------       ------------       ------------       ------------       ------------
     Total ...............    $ (11,817,776)      $ (4,008,572)      $ (5,605,260)      $ (2,767,413)      $ (2,088,281)
                              =============       ============       ============       ============       ============

     The income tax benefit for periods prior to 1999 as presented in the statements of operations relates to the reduction of the deferred income tax liability associated with the identified intangible assets. The income tax expense for the six months ended June 30, 1999 consists of a foreign tax expense of $130,418 and a deferred income tax benefit of $62,652 related to the intangible assets.

     The significant components of the Company's deferred income taxes are as follows:

                                                            DECEMBER 31,
                                                   -------------------------------       JUNE 30,
                                                        1997             1998              1999
                                                   -------------   ---------------   ---------------
   Deferred tax assets:
     Net operating loss carry forwards .........    $  770,243      $  2,615,236      $  3,081,774
     Depreciation and amortization .............            --            18,377            16,953
     Accrued expenses ..........................            --             9,225            13,837
     Foreign tax credit ........................            --                --           198,358
                                                    ----------      ------------      ------------
     Deferred tax assets .......................       770,243         2,642,838         3,310,922
       Less valuation allowance ................      (770,243)       (2,642,838)       (3,310,922)
                                                    ----------      ------------      ------------
   Net deferred tax assets .....................            --                --                --
   Deferred tax liabilities:
     Acquired intangibles ......................      (186,039)         (184,658)         (117,429)
                                                    ----------      ------------      ------------
   Total net deferred taxes ....................    $ (186,039)     $   (184,658)     $   (117,429)
                                                    ==========      ============      ============

                             SMARTDISK CORPORATION

NOTE 10. INCOME TAXES--(CONTINUED)

     The reconciliation of the U.S. federal statutory income tax rate to the effective income tax rate is:

                                                           YEARS ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                                 -------------------------------------------- -----------------------------
                                                      1996           1997           1998           1998        1999
                                                 -------------- -------------- -------------- -------------- --------------
                                                                                                (UNAUDITED)
   Federal income tax benefit ..................      (34.00)%       (34.00)%       (34.00)%       (34.00)%  (34.00)%
   State taxes, net of federal benefit .........      ( 3.63)        ( 3.63)        ( 3.63)        ( 3.63)   ( 3.63)
   Foreign tax rate differential ...............        3.80           0.63         ( 0.13)          0.33      3.26
   Non-deductible items ........................          --             --           1.38           0.11      2.79
   Goodwill ....................................        6.55           0.37           0.13           0.52      0.71
   Recognition of net deferred tax
    assets from change in SDSC status                     --             --         ( 0.17)            --        --
   S corporation loss reported by
    stockholders ...............................        6.75          32.51             --             --        --
   Change in valuation allowance ...............        0.67           3.02          34.01          35.21     33.60
   Other .......................................          --             --           0.61           0.07      0.47
                                                      ------         ------         ------         ------    ------
                                                      (19.86)%       ( 1.10)%       ( 1.80)%       ( 1.39)%    3.2  %
                                                      ======         ======         ======         ======    ======

     Prior to May 1998, SDSC elected to be taxed as an S corporation under the Internal Revenue Code. As a result, the taxable income or losses for periods prior to May 1998 were reported by the stockholders on their individual income tax returns. Upon the conversion from an S corporation to a C corporation, SDSC became subject to income tax. Subsequent to the conversion from an S corporation to a C corporation, SDSC was merged into SmartDisk, a C corporation.

     SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a valuation allowance of approximately $770,000, $2,643,000 and $3,311,000 at December 31, 1997 and 1998, and June 30, 1999, respectively, is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in valuation allowance amounted to approximately $121,000, $1,873,000 and $668,000 for December 31, 1997 and 1998,
and June 30, 1999, respectively.

     At December 31, 1998 and June 30, 1999, the Company had United States and foreign net operating loss carry forwards for tax purposes as follows:

                                   DECEMBER 31, 1998                JUNE 30, 1999
                              ----------------------------   ---------------------------
JURISDICTION                      AMOUNT       EXPIRATION        AMOUNT       EXPIRATION
---------------------------   -------------   ------------   -------------   -----------
   United States ..........    $4,932,000        2018         $6,085,000     2018-2019
   United Kingdom .........    $2,343,000      Unlimited      $2,400,000     Unlimited
   Japan ..................    $  377,000        2003         $        0           N/A

                             SMARTDISK CORPORATION

NOTE 11. SEGMENT INFORMATION

     The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The Company operates in one reportable business segment.

     Sales to foreign markets and to significant customers as a percentage of the Company's total revenues were as follows:

                                                      YEARS ENDED                SIX MONTHS ENDED
                                                      DECEMBER 31,                   JUNE 30,
                                             ------------------------------   -----------------------
                                               1996       1997       1998         1998         1999
                                             --------   --------   --------   ------------   --------
                                                                               (UNAUDITED)
   Foreign markets:
    Asian and Pacific Rim Market .........       --%        --%        84%          77%          83%
    United States ........................       75         82         10           13           13
    Europe ...............................       25         18          6           10            4
                                                ---        ---        ---          ---          ---
                                                100%       100%       100%         100%         100%
                                                ===        ===        ===          ===          ===

                                  YEARS ENDED            SIX MONTHS ENDED
                                  DECEMBER 31,               JUNE 30,
                            ------------------------   --------------------
                             1996     1997     1998        1998        1999
                            ------   ------   ------   ------------   -----
                                                        (UNAUDITED)
   Significant customers:
    FISC ................     100%     100%     14%            24%      11%
    FujiFilm ............      --       --      38              34      29
    Olympus .............      --       --      32              20      36
    Hagiwara ............      --       --       4              11       6

     The following is a summary of the carrying amounts of the Company's foreign net assets (liabilities) by geographic area in which they are located:

                                     DECEMBER 31,     DECEMBER 31,       JUNE 30,
                                         1997             1998             1999
                                    --------------   --------------   -------------
   Asia and Pacific Rim .........     $      --        $1,830,076      $2,575,751
   Europe .......................       (28,263)          (46,025)        284,132

     The following is a summary of the Company's foreign long-lived assets by geographic area in which they are located:

                                     DECEMBER 31,     DECEMBER 31,       JUNE 30,
                                         1997             1998             1999
                                    --------------   --------------   -------------
   Asia and Pacific Rim .........      $     --         $281,347       $1,204,681
   Europe .......................       757,926          750,821          480,522

                             SMARTDISK CORPORATION

NOTE 12. RELATED PARTY TRANSACTIONS

     Material related party transactions that have been entered into by the Company that are not disclosed otherwise in these notes are summarized below.

     As outlined in Note 1, SmartDisk (including SDSC and SDL) and FISC were under the common ownership of Fischer. Further, there were various transactions between SmartDisk and FISC, such as sharing of certain general and administrative resources, the purchases/sales of products and services and similar transactions. In the opinion of management, the allocations were reasonable and reflect all of the cost of the Company's doing business.

     During 1996 and 1997, FISC provided operating services to SmartDisk pursuant to an operating agreement. FISC retained 25% of the gross sales price of SmartDisk Products distributed by it on behalf of the Company. In addition, FISC allocated direct expenses attributable to the Company such as cost of sales, product development and depreciation, and indirect expenses such as selling, general and administrative expenses. The direct expense allocation was based on actual expenses incurred and the indirect expense allocation was based upon a pro rata allocaton of the total expenses incurred by FISC based upon management's estimate of the percentage attributable to the Company. All of the Company's revenues for those years and operating expenses totaling approximately $2.6 million in 1996 and $4.0 million in 1997 were recognized or incurred by FISC on behalf of SmartDisk. Management estimates that had the Company operated on a stand-alone basis for those years, expenses would have approximated the amounts reported.


     As a direct result of this operating arrangement between FISC and SmartDisk, the Company's stockholder loan from Fischer was increased by $1,450,844 in 1996 and $3,158,817 in 1997 representing funding of SmartDisk operations by Fischer through FISC. Stockholder loan amounts totaling $3,908,823 in 1996 and $654,661 in 1997 were contibuted to capital. In addition, stockholder loan amounts totaling $644,591 and $648,147 at December 31, 1997 and 1998, respectively, represented advances made by Fischer and related companies to fund the operations of SDL. Those advances, which were non-interest bearing and due upon demand, were converted into 386,841 shares of common stock of SDL in May 1999, which in turn were exchanged for 76,018 shares of SmartDisk.


     At December 31, 1997, the Company owed $1,045,000 to FISC and $3,955,000 to Fischer, which represented non-interest amounts advanced to fund the Company's operations. These amounts were repaid in 1998.

     In connection with the 1998 agreement (see Note 1), the Company was granted a non-exclusive license to certain patents relating to the interface with Toshiba's SmartMedia cards. In September 1998, this license was amended to expand the field of use for the license. In return, the Company agreed to pay a 1/2% royalty on products covered by the Toshiba patents. Royalty expenses pertaining to this license were $68,752 in 1998, and $15,171, and $25,555 for the six months ended June 30, 1998 (unaudited) and 1999, respectively.

     The Company has entered into various strategic agreements with related parties to sell, manufacture and distribute products. In addition, the Company procures certain engineering services from a strategic investor. During 1998, and for the six months ended June 30, 1998 (unaudited) and 1999, approximately 34%, 100% and 13%, respectively, of the Company's sales were to related parties. During 1998 and for the six months ended June 30, 1998 (unaudited) and 1999, purchases of products and services of approximately $14.0 million, $4.7 million and $9.3 million, respectively, were made from related parties.

                             SMARTDISK CORPORATION

NOTE 12. RELATED PARTY TRANSACTIONS--(CONTINUED)

     Pursuant to license and distribution agreements entered into in 1998 between FISC and the Company, FISC was granted the right to license and distribute the Company's products through 2001. For this right, FISC agreed to pay to the Company royalties ranging from 5% to 33.3% of net revenue derived from SmartDisk product sales. All of the Company's royalty revenues are from FISC.

     Pursuant to operating agreements entered into in 1998, FISC provides operating assistance to the Company consisting of services, facilities and shared equipment. The Company's share of expenses for these services is based on an internal analysis of the relative amount of time devoted to its business by employees of FISC as well as the overhead charges attributable to these employees. The Company recorded operating expenses related to these agreements for the year ended December 31, 1998 and the six months ended June 30, 1998 (unaudited) and 1999 of approximately $1,500,000, $483,000 and $166,000, respectively.

     Three of the Company's principal stockholders have the right to require the Company to file a registration statement to enable them to sell their shares

     During February 1999, the Company loaned $60,000 to one of its officers and the amount was outstanding as of June 30, 1999. The loan was made pursuant to a Promissory Note, bears interest at 4.71%, and is repayable in four annual installments. In addition, the Company has, in conjunction with the 1998 Employee Stock Option Plan, made loans to various of its employees to allow for the immediate exercise of stock option grants. Each loan was made pursuant to a full recourse Promissory Note, is secured by a pledge of the shares of stock which the employee has acquired, bears interest at approximately 5.5% which is payable quarterly, and is required to be paid in full within five years of the date of issuance.

NOTE 13. RESEARCH AND DEVELOPMENT CONTRACT


     During 1999, the Company entered into a research and development contract with Sony Corporation ("Sony") to develop a FlashPath product to support Sony's flash memory card. The Company will manufacture and Sony will distribute the final product. The contract entitles the Company to receive funds from Sony over the development period, which is through March 31, 2000, some of which are conditioned upon Sony's acceptance of deliverables. In accordance with the terms of the contract, the Company invoices Sony on a monthly basis for development work. Contract billings are earned based upon achievement of milestones defined in the contract. Through June 30, 1999, the Company has invoiced Sony approximately $968,000 for development work, no revenues have been recognized and approximately $897,000 of contract costs have been charged to expense. The Company's accounting has been based upon final customer acceptance being a condition of the Company earning revenue under the contract. Total estimated contract costs are approximately $1.4 million.


NOTE 14. INITIAL PUBLIC OFFERING

     On July 14, 1999, the Company filed a registration statement with the Securities and Exchange Commission to sell shares of its common stock in an initial public offering.

                              [INSIDE BACK COVER]

Digital                                                  Digital
Cameras                                                  Music Players


[Picture of                      FlashPath:              [Picture of floppy
digital camera                                           disk drive with
with arrow                                               arrow pointing to
pointing to                                              FlashPath]
flash memory
card]                                                    [Picture of
                                 Easy to Use             FlashPath with
[Picture of                      -----------             arrow pointing to
flash memory                     Convenient              flash memory
card with arrow pointing         -----------             card]
to FlashPath]                    Versatile

[Picture of                                              [Picture of
FlashPath                                                flash memory
with arrow                                               card with
pointing to                                              arrow pointing
floppy disk                                              to digital
drive]                                                   music player]

                                [SmartDisk Logo]

                                [SMARTDISK LOGO]

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 1999

                                [SMARTDISK LOGO]

                                3,000,000 SHARES


                                 COMMON STOCK


     SmartDisk Corporation is offering 3,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We have filed an application for the common stock to be quoted on the Nasdaq National Market under the symbol "SMDK." We anticipate that the initial public offering price will be between $10.00 and $12.00 per share.

                             ---------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                             ---------------------


                                                     PER SHARE      TOTAL
                                                    -----------   ---------
Public Offering Price ...........................   $             $
Underwriting Discounts and Commissions ..........   $             $
Proceeds to SmartDisk ...........................   $             $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     We have granted the underwriters a 30-day option to purchase up to an additional 450,000 shares of common stock to cover over-allotments.

BANCBOSTON ROBERTSON STEPHENS INTERNATIONAL LIMITED

                                HAMBRECHT & QUIST

                                                     U.S. BANCORP PIPER JAFFRAY


                             ---------------------

             THE UNDERSIGNED IS FACILITATING INTERNET DISTRIBUTION

                               E*TRADE SECURITIES


                  The date of this prospectus is      , 1999.

                                 UNDERWRITING


     The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Hambrecht & Quist LLC and U.S. Bancorp Piper Jaffray Inc., have severally agreed with SmartDisk, subject to the terms and conditions set forth in the underwriting agreement, to purchase from SmartDisk the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all the shares if any are purchased.


                                                                         NUMBER
      UNDERWRITER                                                       OF SHARES
-------------------------------------------------------------------   ------------
      BancBoston Robertson Stephens Inc. ..........................
      Hambrecht & Quist LLC .......................................
      U.S. Bancorp Piper Jaffray Inc. .............................

      INTERNATIONAL UNDERWRITER
--------------------------------------------------------------------
      BancBoston Robertson Stephens International Limited .........
      Hambrecht & Quist LLC .......................................
      U.S. Bancorp Piper Jaffray Inc. .............................
                                                                      ---------
        Total .....................................................   3,000,000
                                                                      =========


     SmartDisk has been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to some dealers at that price less a concession of not in excess
of $      per share, of which $      may be reallowed to other dealers. After
the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction shall change the amount of proceeds to be received by SmartDisk as set forth on the cover page of this prospectus. The common stock is offered by the underwriters, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

     The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.


     OVER-ALLOTMENT OPTION. SmartDisk has granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 450,000 additional shares of common stock at the same price per share as SmartDisk will receive for the 3,000,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the shares offered by this prospectus. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 3,000,000 shares are being sold. SmartDisk will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the shares of common stock offered by this prospectus. If the option is exercised in full, the total public offering price, underwriting discounts and commissions and proceeds to
SmartDisk will be $     , $      and $     , respectively.


     The following table summarizes the compensation and expenses we will pay.

                                                                                          TOTAL
                                                                            ----------------------------------
                                                                                 WITHOUT             WITH
                                                               PER SHARE     OVER-ALLOTMENT     OVER-ALLOTMENT
                                                              -----------   ----------------   ---------------
Underwriting discounts and commissions paid by us .........       $               $                  $
Expenses payable by us ....................................       $               $                  $


     INDEMNITY. The underwriting agreement contains covenants of indemnity among the underwriters and SmartDisk against some civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     LOCK-UP AGREEMENTS. Each of SmartDisk's executive officers, directors, director-nominees, stock-holders of record and option-holders of record has agreed with the representatives of the underwriters, for a period of 180 days after the date of this prospectus, subject to some exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by the holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no agreements between the representatives and any of SmartDisk's stockholders providing consent by the representatives to the sale of shares prior to the expiration of the lock-up period.

     FUTURE SALES. In addition, SmartDisk has agreed that during the lock-up period SmartDisk will not, without the consent of BancBoston Robertson Stephens Inc., subject to some exceptions,

   /bullet/ consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period or


   /bullet/ issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than SmartDisk's sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options, and the issuance of options or shares under existing stock option and incentive plans provided those options do not vest, or the right to resell those shares do not arise until, prior to the expiration of the lock-up period.


     LISTING. We have filed an application for the common stock to be quoted on The Nasdaq National Market under the symbol "SMDK."

     NO PRIOR PUBLIC MARKET. Prior to this offering, there has been no public market for the common stock of SmartDisk. Consequently, the initial public offering price for the common stock offered by this prospectus will be determined through negotiations between SmartDisk and the representatives of the underwriters. Among the factors to be considered in the negotiations are prevailing market conditions, financial information of SmartDisk, market valuations of other companies that SmartDisk and the representatives believe to be comparable to SmartDisk, estimates of the business potential of SmartDisk, the present state of SmartDisk's development and other factors deemed relevant.

     STABILIZATION. The representatives of the underwriters have advised SmartDisk that some persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering, if the common stock originally sold by the underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The representatives have advised SmartDisk that the transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     DIRECTED SHARE PROGRAM. At our request, the underwriters have reserved up to 7.5 percent of the shares of common stock to be issued by SmartDisk and offered by this prospectus for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of SmartDisk. Those shares will be offered to the program participants on the same basis as the shares offered to the general public. The number of shares of common stock available for sale to the general public will be reduced to the extent that those individuals purchase all or a portion of these reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the shares of common stock offered by this prospectus.

                                 LEGAL MATTERS


     The validity of the common stock offered by this prospectus will be passed upon for SmartDisk by Greenberg Traurig, P.A., Miami, Florida. Certain legal matters in connection with the offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                    EXPERTS

     Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements at December 31, 1997 and 1998 and June 30, 1999 and for each of the three years in the period ended December 31, 1998 and the six months ended June 30, 1999, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to SmartDisk and the common stock offered by this prospectus, refer to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; refer in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement of the type referred to in the preceding sentence is qualified in all respects by reference to the exhibit. You may inspect a copy of the registration statement without charge at the Securities and Exchange Commission's principal office in Washington, D.C. and obtain copies of all or any part thereof upon payment of a fee from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Securities and Exchange Commission's regional offices in New York, located at 7 World Trade Center, Suite 1300, New York, New York 10048, or in Chicago, located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's World Wide Web address is www.sec.gov.

     SmartDisk intends to furnish holders of its common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. SmartDisk intends to furnish other reports as it may determine or as may be required by law.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by SmartDisk in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees. Securities and Exchange Commission registration fee


   Securities and Exchange Commission registration fee .........    $   11,509
   NASD filing fee .............................................         4,640
   Nasdaq National Market listing fee ..........................        50,000
   Printing and engraving expenses .............................       100,000
   Accounting fees and expenses ................................       500,000
   Legal fees and expenses .....................................       400,000
   Blue Sky fees and expenses ..................................        10,000
   Transfer Agent's fees and expenses ..........................         3,500
   Miscellaneous ...............................................       210,351
                                                                    ----------
     TOTAL .....................................................    $1,290,000
                                                                    ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to SmartDisk and its stockholders. This provision in the certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to SmartDisk for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Prior to the closing of this offering, the Registrant will enter into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.16 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is made to Section 7 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


     On May 22, 1998, SmartDisk sold 7,350,000 shares of common stock to Phoenix House Investments, L.L.C. in exchange for all outstanding shares of SmartDisk Security Corporation.

     On May 22, 1998, SmartDisk sold 2,487,500 shares of common stock to Toshiba Corporation for $9,950,000.

     On May 22, 1998, SmartDisk sold 150,000 shares of common stock to Fischer International Systems Corporation in exchange for the assignment to SmartDisk of certain trademarks.

     On May 28, 1998, SmartDisk sold 28,750 shares of common stock to First TZMM Investment Partnership for $115,000.

     On October 15, 1998, SmartDisk sold 250,000 shares of common stock to Yamaichi Electronics Co., Ltd. for $1,200,000.

     On October 16, 1998, SmartDisk sold 250,000 shares of common stock to Rohm Co., Ltd. for $1,200,000.

     On November 26, 1998, SmartDisk sold 125,000 shares of common stock to NEC Corporation for $600,000.

     On January 13, 1999, SmartDisk sold 250,000 shares of common stock to Hitachi Software Engineering Co., Ltd. for $1,100,000.

     On May 26, 1999, SmartDisk sold 515,500 shares of common stock to the shareholders of SmartDiskette Limited, an English corporation, in exchange for all of the outstanding shares of capital stock of SmartDiskette Limited.

     On June 30, 1999, SmartDisk issued 37,500 shares of common stock to SanDisk Corporation as partial consideration for the grant of a license to certain intellectual property.

     On July 1, 1999, SmartDisk sold 312,500 shares of common stock to SCM Microsystems, Inc. for $2,500,000. On that date, SmartDisk also sold an aggregate of 87,500 shares of common stock to five investors, including two of its directors, Messrs. Tomlinson and Bidzos, for $700,000, or $8.00 per share.

     Between January 1, 1998 and July 31, 1999, SmartDisk issued an aggregate of 747,738 shares of common stock to 20 persons, all of whom were employees or directors of, or consultants to, SmartDisk. Such shares were issued upon exercise of stock options with exercise prices ranging from $0.72 to $8.00 per share.


     The sale of the above securities was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or transactions pursuant to compensation benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

A. EXHIBITS


 EXHIBIT
   NO.     DESCRIPTION
--------   ------------------------------------------------------------------------------------------
 1.1       Form of Underwriting Agreement
 3.1       Certificate of Incorporation
 3.2       Bylaws
 5.1       Opinion of Greenberg Traurig, P.A.
10.1       1998 Employee Stock Option Plan(1)(2)
10.2       1998 Directors and Consultants Stock Option Plan(1)(2)
10.3       1999 Incentive Compensation Plan(1)
10.4       1999 Employee Stock Purchase Plan(1)
10.5       Employment Agreement with Michael S. Battaglia(2)
10.6       Employment Agreement with Robert Protheroe(2)
10.7       Employment Agreement with Quresh Sachee(2)
10.8       License Agreement dated May 26, 1998 between Toshiba Corporation and SmartDisk, as amended
10.9       Operating Agreement dated May 28, 1998 between Fischer International System Corporation and SmartDisk, as amended(2)
10.10      License and Distribution Agreement dated May 28, 1998 between SmartDisk and Fischer
           International Systems Corporation
10.11      Distribution Agreement dated May 28, 1998 between Fischer International Systems
           Corporation and SmartDisk(2)
10.12      Investors' Rights Agreement dated May 22, 1998 among Smart Disk and each of the investors a party thereto(2)
10.13      Lease Agreement dated October 4, 1993 between Arnold Industrial Park and SmartDisk, by assignment
10.14      Development and License Agreement between SmartDisk and Sony Corporation(3)
10.15      Cooperative Development Agreement dated June 30, 1999 between SmartDisk and SanDisk
           Corporation(3)
10.16      Form of Indemnification Agreement between the Registrant and each of its directors and executive officers(2)
10.17      Joint Venture Agreement dated as of February 24, 1998 by and among Phoenix House
           Investments, L.L.C., Toshiba Corporation and SmartDisk Corporation
23.1       Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1)
23.2       Consent of Ernst & Young LLP
25.1       Power of Attorney(2)
27.1       Financial Data Schedules (SEC use only)

--------
(1) Management Compensation Plan or Arrangement.
(2) Previously filed as an exhibit to the Registration Statement on Form S-1 filed on July 14, 1999 (registration no. 333-82793).
(3) Confidential treatment requested for portions of this exhibit.

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on this 3rd day of September, 1999.


                                        SMARTDISK CORPORATION

                                        By: /s/ Michael S. Battaglia
                                            ------------------------------------
                                            Michael S. Battaglia
                                            President and Chief Executive
                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

               SIGNATURE                                   TITLE                           DATE
--------------------------------------   ----------------------------------------   ------------------
/s/ Addison M. Fischer*                  Chairman and Director                      September 3, 1999
--------------------------------------
Addison M. Fischer

/s/ Michael S. Battaglia                 President, Chief Executive Officer and     September 3, 1999
--------------------------------------   Director (Principal Executive Officer)
Michael S. Battaglia

/s/ Michael R. Mattingly                 Chief Financial Officer (Principal         September 3, 1999
--------------------------------------   Financial and Accounting Officer)
Michael R. Mattingly

/s/ Timothy Tomlinson*                   Director                                   September 3, 1999
--------------------------------------
Timothy Tomlinson

/s/ D. James Bidzos*                     Director                                   September 3, 1999
--------------------------------------
D. James Bidzos

/s/ Shigeki Morita*                      Director                                   September 3, 1999
--------------------------------------
Shigeki Morita

/s/ Anthony A. Ibarguen                  Director                                   September 3, 1999
--------------------------------------
Anthony A. Ibarguen

/s/ Hatim Tyabji                         Director                                   September 3, 1999
--------------------------------------
Hatim Tyabji

/s/ Joseph M. Tucci                      Director                                   September 3, 1999
--------------------------------------
Joseph M. Tucci

* By: /s/ Michael S. Battaglia
      --------------------------------
      Michael S. Battaglia,
      Attorney-in-Fact

                                 EXHIBIT INDEX


 EXHIBIT
   NO.     DESCRIPTION
--------   ------------------------------------------------------------------------------------------
 1.1       Form of Underwriting Agreement
 3.1       Certificate of Incorporation
 3.2       Bylaws
 5.1       Opinion of Greenberg Traurig, P.A.
10.1       1998 Employee Stock Option Plan(1)(2)
10.2       1998 Directors and Consultants Stock Option Plan(1)(2)
10.3       1999 Incentive Compensation Plan(1)
10.4       1999 Employee Stock Purchase Plan(1)
10.5       Employment Agreement with Michael S. Battaglia(2)
10.6       Employment Agreement with Robert Protheroe(2)
10.7       Employment Agreement with Quresh Sachee(2)
10.8       License Agreement dated May 26, 1998 between Toshiba Corporation and SmartDisk, as amended
10.9       Operating Agreement dated May 28, 1998 between Fischer International System Corporation and SmartDisk, as amended(2)
10.10      License and Distribution Agreement dated May 28, 1998 between SmartDisk and Fischer
           International Systems Corporation
10.11      Distribution Agreement dated May 28, 1998 between Fischer International Systems
           Corporation and SmartDisk(2)
10.12      Investors' Rights Agreement dated May 22, 1998 among Smart Disk and each of the investors a party thereto(2)
10.13      Lease Agreement dated October 4, 1993 between Arnold Industrial Park and SmartDisk, by assignment
10.14      Development and License Agreement between SmartDisk and Sony Corporation(3)
10.15      Cooperative Development Agreement dated June 30, 1999 between SmartDisk and SanDisk
           Corporation(3)
10.16      Form of Indemnification Agreement between the Registrant and each of its directors and executive officers(2)
10.17      Joint Venture Agreement dated as of February 24, 1998 by and among Phoenix House
           Investments, L.L.C., Toshiba Corporation and SmartDisk Corporation
23.1       Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1)
23.2       Consent of Ernst & Young LLP
25.1       Power of Attorney(2)
27.1       Financial Data Schedules (SEC use only)

--------
(1) Management Compensation Plan or Arrangement.
(2) Previously filed as an exhibit to the Registration Statement on Form S-1 filed on July 14, 1999 (registration no. 333-82793).
(3) Confidential treatment requested for portions of this exhibit.